                                  SCHEDULE 14A
                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

[X]  Preliminary Proxy Statement             [   ]  Confidential, for Use of the
                                                    Commission Only (as
                                                    permitted by Rule 14a-
                                                    6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         SEAMAN FURNITURE COMPANY, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

     Common Stock, par value $0.01 per share
     ---------------------------------------------------------------------------

2)   Aggregate number of securities to which transaction applies:

     4,536,839
     ---------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

     The filing fee was determined based upon (a) 4,536,839 issued and outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock") of Seaman Furniture Company, Inc. as of September 2, 1997, excluding 3,632,311 shares of Common Stock which will be owned by SFC Merger Company for which no consideration will be paid upon consummation of the transaction; and (b) the Merger Consideration of $25.05 per share of Common Stock (the "Merger Consideration"), plus $8,840,630 payable to holders of options to purchase shares of Common Stock in exchange for the cancellation of such options. The payment of the filing fee, calculated in accordance with Regulation 240.0-11 under the Securities Exchange Act of 1934, as amended, equals one-fifteenth of one percent of the value of the shares of Common Stock (and options to purchase shares of Common Stock) for which the Merger Consideration will be paid.
     ---------------------------------------------------------------------------

4)   Proposed maximum aggregate value of transaction:

       $31,499,057
     ---------------------------------------------------------------------------

5)   Total fee paid:

       $9,546
     ---------------------------------------------------------------------------
[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

     $9,546
     -------------------------------------------------

2)   Form, Schedule or Registration Statement No.:

     Schedule 13E-3
     -------------------------------------------------

3)   Filing Party:

     Seaman Furniture Company, Inc.
     -------------------------------------------------

4)   Date Filed:

     September 5, 1997
     -------------------------------------------------

                              __________ ___, 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (including any adjournment or postponement thereof, the "Special Meeting") of Seaman Furniture Company, Inc. (the "Company") to be held on __________ __, 1997 at __:00 a.m., New York time at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 13, 1997, as amended on September 4, 1997 (the "Merger Agreement"), by and between the Company and SFC Merger Company, a Delaware corporation ("Newco"), providing for the merger (the "Merger") of Newco with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation"). A copy of the Merger Agreement is attached to, and a description of such agreement is included in, the accompanying Proxy Statement as Appendix A.

     Pursuant to the Merger Agreement, all holders of shares of the common stock, par value $0.01 per share, of the Company ("Common Stock"), other than Newco, will be entitled to receive $25.05 in cash (the "Merger Consideration") in exchange for each outstanding share of Common Stock held by them at the effective time of the Merger, except dissenting stockholders who have perfected their rights in accordance with Delaware law.

     All of the capital stock of Newco is beneficially owned by M. D. Sass Associates, Inc. ("M.D. Sass"), T. Rowe Price Recovery Fund, L.P. ("T. Rowe Price") and Carl Marks Management Co., L.P. ("Carl Marks," and, together with M.D. Sass and T. Rowe Price, the "Funds"). As of _________ ___, 1997 (the "Record Date"), three of the six members of the Company's Board of Directors (the "Board") were affiliated with the Funds. As of the Record Date, M.D. Sass,
T. Rowe Price and Carl Marks beneficially owned 1,726,361, 967,900 and 938,050, respectively, shares of Common Stock (representing approximately 38%, 21% and 21%, respectively, of the outstanding Common Stock).

     Pursuant to the Delaware General Corporation Law, the affirmative vote of holders of at least a majority of all of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. The Funds have advised the Company that they will vote their aggregate 3,632,311 shares of Common Stock, representing approximately 80% of the outstanding Common Stock, in favor of the Merger Agreement. Accordingly, the adoption of the Merger Agreement by the Company's stockholders is expected to occur irrespective of whether or the manner in which the Company's other stockholders vote their shares of Common Stock.

     Newco was recently formed by the Funds in order to enable them indirectly to acquire through the Merger all of the outstanding Common Stock not already owned by the Funds (the "Public Stock"). Immediately prior to the effective time of the Merger, the Funds will contribute to Newco the 3,632,311 shares of Common Stock of the Company that they, in the aggregate, beneficially own.

     The Board appointed a Special Committee of the Board (the "Special Committee"), comprised of two directors of the Company who are neither officers of the Company nor affiliated with any of the Funds, to analyze and consider the appropriateness of the Merger and to make recommendations in respect thereof to the Board. In connection with its review and consideration of the proposed Merger, the Special Committee retained Wasserstein Perella & Co., Inc. ("Wasserstein Perella") to act as its financial advisor. Wasserstein Perella has delivered its written opinion dated August 13, 1997 to the Special Committee to the effect that, as of the date of such opinion, the Merger Consideration of $25.05 in cash per share of Common Stock to be received in the Merger by the Company's stockholders (other than the Funds, certain members of senior management of the Company and their respective affiliates) (the "Public Stockholders") is fair to the Public Stockholders from a financial point of view. A copy of Wasserstein Perella's opinion is attached as Appendix B to, and a description of such opinion is included in, the accompanying Proxy Statement.

     The Special Committee has unanimously approved the Merger as being in the best interests of the Company and the Public Stockholders and, upon the recommendation of the Special Committee, the Board (with all Funds-affiliated and management directors abstaining) has also unanimously approved the Merger as being in the best interests of the Company and the Public Stockholders. The Board recommends that you vote FOR approval and adoption of the Merger Agreement.

     Attached is a Notice of Special Meeting of Stockholders and a Proxy Statement containing a discussion of the background of, reasons for and terms of the Merger. We urge you to read this material carefully. Whether or not you plan to attend the Special Meeting, we ask that you sign and return the enclosed proxy as promptly as possible. If you attend the Special Meeting, your proxy may be revoked if you elect to vote in person. Your prompt cooperation will be greatly appreciated.

                                    Very truly yours,


                                    Alan Rosenberg
                                    President and Chief Executive Officer

                         SEAMAN FURNITURE COMPANY, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ___________ __, 1997



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of SEAMAN FURNITURE COMPANY, INC. (the "Company"), a Delaware corporation, will be held on _________, _________ __, 1997 at __:00 a.m., New York time, at the Huntington
Hilton, 598 Broadhollow Road, Melville, New York 11747, for the following purposes:

     (1) To consider and vote upon the adoption of an Agreement and Plan of Merger dated as of August 13, 1997, as amended on September 4, 1997 (the "Merger Agreement"), by and between the Company and SFC Merger Company, a Delaware corporation ("Newco"), providing for the merger (the "Merger") of Newco with and into the Company, with the Company continuing as the surviving corporation; and

     (2) To transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.

     Please read carefully the accompanying Proxy Statement. A copy of the Merger Agreement is attached as Appendix A thereto. The Proxy Statement and Appendices thereto form a part of this Notice.

     Only holders of Common Stock of record on the books of the Company at the close of business on _________ ___, 1997 are entitled to notice of, and to vote at, the Meeting and any adjournment thereof. A list of such stockholders will be available from ________ ___, 1997 until prior to the meeting, as required by law, at the office of the Company located at 300 Crossways Park Drive, Woodbury, New York. This list will also be available at the Meeting. The stock transfer books will not be closed.

     Under Delaware law, appraisal rights will be available to holders of common stock of the Company. In order for stockholders to exercise such appraisal rights, they must follow the procedures prescribed by Delaware law, which are attached as Appendix C to, and summarized in "Rights of Dissenting Stockholders" in, the accompanying Proxy Statement.

     You are cordially invited to the meeting. Whether or not you plan to attend the meeting, we ask that you sign and return the enclosed proxy as promptly as possible. If you attend the meeting, your proxy will be revoked if you elect to vote in person. The proxy is solicited by and on behalf of the Board of Directors.

     PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. UPON APPROVAL OF THE MERGER, YOU WILL BE SENT INSTRUCTIONS REGARDING THE PROCEDURES TO EXCHANGE YOUR EXISTING CERTIFICATES EVIDENCING COMMON STOCK OF THE COMPANY FOR THE CONSIDERATION TO BE PAID.


                    By Order of the Board of Directors



                    STEVEN H. HALPER
                    Secretary


Woodbury, New York
_________ __, 1997

                         SEAMAN FURNITURE COMPANY, INC.

              300 CROSSWAYS PARK DRIVE, WOODBURY, NEW YORK  11797

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON _________ ___, 1997



     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or "Board") of Seaman Furniture Company, Inc. (the "Company") for use at the Special Meeting of Stockholders to be held on __________ ___, 1997, at __:00 a.m., New York time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747 and any adjournment thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are described in the foregoing Notice of Special Meeting of Stockholders and this Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about _________ ___, 1997 to all stockholders of record on ___________ ___, 1997. Shares of the Company's common stock, $.01 par value (the "Common Stock"), represented by proxies, will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time, prior to the voting of the proxy, by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Meeting and voting in person.

     At the Meeting, holders of the Common Stock on __________ ___, 1997 (the "Record Date") will consider and vote upon the adoption of an Agreement and Plan of Merger dated as of August 13, 1997, as amended on September 4, 1997 (the "Merger Agreement"), by and between the Company and SFC Merger Company, a Delaware corporation ("Newco"). The Merger Agreement provides, subject to the approval of the stockholders of the Company at the Meeting and subject to the satisfaction or waiver of certain other conditions, that: (a) Newco will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") of the Merger; (b) each share of Common Stock that is outstanding at the Effective Time (as hereinafter defined) of the Merger, excluding shares of Common Stock held by Newco, and other than shares as to which dissenters' rights are perfected in accordance with Delaware law, will be converted into the right to receive $25.05 per share in cash, without interest, subject to applicable back-up withholding taxes (the "Merger Consideration"); and (c) each existing option (whether vested or unvested) to purchase shares of Common Stock shall be terminated in exchange for a cash payment equal to $25.05 per share of Common Stock purchasable thereunder less the exercise price with respect thereto, other than certain options of officers of the Company which will be cancelled and reissued as options of equivalent or greater value in the Surviving Corporation.

     Newco was recently formed by M.D. Sass Associates, Inc., ("M.D. Sass"), T. Rowe Price Recovery Fund, L.P. ("T. Rowe Price") and Carl Marks Management Co., L.P. ("Carl Marks," and, together with M.D. Sass and T. Rowe Price, the "Funds") solely to enable them to acquire through the Merger all of the outstanding shares of Common Stock not already owned by the Funds (the "Public Stock"). All of the capital stock of Newco is beneficially owned by the Funds. In addition, after the Merger approximately 19.3% of the Surviving Corporation's common stock, on a fully diluted basis, will be reserved for issuance to certain current officers and employees of the Company, including senior management, upon exercise of options.

     As of the Record Date, three of the six members of the Board were affiliated with the Funds and one member is the Chief Executive Officer of the Company. As of the Record Date, M.D. Sass, T. Rowe Price and Carl Marks beneficially owned 1,726,361, 967,900 and 938,050, respectively, shares of Common Stock (representing approximately 38%, 21% and 21%, respectively, of the outstanding shares of Common Stock). Immediately prior to the Effective Time, the Funds will contribute to Newco the 3,632,311 shares of Common Stock of the Company that they, in the aggregate, beneficially own.

     Pursuant to the Delaware General Corporation Law (the "DGCL"), the affirmative vote of holders of at least a majority of all of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. The Funds have advised the Company that they will vote their 3,632,311 shares of Common Stock, representing approximately 80% of the outstanding Common Stock, in favor of the Merger Agreement. Accordingly, the adoption of the Merger Agreement by the Company's stockholders is expected to occur irrespective of whether or the manner in which the Company's other stockholders vote their shares of Common Stock.

     The Board of Directors appointed a Special Committee of the Board (the "Special Committee"), comprised of two directors of the Company who are neither officers of the Company nor affiliated with any of the Funds, to analyze and consider the appropriateness of the Merger and to make recommendations in respect thereof to the Board. Based upon the unanimous recommendation of the Special Committee, the Board of Directors (with the Funds-affiliated and management directors abstaining) unanimously approved the Merger as being fair to, and in the best interests of, the Company and holders of the Common Stock (other than the Funds, certain members of senior management of the Company and their respective affiliates) (the "Public Stockholders") and is recommending to the Company's stockholders that they approve the Merger Agreement.

     All shares of Common Stock represented by properly executed proxies received prior to or at the Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Merger Agreement and in the discretion of the persons named in the proxy with respect to such other matters as may properly come before the Meeting. A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later-dated and signed proxy or by attending the Meeting and voting in person.

     The persons named as proxies in the enclosed proxy are Alan Rosenberg, President and Chief Executive Officer of the Company, and Steven H. Halper, Executive Vice President, Chief Operating Officer and Secretary of the Company. The costs of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be shared equally by the Company and Newco; provided, however,
                                                              --------  -------
if the Merger is not consummated for certain reasons, the Company or Newco, as the case may be, will be required to reimburse the other for its share

                                      (ii)
of the costs of the solicitation. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

       Proposals of security holders intended to be presented at the next annual meeting had to be received by the Company by April 28, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal had to comply with the requirements of Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934.

                              --------------------
     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                              --------------------

     The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of the accompanying proxy, however, confers on the designated proxy holders discretionary authority to vote the shares of Common Stock covered thereby in accordance with their best judgment on such other business, if any, that may properly come before, and all matters incident to the conduct of, the Meeting or any adjournments or postponements thereof.

     The date of this Proxy Statement is ________ __, 1997.

                                     (iii)

                             AVAILABLE INFORMATION

     The Company and Newco have filed with the Securities and Exchange Commission (the "SEC") a Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC.

     The Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains an Internet site on the World Wide Web at "http://www.sec.gov." which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. These documents other than exhibits to such documents, are available, without charge, to any person to whom this Proxy Statement is delivered, on written or oral request, to: the Company at its offices located at 300 Crossways Park Drive, Woodbury, NY 11797, Attention:
Corporate Secretary (telephone number (516) 496-9560).

     Except as otherwise indicated herein, all information appearing in this Proxy Statement concerning the Company has been supplied by the Company, and all information appearing in this Proxy Statement concerning Newco and the Funds has been supplied by the Funds or is based upon publicly available documents on file with the SEC and other public records. The Company assumes no responsibility for the accuracy or completeness of the information furnished by the Funds or contained in such documents and records other than those filed by the Company or for any failure of the Funds to disclose events that may have occurred and may affect the significance or accuracy of such information and that are unknown to the Company. Likewise, the Funds assume no responsibility for the accuracy or completeness of the information furnished by the Company or contained in such documents and records other than those provided by the Funds or for any failure by the Company to disclose events that may have occurred and that may affect the significance or accuracy of such information and that are unknown to Newco.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                                      (iv)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents.

     In addition, the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended April 30, 1997 is attached as Appendix D to this Proxy Statement and, together with each of the Current Reports on Form 8-K dated July 10, 1997, August 15, 1997 and September 5, 1997, respectively, shall be deemed to be incorporated herein by reference and made a part hereof.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified shall not be deemed to constitute a part hereof except as so modified or superseded.

                                      (v)

                             TABLE OF CONTENTS

                                                                  Page No.
                                                                  --------

AVAILABLE INFORMATION.....................................................(iv)

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................(v)

SUMMARY....................................................................  1

THE PARTIES................................................................  9
      The Company..........................................................  9
      Newco................................................................  9

THE MEETING................................................................  9
      Time, Date and Place.................................................  9
      Voting Rights........................................................  9
      Required Vote........................................................ 10

SPECIAL FACTORS............................................................ 11
      Background of the Merger............................................. 11
      Purpose of and Reasons for the Merger................................ 14
      Determination of Fairness of the Merger by the Special
      Committee and the Board of Directors................................. 15
      Position of the Funds and Executive Management as to Fairness........ 18
      Opinion of Financial Advisor to the Special Committee................ 21
      Conflict of Interests of the Funds, Executive Management
      and Certain Members of the Board of Directors of the
      Company in the Merger................................................ 27
      Certain Effects of the Merger........................................ 28
      Future Plans of the Company.......................................... 28

RIGHTS OF DISSENTING STOCKHOLDERS.......................................... 29

ESTIMATED FEES AND EXPENSES; SOURCES OF FUNDS.............................. 33

RECENT DEVELOPMENTS........................................................ 34

THE MERGER AGREEMENT....................................................... 35
      The Merger........................................................... 35
      Certificate of Incorporation and By-Laws of the Surviving
      Corporation.......................................................... 35
      Directors and Officers of the Surviving Corporation.................. 35
      Conversion of Securities in the Merger; Treatment of Options......... 36
      Payment for and Surrender of Company Common Shares................... 38
      Closing of Stock Transfer Records.................................... 39
      Representations and Warranties....................................... 39
      Alternative Proposals................................................ 40
      Interim Operations of the Company.................................... 41
      Certain Filings and Other Actions.................................... 42
      Access to Information................................................ 43
      Termination.......................................................... 46

                                      (vi)

      Expenses............................................................. 47
      Amendment............................................................ 48
      Certain U.S. Federal Income Tax Consequences of the Merger........... 48
      Accounting Treatment of the Merger................................... 49
      Regulatory Approvals................................................. 49

MARKET INFORMATION......................................................... 50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............. 50
      Security Ownership of Certain Beneficial Owners...................... 51
      Security Ownership of Management..................................... 52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................. 53

OPTION CANCELLATION INFORMATION............................................ 53

PURCHASES OF COMMON STOCK BY AND OTHER
      TRANSACTIONS WITH CERTAIN PERSONS.................................... 55

TRANSACTION OF OTHER BUSINESS.............................................. 56

INDEPENDENT ACCOUNTANTS.................................................... 56


Appendix A - Agreement and Plan of Merger dated as of August 13, 1997, as amended on September 4, 1997
Appendix B - Opinion of Wasserstein Perella & Co., Inc.
Appendix C - Text of Section 262 of the Delaware General Corporation Law Appendix D - Annual Report on Form 10-K/A for the Fiscal Year Ended April 30, 1997

                                     (vii)

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement including in the Appendices hereto (the "Proxy Statement"). This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including in the Appendices attached hereto and in the documents incorporated by reference herein. Unless defined herein, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Proxy Statement. This Proxy Statement contains certain statements of a forward-looking nature that involve risks and uncertainties including but not limited to economic and competitive factors outside the control of the Company. These factors more specifically include: competition from other retail stores, continuing strong economic conditions, especially in the northeastern United States, and the Company's ability to identify consumer preferences with regard to its merchandise mix, as well as other factors discussed in or incorporated by reference into this Proxy Statement. Stockholders are cautioned that such statements are only predictions and that the actual events or results may differ materially. Forward-looking statements are typically identified by the words "believe," "expect", "anticipate", "intend", "estimate" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

  Stockholders are urged to read carefully the Proxy Statement, the Appendices hereto and the documents referred to herein in their entirety.


    TIME, DATE AND PLACE..............  The Meeting of the stockholders of the Company will be held on ______
                                        ___, 1997 at __:00 _.m., New York
                                        time, at the Huntington Hilton, 598
                                        Broadhollow Road, Melville, New York
                                        11747.  See "The Meeting--Time, Date
                                        and Place."

    PURPOSES OF THE MEETING...........  To (i) consider and vote upon the adoption of the Merger Agreement
                                        (attached as Appendix A hereto) and
                                        (ii) to consider and vote upon such
                                        other matters as may properly come
                                        before the Meeting or any
                                        postponements or adjournments thereof.

    VOTING RIGHTS.....................  The close of business on _____ ___,
                                        1997 has been fixed as the Record
                                        Date for determining holders of
                                        Common Stock entitled to notice of
                                        and to vote at the Meeting.  Each
                                        share of Common Stock outstanding on
                                        the Record Date is entitled to one
                                        vote at the Meeting.  As of the
                                        Record Date, [4,536,839] shares of
                                        Common Stock were outstanding and
                                        held of record by approximately
                                        ________ holders.  The presence, in
                                        person or by proxy, of the holders of
                                        a majority of the shares of Common
                                        Stock entitled to vote at the Meeting
                                        is necessary to



                                        constitute a quorum for the
                                        transaction of business of the
                                        Meeting.

                                        Any proxy given by a stockholder may
                                        be revoked by the stockholder at any
                                        time, prior to the voting of the
                                        proxy, by delivering a written notice
                                        to the Secretary of the Company, by
                                        executing and delivering a
                                        later-dated proxy or by attending the
                                        meeting and voting in person.  Unless
                                        contrary instructions are indicated
                                        on the proxy card, all shares of
                                        Common Stock represented by valid
                                        proxies will be voted FOR the Merger
                                        Agreement.  See "The Meeting--Voting
                                        Rights."

    REQUIRED VOTE.....................  The affirmative vote of holders of at least a majority of all of the
                                        outstanding shares of Common Stock is
                                        required to approve and adopt the
                                        Merger Agreement.  The Funds have
                                        advised the Company that they will
                                        vote the 3,632,311 shares of Common
                                        Stock (representing approximately 80%
                                        of the outstanding Common Stock) that
                                        they, in the aggregate, beneficially
                                        own in favor of the Merger Agreement.
                                        Accordingly, the adoption of the
                                        Merger Agreement by the Company's
                                        stockholders is expected to occur
                                        irrespective of whether or the manner
                                        in which the Company's other
                                        stockholders vote their shares of
                                        Common Stock.  See "The
                                        Meeting--Required Vote"

EFFECTIVE TIME OF THE                   The Merger is expected to become
  MERGER..............................  effective as of the date and time
                                        (the "Effective Time") of the filing
                                        of an appropriate Certificate of
                                        Merger with the Secretary of State of
                                        the State of Delaware, which is
                                        anticipated to occur as soon as
                                        practicable after the approval and
                                        adoption of the Merger Agreement by
                                        the Company's stockholders and the
                                        satisfaction or waiver of the other
                                        conditions to the Merger stated in
                                        the Merger Agreement.  See "The
                                        Merger Agreement--Effective Time"


BACKGROUND OF THE                       For a description of the events
  MERGER..............................  leading to the approval and adoption of the Merger Agreement by the Board,
                                        see "Special Factors--Background of
                                        the Merger."


RECOMMENDATION OF THE                   The Board of Directors (with the
  BOARD OF DIRECTORS..................  Funds-affiliated and management directors abstaining) has determined
                                        that the Merger is fair to, and in
                                        the best interests of, the Company
                                        and the Public Stockholders and
                                        unanimously recommends a vote FOR
                                        approval and adoption of the Merger
                                        Agreement.  See "Special
                                        Factors--Determination



                                        of Fairness of the Merger by the
                                        Special Committee and the Board of
                                        Directors."


OPINION OF FINANCIAL                    The Special Committee retained
  ADVISOR TO THE                        Wasserstein Perella & Co., Inc.
  SPECIAL                               ("Wasserstein Perella") to act as its
  COMMITTEE...........................  financial advisor in connection with the Merger.  On August 13, 1997,
                                        Wasserstein Perella delivered its
                                        opinion to the Special Committee, to
                                        the effect that, as of such date and
                                        subject to the qualifications and
                                        assumptions set forth therein, the
                                        Merger Consideration of $25.05 in
                                        cash per share of Common Stock to be
                                        received by the Public Stockholders
                                        in the Merger is fair to such
                                        stockholders from a financial point
                                        of view.  A copy of Wasserstein
                                        Perella's written opinion, which sets
                                        forth the assumptions made, matters
                                        considered and limitations on the
                                        review undertaken in connection with
                                        the opinion, is attached hereto as
                                        Appendix B (the "Wasserstein Perella
                                        Opinion") and is incorporated herein
                                        by reference.  PUBLIC STOCKHOLDERS
                                        ARE URGED TO, AND SHOULD, READ SUCH
                                        OPINION CAREFULLY IN ITS ENTIRETY.
                                        See "Special Factors--Opinion of
                                        Financial Advisor to the Special
                                        Committee."

CONFLICT OF INTERESTS OF THE            If the Merger is consummated, the
  FUNDS AND CERTAIN                     Funds will be the sole stockholders,
  MEMBERS OF THE BOARD OF               and Mr. Alan Rosenberg, a director,
  DIRECTORS OF THE                      President and Chief Executive Officer
  COMPANY IN THE                        of the Company, will have options to
  MERGER..............................  purchase approximately 6.5% (on a fully-diluted basis), of the
                                        Surviving Corporation.  Accordingly,
                                        the Funds, the members of the Board
                                        who are affiliated with the Funds and
                                        Mr. Rosenberg, have a direct economic
                                        interest in the Merger.  In light of
                                        these inherent conflicts of interest,
                                        the Board of Directors of the Company
                                        appointed the Special Committee
                                        comprised solely of directors who are
                                        not affiliated with the Funds and are
                                        not officers of the Company.  In
                                        addition, the Funds-affiliated and
                                        management directors abstained from
                                        voting on the Merger.  See "Special
                                        Factors--Conflict of Interests of the
                                        Funds, Executive Management and
                                        Certain Members of the Board of
                                        Directors of the Company in the
                                        Merger."

CERTAIN EFFECTS OF THE                  Following the Merger, the Funds will
  MERGER..............................  own 100% of the Surviving
                                        Corporation's outstanding shares of
                                        common stock.  The Funds and
                                        management (to the extent they
                                        exercise options to purchase stock of
                                        the Surviving Corporation) will be
                                        the sole beneficiaries of any future
                                        earnings and growth of the Surviving
                                        Corporation (until



                                        shares of common stock, if any, are
                                        issued to other stockholders), and
                                        the Public Stockholders will no
                                        longer benefit from any increases in
                                        the value of the Company or any
                                        payment of dividends on the shares of
                                        Common Stock and will no longer bear
                                        the risk of any decreases in value of
                                        the Company.  As a result of the
                                        Merger, (i) the Surviving Corporation
                                        will be privately held, (ii) there
                                        will be no public market for the
                                        Common Stock, (iii) the Common Stock
                                        will cease to be quoted on the Nasdaq
                                        National Market, and (iv) the
                                        registration of the Common Stock
                                        under the Exchange Act will be
                                        terminated and the Company will no
                                        longer be required to file periodic
                                        reports with the SEC.  All employee
                                        benefit and compensation plans of the
                                        Surviving Corporation will be
                                        substantially the same as the
                                        Company's present benefit plans for a
                                        period of at least one year, but the
                                        Surviving Corporation may determine
                                        to amend present benefit plans or to
                                        initiate additional employee benefit
                                        plans in the future.  See "Special
                                        Factors--Certain Effects of the
                                        Merger."

FUTURE PLANS FOR THE                    It is expected that, immediately
  COMPANY.............................  following the Merger, the business and operations of the Company will be
                                        continued by the Company, as the
                                        Surviving Corporation in the Merger,
                                        substantially as they are currently
                                        being conducted.  However, the Funds
                                        and the management of the Surviving
                                        Corporation will continue to evaluate
                                        the Company's business and operations
                                        after the consummation of the Merger
                                        and make such changes as are deemed
                                        appropriate.

                                        It is expected that, immediately
                                        following the Merger, the Funds will
                                        cause the Surviving Corporation to
                                        declare a dividend in the aggregate
                                        amount of approximately $67 million
                                        to be distributed pro rata to the
                                        Funds.  See "Special Factors--Future
                                        Plans of the Company."

MERGER AGREEMENT......................  The Company and Newco have entered into a Merger Agreement, dated as of
                                        August 13, 1997, providing for the
                                        merger of Newco with and into the
                                        Company, with the Company being the
                                        Surviving Corporation.  A copy of the
                                        Merger Agreement, as amended on
                                        September 4, 1997, is attached
                                        hereto as Appendix A.  Under the
                                        terms of the Merger Agreement, each
                                        share of the Common Stock outstanding
                                        immediately prior to the Effective
                                        Time (other than shares of Common
                                        Stock held by Newco, all of which
                                        will be cancelled, and other
                                        than



                                        shares of Common Stock held by
                                        dissenting stockholders who perfect
                                        their statutory appraisal rights
                                        under Delaware law) will be converted
                                        into the right to receive $25.05 in
                                        cash, without interest.  Immediately
                                        prior to the Effective Time, the
                                        Funds will contribute all of their
                                        respective shares of the Common Stock
                                        to Newco in exchange for shares of
                                        the common stock of Newco.  Upon
                                        consummation of the Merger, the
                                        shares of the Common Stock held by
                                        Newco will be cancelled and the
                                        common stock of Newco owned by the
                                        Funds will be converted into all of
                                        the outstanding common stock of the
                                        Surviving Corporation.  Thus, as a
                                        result of the Merger, the Surviving
                                        Corporation will become wholly-owned
                                        by the Funds.  See "Special
                                        Factors--Conflict of Interests of the
                                        Funds, Executive Management and
                                        Certain Members of the Board of
                                        Directors of the Company in the
                                        Merger," and "Security Ownership of
                                        Certain Beneficial Owners and
                                        Management."

DISSENTERS' RIGHTS....................  Under Delaware law, stockholders who do not vote in favor of the Merger
                                        and file demands for appraisal prior
                                        to the stockholder vote on the Merger
                                        Agreement, upon the consummation of
                                        the Merger, have the right to obtain
                                        a cash payment for the "fair value"
                                        of their shares of Common Stock
                                        (excluding any element of value
                                        arising from the accomplishment or
                                        expectation of the Merger).  In order
                                        to exercise such rights, a
                                        stockholder must comply with all of
                                        the procedural requirements of
                                        Section 262 ("Section 262") of the
                                        General Corporation Law of the State
                                        of Delaware, a description of which
                                        is provided in "Rights of Dissenting
                                        Stockholders" herein and the full
                                        text of which is attached to this
                                        Proxy Statement as Appendix C.  Such
                                        "fair value" will be determined in
                                        judicial proceedings, the result of
                                        which cannot be predicted.  Failure
                                        to take any of the steps required
                                        under Section 262 may result in a
                                        loss of such dissenter's rights.  See
                                        "Rights of Dissenting Stockholders."

CERTAIN U.S. FEDERAL                    The receipt of cash for Public Stock
  INCOME TAX                            pursuant to the Merger will be a
  CONSEQUENCES OF THE                   taxable transaction to the Public
  MERGER..............................  Stockholders for U.S. Federal income tax purposes under the Internal
                                        Revenue Code of 1986, as amended (the
                                        "Code"), and may be a taxable
                                        transaction for foreign, state and
                                        local income tax purposes as well.
                                        Public Stockholders should consult
                                        their own tax advisors regarding the
                                        U.S. Federal income tax consequences
                                        of the Merger, as well as any tax
                                        consequences under state,



                                        local or foreign laws.  See "The
                                        Merger Agreement--Certain U.S.
                                        Federal Income Tax Consequences of
                                        the Merger."

ACCOUNTING TREATMENT OF                 The Merger will be accounted for as a
  THE MERGER..........................  "purchase", as such term is used under generally accepted accounting
                                        principles, for accounting and
                                        financial reporting purposes.  See
                                        "The Merger Agreement--Accounting
                                        Treatment of the Merger."

ESTIMATED FEES AND                      It is currently expected that
  EXPENSES; SOURCES OF                  approximately $22,658,426  will be
  FUNDS...............................  required to pay the Merger
                                        Consideration to the Public
                                        Stockholders, approximately
                                        $8,840,630 will be paid to holders of
                                        options to purchase Common Stock
                                        (which constitutes the difference
                                        between the Merger Consideration and
                                        the option exercise prices less the
                                        value being retained in the Surviving
                                        Corporation), and approximately
                                        $2,500,000 will have been incurred
                                        for expenses of the Company, Newco
                                        and the Funds in connection with the
                                        Merger Agreement and the transactions
                                        contemplated thereby.  Such funds
                                        will be furnished from proceeds
                                        generated by the sale of the
                                        Company's accounts receivable to
                                        Household Bank (Nevada), N.A.  It is
                                        further expected that, immediately
                                        following the Merger, the Funds will
                                        cause the Surviving Corporation to
                                        declare a dividend in the aggregate
                                        amount of approximately $67 million
                                        to be distributed pro rata to the
                                        Funds.  Such funds will be furnished
                                        from the remaining proceeds of the
                                        accounts receivable sale and
                                        borrowings under a line of credit
                                        from Heller Business Credit, a
                                        division of Heller Financial, Inc.
                                        See "Estimated Fees and Expenses;
                                        Sources of Funds."

    RECENT DEVELOPMENTS...............  On August 5, 1997, the Company
                                        consummated the sale of substantially
                                        all of its customer accounts
                                        receivable to Household Bank
                                        (Nevada), N.A. for net proceeds of
                                        approximately $70 million.  See
                                        "Recent Developments."

                            SELECTED FINANCIAL DATA


  The following selected financial data should be read in conjunction with the Company's Consolidated Financial Statements, accompanying notes and other financial information included in the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended April 30, 1997, attached hereto as Appendix D and incorporated herein by reference.




                             (Amounts in Thousands)

                                       PROFORMA
                                         YEAR             YEAR             YEAR             YEAR           TWELVE-MONTH
                                         ENDED            ENDED            ENDED            ENDED          PERIOD ENDED
                                    APRIL 30, 1997   APRIL 30, 1996   APRIL 30, 1995   APRIL 30, 1994   APRIL 30, 1993 (1)
                                    ---------------  ---------------  ---------------  ---------------  ------------------
Revenues:
Net Sales                                 $251,175         $229,505         $215,857         $170,348            $162,576
Net Finance Charge Income                   12,809           14,036           12,364            7,865               8,490
                                          --------         --------         --------         --------            --------
 Total                                     263,984          243,541          228,221          178,213             171,066
                                          --------         --------         --------         --------            --------
Operating Costs & Expenses:
  Cost of sales, including
   Buying and Occupancy costs              167,430          152,982          138,038          112,648             109,904
  Selling, General and
   Administrative                           87,206           83,094           74,691           60,159              63,171
                                          --------         --------         --------         --------            --------
  Total                                    254,636          236,076          212,729          172,807             173,075
                                          --------         --------         --------         --------            --------
  Income (Loss) from Operations              9,348            7,465           15,492            5,406              (2,009)
   Interest Expense                         (2,247)          (1,748)          (1,707)          (1,854)             (1,347)
  Interest Income                               65              878              561              694                 507
  Reorganization Charges                        --               --               --               --              (8,033)
                                          --------         --------         --------         --------            --------
 Income (Loss) before Income Tax
  and Extraordinary Credits                  7,166            6,595           14,346            4,246             (10,882)
 Income Tax (Expense)/Benefit               (3,081)          (2,700)          (5,738)           2,694                  --
                                          --------         --------         --------         --------            --------
 Income (Loss) before
 Extraordinary Credits                       4,085            3,895            8,608            6,940             (10,882)
Extraordinary Credits                           --               --               --               --             353,569
                                          --------         --------         --------         --------            --------
Net Income                                $  4,085         $  3,895         $  8,608         $  6,940            $342,687
                                          --------         --------         --------         --------            --------

(1) Combines arithmetically the five month period ended September 30, 1992 and the seven month period ended April 30, 1993. The 1993 twelve-month period includes five months of activities while the Company operated as a Debtor-in-Possession and seven months of activities after emergence from Chapter 11 and debt discharge.

          The following table sets forth for the periods indicated certain items in selected financial data as a percentage of sales, and the percentage change of such items from the indicated prior period.

                                                                                          PERCENTAGE INCREASE (DECREASE)
                                             PERCENTAGE OF NET SALES                      ------------------------------
                                             -----------------------                 PROFORMA      YEAR ENDED APRIL 30,
                                    YEAR        YEAR         YEAR        YEAR      TWELVE-MONTH     1997   1996    1995
                                   ENDED        ENDED       ENDED        ENDED     PERIOD ENDED      VS     VS      VS
                                  4/30/97      4/30/96     4/30/95      4/30/94     4/30/93 (1)     1996   1995    1994
                                 --------     --------    --------     --------     ----------    ------  -----    -----
Revenues:
Net Sales                           100.0        100.0       100.0         100.0        100.0      9.4    6.3       26.7
Net Finance Charge Income             5.1          6.1         5.7           4.6          5.2     -8.7   13.5       57.2
    Cost of sales,
     including
     Buying and Occupancy
      costs                          66.7         66.7        63.9          66.1         67.6      9.4   10.8       22.5
    Selling, General and
     Administrative                  34.7         36.2        34.6          35.3         38.9      4.9   11.3       24.2
    Income (Loss) from
     Operations                       3.7          3.3         7.2           3.2         -1.3     25.2  -51.8      186.6
    Interest Expense                 -0.9         -0.8        -0.8          -1.1         -0.8     28.5    2.4       -7.9
    Interest Income                   0.0          0.4         0.3           0.4          0.3    -92.6   56.5      -19.2
    Reorganization Charges             --           --          --            --         -4.9       --     --         --
Income (Loss) before
 Income Tax
   and Extraordinary
    Credits                           2.8          3.0         6.7           2.5         -6.7      8.7  -54.0      237.9
    Income Tax
     (Expense)/Benefit               -1.2         -1.2        -2.7           1.6           --     14.1  -52.9      313.0
Income (Loss) before
   Extraordinary Credits              1.6          1.7         4.0           4.1         -6.7      4.9  -54.8       24.0
Extraordinary Credits                  --           --          --            --        217.5       --     --         --
Net Income                            1.6          1.7         4.0           4.1        210.8      4.9  -54.8       24.0

(1) Combines arithmetically the five month period ended September 30, 1992 and the seven month period ended April 30, 1993. The 1993 twelve-month period includes five months of activities while the Company operated as a Debtor-in-Possession and seven months of activities after emergence from Chapter 11 and debt discharge.

                                                (AMOUNTS IN THOUSANDS)
                                 ------------------------------------------------------------
                                   AT             AT         AT            AT           AT
                                 APRIL 30,    APRIL 30,   APRIL 30,     APRIL 30,    APRIL 30,
                                   1997         1996        1995          1994         1993
                                   ----         ----        ----          ----         ----
Balance Sheet Data:
- ------------------
Cash & Cash Equivalents          $  6,423     $  3,436    $ 20,431     $  23,512   $  26,353
Other Current Assets              103,808      101,142      80,585        68,207      54,455
Current Liabilities                42,724       37,631      43,350        35,841      25,635
Working Capital                    67,507       66,947      57,666        55,878      55,173
Total Assets                      161,222      159,251     153,334       136,586     113,436
Long-term Debt                     12,878       20,085      12,328        12,915      13,278
Stockholders' Equity             $105,620     $101,535    $ 97,656     $  87,830   $  74,523

Other Data:
- ----------
Ratio of Earnings to
  Fixed Charges                       1.4          0.5
Book Value Per Share
 of Common Stock                   $23.28       $22.37

                                  THE PARTIES

THE COMPANY

  The Company believes that it is the largest regional specialty furniture retailer in the northeastern United States in terms of sales and that it has the leading market position in the greater New York metropolitan area. The Company currently operates a chain of 41 stores. Of these, 27 are in the New York, New Jersey and Connecticut tri-state area, eight are in the Philadelphia metropolitan area and six are in the Cleveland/Akron, Ohio metropolitan area. The Company's stores sell a variety of living room, bedroom, dining room and other home furniture and accessories in contemporary, traditional, country and casual styles.

  The Company is a Delaware corporation with its principal executive offices located at 300 Crossways Park Drive, Woodbury, New York 11747, and its telephone number is (516) 496-9560. For a further discussion of the Company, its business and its current financial condition, see "Recent Developments" and Appendix D (the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended April 30,
1997) which is attached hereto and incorporated herein by reference.

NEWCO

  Newco is a Delaware corporation recently organized by the Funds solely for the purpose of effecting the Merger. Newco is wholly-owned by the Funds. Newco has no material assets, and will have no material assets other than 3,632,311 shares of Common Stock (representing approximately 80% of the outstanding shares of Common Stock, as of the Record Date) which will be contributed to Newco by the Funds immediately prior to the Merger. Newco has not engaged in any activities except in connection with the Merger and will cease to exist upon the consummation of the Merger. Newco's address is c/o Resurgence Asset Management, L.L.C., 1185 Avenue of the Americas, 18th Floor, New York, New York 10036, and its telephone number is (212) 843-8975.

                                  THE MEETING

TIME, DATE AND PLACE

  The Meeting of the stockholders of the Company will be held on ________ __, 1997 at __:00 _.m., New York time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747.

VOTING RIGHTS

  Only holders of shares of Common Stock of record at the close of business on _________ __, 1997, will be entitled to vote at the Meeting. On _________ __, 1997, the Company had [4,536,839] outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on the Merger. Holders of shares of Common Stock are not entitled to cumulative voting rights. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote shall constitute a quorum at the Meeting.
Votes abstaining from voting and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Meeting but not voted on a particular matter) are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. Any proxy given by a stockholder may be revoked by the stockholder at any time, prior to the voting of the proxy, by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Meeting and voting in person.

  Unless contrary instructions are indicated on the proxy card, all shares of Common Stock represented by valid proxies will be voted FOR the Merger, and will be voted at the discretion of the proxies in respect of such other business, if any, as may properly be brought before the Meeting. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters referred to herein. If a stockholder gives specific voting instructions by checking the boxes on the proxy card, the shares of Common Stock will be voted in accordance with such instructions. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their best judgment and discretionary authority to do so is included in the proxy. The affirmative vote of the holders of a majority of the Common Stock, represented at the Meeting or any adjournment thereof and actually voted, would be required with respect to any such matter brought to a stockholder vote.

  The persons named as proxies are Alan Rosenberg, President and Chief Executive Officer of the Company, and Steven H. Halper, Executive Vice President, Chief Operating Officer and Secretary of the Company. The costs of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be shared equally by the Company and Newco; provided, however, if the Merger is not
                                  --------  -------
consummated for certain reasons, the Company or Newco, as the case may be, will be required to reimburse the other for its share of the costs of the solicitation. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

REQUIRED VOTE

  Pursuant to the DGCL, the affirmative vote of holders of at least a majority of all of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. The Funds have advised the Company that they will vote their 3,632,311 shares of Common Stock (representing approximately 80% of the outstanding Common Stock) in favor of the Merger Agreement. Accordingly, the adoption of the Merger Agreement by the Company's stockholders is expected to occur irrespective of whether or the manner in which the Company's other stockholders vote their shares of Common Stock.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  The Company emerged from the protection of Chapter 11 of the United States Bankruptcy Code on October 12, 1992. As a result of the bankruptcy proceedings, the Funds received shares of Common Stock representing approximately 51% of the then outstanding Common Stock on an aggregate basis in exchange for claims held respectively by each of the Funds. Since that time, two of the Funds have made market purchases and/or dispositions from time to time in the independent exercise of its discretion. As of the Record Date, the Funds beneficially owned approximately 80% of the outstanding Common Stock. Thus, the Funds collectively have the power to decide all matters submitted for stockholder approval.

  From time to time during the past several years, one or more of the Funds informally and individually discussed with investment banks whether there might be any interest by third parties in a possible transaction involving the Company. No such third party was identified.

  In February 1995, the Funds considered the sale of the shares of Common Stock beneficially owned by them. In connection with the Funds' consideration of a possible sale, the Funds engaged a financial advisor to consider the potential impact of a sale by the Funds on the Company and the Public Stockholders. Upon final consideration and advice from the financial advisor, the Funds determined not to sell their shares of Common Stock at that time.

  On October 28, 1996, presentations were made to the Board of Directors by Wheat First Butcher Singer ("Wheat First") and two other investment banks with respect to strategic alternatives available to the Company, including the possibility of a recapitalization. The purpose of such meetings, which were suggested to the Company by the Funds, was to obtain an independent determination of the value of the Common Stock in light of the absence of an active trading market and to identify strategic alternatives to the Company. Issues relating to the sale or merger of the Company, potential strategic buyers, a secondary offering of stock, a stock repurchase program and a recapitalization were discussed.

  Although the Company did not engage any of these financial advisors, the Company and each of the Funds continued to consider strategic alternatives to maximize the ultimate value of the Company to the stockholders.

  In January 1997, the Company determined to investigate the sale of its customer accounts receivable. At a meeting of the Board of Directors on January 15, 1997, the negotiation of sale documentation with Household Bank (Nevada), N.A. was approved. The sale of such customer accounts receivable was ultimately consummated on August 5, 1997.

  In February 1997, the Funds engaged Wheat First to provide a valuation of the Common Stock. The purpose of such engagement was to assist the Funds in assessing each of their investments in the Company. Wheat First valued, on a going concern basis and as of February 25, 1997, the Common Stock in a range from $22.00 to $26.00 per share. As the basis for such valuation, Wheat First conducted discussions with members of senior management with respect to the business, operating results and financial prospects of the Company, reviewed financial data of the Company, historical prices and trading activity of the Common Stock, tax returns filed by the Company, reports and other documents filed by the Company with the SEC, and considered such other financial, economic and market criteria as it deemed relevant.

  During the period from about February 1997 through July 7, 1997, the Funds and the Company's senior management had numerous telephone conferences discussing whether or not, among other things, to proceed with a proposed recapitalization transaction, whether or not the transaction should take place as a tender offer followed by a merger, the amount of the consideration to be paid, the ownership of the Surviving Corporation and the financing of the transaction. As a result of these conferences, it was decided to proceed with the Merger, that a tender offer followed by a merger could be more time consuming and expensive than the Merger and that the amount of the consideration offered to be paid should be $24.00 per share. Subsequent to these telephone conferences, on July 8, 1997, a proposal was made by the Funds and the Company's senior management to the Board of Directors.

  On July 8, 1997, the Funds formed Newco. Immediately prior to the Effective Time, the Funds will contribute to it all Common Stock held by them, representing approximately 80% of the Common Stock outstanding, in exchange for additional shares in Newco.

  On July 8, 1997, a special meeting of the Board of Directors was held during which the Funds and senior management proposed a merger transaction to the Board of Directors and Wheat First made a presentation outlining certain terms of the proposed Merger and the proposed merger consideration of $24.00 per share. At this meeting, the Board of Directors appointed Messrs. Barry J. Alperin and Leo Peraldo, the two directors of the Company who are neither officers of the Company nor affiliated with any of the Funds, to serve on the Special Committee to analyze and consider the appropriateness of the Merger and to make recommendations in respect thereof to the Board. The Board authorized the Special Committee to negotiate the Merger and engage its own financial and legal advisors for the transaction at the Company's expense. Thereafter, the Special Committee met with and retained Wasserstein Perella as its financial advisor and, in addition, retained independent legal counsel.

  On July 9, 1997, the Company issued a press release regarding the pending negotiations with respect to the Merger proposal.

  By letter agreement dated July 17, 1997, the Special Committee confirmed its retention of Wasserstein Perella to provide certain investment banking advice and services in connection with the Merger, including rendering its opinion as to the fairness from a financial point of view of the consideration to be received by the Public Stockholders in such transaction.

  Thereafter and continuing into early August, the transaction and related matters were discussed and negotiated at various meetings between representatives of the Special Committee and Newco and between counsel to the Special Committee and counsel to Newco. During this time period, Wasserstein Perella received operational, financial and other business information concerning the Company. In addition, the Special Committee met with Wasserstein Perella to discuss the terms of the proposed merger agreement on July 17 and July 30.

  On August 1, 1997, representatives of Wheat First and Wasserstein Perella met to review Wasserstein Perella's basic assumptions underlying their valuation methodology. On

August 4, 1997, Mr. Kim Z. Golden, on behalf of Newco, and Mr. Alperin, on behalf of the Special Committee, met to discuss the terms of the Merger Agreement and the consideration to be paid to the Public Stockholders. Mr. Alperin indicated that, although Wasserstein Perella had not completed its due diligence, the Special Committee would not approve the transaction at the $24.00 price per share that had been proposed by Newco. On August 8, 1997, Mr. Golden informed Mr. Alperin that Newco would increase the consideration to $25.05 per share provided the other terms of a merger agreement could be agreed upon.

  During the period from August 8, 1997, through August 12, 1997, Messrs. Golden and Alperin engaged in numerous telephone conversations to discuss the terms of the proposed merger agreement. Mr. Alperin consulted on a regular basis with Mr. Peraldo as to the ongoing discussions.

  On the morning of August 13, 1997, the Special Committee met to consider the proposed transaction. The Special Committee reviewed and discussed the terms of the transaction. Representatives of Wasserstein Perella presented certain financial and other analyses and delivered Wasserstein Perella's opinion, later confirmed in writing, that as of August 13, 1997, the $25.05 per share cash consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view. After discussion, the Special Committee agreed to recommend to the Board the approval of the Merger Agreement and the transactions contemplated thereby, provided that counsel to the Special Committee could successfully conclude negotiations with respect to the terms of the merger agreement. On the afternoon of August 13, 1997, a substantially complete form of the proposed merger agreement was delivered to the directors of the Company.

  At a special meeting held late in the afternoon on August 13, 1997, the Board of Directors met to consider the proposed transaction. A presentation was made by the Special Committee. The Board of Directors reviewed and discussed the terms of the transaction. Representatives of Wasserstein Perella presented certain financial and other analyses and delivered Wasserstein Perella's opinion, later confirmed in writing, that, as of August 13, 1997, the $25.05 per share cash consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view. After discussion, the Special Committee recommended to the Board the approval of the Merger Agreement and the transactions contemplated thereby. The Board of Directors (with all Funds-affiliated and management directors abstaining upon advice of counsel) unanimously adopted a resolution approving the Merger Agreement and voted to recommend approval of the Merger Agreement to the Company's stockholders.

  Later on August 13, 1997, the parties executed and delivered the Merger Agreement. On the morning of August 14, 1997, the transaction was publicly announced.

  On September 4, 1997, the parties executed an amendment to the Merger Agreement to amend the provisions governing the treatment of certain employee stock options to purchase the Common Stock. Additionally, the forms of the certificate of incorporation and by-laws for the Surviving Corporation, which are annexed as exhibits to the Merger Agreement, were also amended.

PURPOSE OF AND REASONS FOR THE MERGER

  The principal purposes for the Merger are: (a) for the Funds to acquire all of the equity interest in the Company represented by the Public Stock; (b) to eliminate potential conflicts between the interests of Public Stockholders and the interests of the Funds; (c) to give the Public Stockholders the opportunity to dispose of their shares of Common Stock at a fair value; (d) to eliminate the potential volatility in the value of the Common Stock occasioned by the lack of an active trading market for the Common Stock; and (e) to allow the Company to continue to operate as an independent retailer of furniture. Other than as set forth herein, the Funds have no reason for proposing the Merger at this particular time (as opposed to any other time) and are unaware of any material development affecting the future value of the Common Stock which is not described in this Proxy Statement.

  As a result of the proposed Merger, the Surviving Corporation, whose common stock will be entirely owned by the Funds, will continue the business of the Company. The resulting ownership position of the Funds will permit the Funds to manage the Surviving Corporation on behalf of the Funds without concern for the positions of minority or unaffiliated holders of Common Stock, and it will permit the Funds to receive all of the cash flow of the Company in excess of the cash flow required to service indebtedness or for operations of the Company. In addition, the Funds have indicated that they intend to cause the Surviving Corporation to declare a dividend in the aggregate amount of approximately $67 million to be distributed pro rata to the Funds. See "--Future Plans of the
                          --- ----
Company."

  The proposed Merger will eliminate the potential conflicts between the interests of the Funds and the Public Stockholders. The management of the Company considers the short-range desires of the Public Stockholders for earnings due to its impact on the market price of the Common Stock, which is not a concern of a privately-held company. As a private company, the Company can be managed with a greater emphasis on long-term growth than on short-term profits. In addition, as a public company, conflicts may also arise over the divergent interests of the Funds and the Public Stockholders in respect of the management of the Company, as well as in the nature and amount of the compensation of management and the methods of financing the activities of the Company.

  The assumption by the Company of the status of a private company will allow the Company to eliminate the time devoted by its management and certain other employees to matters which relate exclusively to the Company being a public company. Additionally, the Company will be able to reduce certain other costs which relate to being a public company, including the following: the costs of certain accounting, auditing and SEC counsel activities, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities. The Company estimates that these costs approximated $150,000 for each of the last two years, exclusive of unquantifiable management time.

  In connection with the Merger and the discussions relating thereto, the Funds have advised the Company that, relating to the structure of the Merger, it did not consider any alternative that would have allowed the Public Stockholders to maintain an equity interest in the Company. The Funds considered a cash tender offer for all of the Public Stock as one alternative structure to the proposed Merger. The Funds ultimately rejected this alternative in the belief that a tender offer transaction might have taken a significantly longer period of time to consummate and might have been more expensive.

  The possible detriment to the Company and the Public Stockholders if the proposed Merger transaction is not consummated is that the Funds might choose to sell their interests in the Company or vote their shares to cause the Company to merge with a third party which might cause a negative impact on the employees, customers and suppliers of the Company and might cause the Company to lose business momentum as a result of the Company integrating with a party that is not already familiar with the Company's business and operations.

DETERMINATION OF FAIRNESS OF THE MERGER BY THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

  At its August 13, 1997 meeting, the Special Committee unanimously determined
(i) that the Merger, including the Merger Consideration, is fair, from a financial point of view, to, and in the best interests of, the Company and the Public Stockholders of the Company and (ii) to recommend that the Board of Directors approve the Merger Agreement. At its August 13, 1997 meeting, the Board of Directors, by unanimous vote (with Funds-affiliated and management directors abstaining upon the advice of counsel) and after receiving the recommendation of the Special Committee, determined that the Merger, including the Merger Consideration, is fair, from a financial point of view, to, and in the best interests of, the Company and the Public Stockholders and resolved to recommend to the Public Stockholders that they approve and adopt the Merger Agreement and the transactions contemplated thereby and that they accept the Merger Consideration in exchange for their shares of Common Stock.

  In making its determination with respect to the fairness, from a financial point of view, of the Merger, including the Merger Consideration, and in determining to recommend approval of the Merger Agreement and the transactions contemplated thereby to the full Board, the Special Committee considered a number of factors, including those listed below. In making its determination with respect to the fairness, from a financial point of view, of the Merger, including the Merger Consideration, and in approving the Merger Agreement, the full Board (except for the Funds-affiliated and management directors) considered a number of factors, including those listed below. In its consideration of the following factors, the Special Committee met with Wasserstein Perella on four separate occasions and had numerous other discussions with Wasserstein Perella and between themselves. At each meeting, one or more of the factors were discussed among the members of the Special Committee and whichever of its advisors were then present. In addition, the members of the Special Committee met with Wasserstein Perella and representatives of the Funds and Wheat First to discuss the Merger.

  (i) The Special Committee and the Board considered the historical market prices and recent trading activity of the Common Stock and the fact that the Merger Consideration would enable the Public Stockholders to realize a premium over the prices at which the Common Stock has traded in the last year (including the ten business day average of reported closing prices for the Common Stock ending with the day prior to the date of the Company's press release reporting the Merger (the "Public Announcement Date") which was $19.34); and the Merger Consideration represents a 29.5% premium over the ten business day average price and a 29.0% premium over the average of the closing prices during the 120 business days prior to the Public Announcement Date). The historical market prices of the Common Stock for the past year were deemed relevant because they indicate the arms-length trading prices of the Common Stock for that period as determined in the open market. In the judgment of the Special Committee and the Board, the fact that the Merger Consideration represents a premium over such prices is a significant factor in the determination of fairness.

  (ii) The Special Committee and the Board considered the oral opinion (subsequently confirmed in writing) of Wasserstein Perella to the effect that, as of the date of such opinion, the Merger Consideration of $25.05 in cash per share of Common Stock to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view, and also considered the analyses underlying such opinion. See "Opinion of Financial Advisor to the Special Committee." A copy of the Wasserstein Perella Opinion, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this Proxy Statement and should be read carefully in its entirety.

  (iii) The Special Committee and the Board considered information with respect to the financial condition, results of operations, business and prospects of the Company, as well as the risks involved in achieving such prospects, the current state of the specialty furniture retail industry, including the Special Committee's views regarding the cyclical nature of the business, and the economic and market conditions affecting the Company and such industry, especially in the northeastern United States where a significant portion of the Company's revenues are derived. In that regard, the Special Committee noted that the northeastern United States was the last region to rebound in the last economic upturn and may be the first to suffer in any future economic decline.

  (iv) The Special Committee also evaluated the Merger Consideration in light of the following factors: price, ability to consummate the proposed transaction, the significant percentage of Common Stock owned by the Funds, the proposed structure of the transaction and anticipated closing date, the amount of equity being invested by the Funds, the impact on the Company of a delay or further uncertainty both with respect to the market for the Common Stock and the Company's employees, and the fiduciary obligations of the Special Committee and the Board to the Public Stockholders.

  (v) The Special Committee also noted that, subsequent to the announcement of the transaction on July 9, 1997, no other parties expressed an interest in buying the Company. In addition, the Special Committee noted the lack of indications of interest in pursuing an acquisition of the Company from potential strategic and financial buyers contacted by Wasserstein Perella.

  (vi) The Special Committee considered the risks to the Company and the Public Stockholders of entering into the Merger Agreement with Newco, including (a) Newco being a newly-formed corporation without any significant assets, other than the Common Stock, prior to consummation of the Merger, (b) Newco's ability to consummate the Merger being dependent upon the Company's ability to obtain the credit facility from Heller and (c) the provisions of the Merger Agreement requiring the Company in certain circumstances to reimburse Newco for its out-of-pocket expenses in the event that the Merger is not consummated.

  (vii) The Special Committee also considered the fact that consummation of the Merger would preclude the Public Stockholders from having the opportunity to participate in the future growth prospects of the Surviving Corporation. Accordingly, in reaching its conclusion to approve the Merger Agreement, the Special Committee considered management's projections of future sales and earnings of the Company and determined that the future prospects of the Company are adequately reflected in the Merger Consideration. See "Opinion of Financial Advisor to the Special Committee." In addition, the Special Committee recognized that the Funds will have the opportunity to benefit from any increases in the value of the Surviving Corporation following the Merger. See "--Conflicts of Interests of the Funds, Executive Management and Certain Members of the Board of Directors of the Company in the Merger."

  (viii) The Special Committee also considered the fact that the Merger would afford the Public Stockholders an opportunity to dispose of their Common Stock at fair value without the possible diminution of value resulting from the lack of an active trading market and without payment of potentially disproportionate brokerage fees. To the Company's knowledge, no active trading market has developed for the Common Stock since the Company emerged from bankruptcy in 1992. The Company has in the past received inquiries from stockholders regarding the willingness of the Company to purchase their shares of Common Stock due to the lack of trading activity and burdensome transaction costs.

  (ix) The Special Committee considered that it had been advised by the Funds that, if the Merger were not consummated, they would consider their other alternatives. In response to inquiries from representatives of the Special Committee, the Funds informed such representatives that their alternatives included, inter alia, a tender offer for the Common Stock owned by the Public
          ----- ----
Stockholders.

  (x) In addition to the above, the Special Committee and the Board of Directors discussed and considered whether there were other alternatives to the Merger and determined that there were no other viable alternatives.

  In view of the various factors considered by the Special Committee in connection with its evaluation of the Merger and the Merger Consideration, the Special Committee did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information provided to them by the Company's financial advisor and taking into account the existing trading ranges for the Common Stock, the Special Committee determined that the Merger, including the Merger Consideration, was fair from a financial point of view, to the Public Stockholders. The Special Committee believes that the Merger was considered in a manner that was procedurally fair to the Public Stockholders.

  The following members of the Board of Directors are affiliated with the Funds:
James B. Rubin, Kim Z. Golden and Robert C. Ruocco. See "--Conflict of Interests of the Funds, Executive Management and Certain Members of the Board of Directors of the Company in the Merger." None of these directors participated on the Special Committee. In addition, such directors abstained from voting on the Merger. Alan Rosenberg, the Company's President and Chief Executive Officer and a director of the Company, was not a member of the Special Committee because of his position as an executive officer of the Company and his interests in the Surviving Corporation and also abstained from voting on the Merger. See "-- Conflict of Interests of the Funds, Executive Management and Certain Members of the Board of Directors of the Company in the Merger."

POSITION OF THE FUNDS AND EXECUTIVE MANAGEMENT AS TO FAIRNESS

  The Funds and Messrs. Halper, McGeough and Rosenberg (the "Executive Management") retained Wheat First to act as its financial advisor in connection with the Merger. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wheat First regularly publishes research reports regarding the furniture retailing industry and the businesses and securities of publicly owned companies in that industry, including the Company's.

  Wheat First reviewed certain publicly available business and financial information relating to the Company and certain other information provided to it, including the following: (i) the Company's Annual Reports to Stockholders, Annual Reports on Form 10-K (as amended, if applicable) and related financial information for the three fiscal years ended April 30, 1997, 1996 and 1995; (ii) the Company's Quarterly Reports on Form 10-Q and related financial information for the quarters ended January 31, 1997, October 31, 1996, and July 31, 1996;
(iii) the Company's Proxy Statement dated September 25, 1996; (iv) certain publicly available information with respect to historical market prices and trading activities for the Company's Common Stock and for certain publicly traded companies which Wheat First deemed relevant; (v) certain publicly available information with respect to certain furniture retailing companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant; (vi) the proposed terms of the Merger Agreement; (vii) other financial information concerning the businesses and operations of the Company, including certain audited financial information and certain internal financial analyses and forecasts for the Company prepared by the senior management of the Company; and (viii) such financial studies, analyses, inquiries and other matters as it deemed necessary. In addition, Wheat First met with members of the senior management of the Company to discuss the business and prospects of the Company.

  In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including the representations and warranties of the Company included in the Merger Agreement, and Wheat First relied upon the management of the Company as to the reasonableness and achievability of their respective financial and operational forecasts and projections, and the assumptions and bases therefor, and assumed that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. Wheat First also assumed that the Merger will be consummated in accordance with the terms and conditions of the Merger Agreement in due course without unnecessary delay.

  Additionally, Wheat First considered certain financial and stock market data pertaining to the Company and compared that data with similar data for certain publicly held furniture retailing companies and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below.

  Wheat First performed a variety of financial analyses. Notwithstanding the separate factors summarized below, Wheat First believes that its analyses should be considered in their entirety and that selecting portions of its analyses and only certain of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of the Company.

  In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which such businesses actually may be sold.

  The following is a summary of the analyses performed by Wheat First:

  Peer Group Performance Analysis: Wheat First analyzed certain market, balance sheet, and performance data for the Company and compared this information to comparable data for seven furniture retailing publicly traded companies (the "Peer Group"). The comparisons were based on financial data as of and for the twelve-month period ended April 30, 1997, for the Company and the twelve months prior reporting periods for each of the Peer Group companies. This analysis showed, among other things, that, the Company's gross margin was 36.6% compared to 40.1% for the Peer Group; the earnings before interest, tax depreciation and amortization expense ("EBITDA") margin for the Company was 5.5% compared to an EBITDA margin for the Peer Group of 8.7%; the Company's EBIT margin was 3.5% compared to 7.0% for the Peer Group; and the Company's net income margin was 1.5% compared to 3.6% for the Peer Group.

  Peer Group Trading Analysis: Wheat First performed an analysis of market valuation, as of July 3, 1997, of the Company and the Peer Group companies. The following comparisons were based on financial data as of and for the twelve-month period ended April 30, 1997, for the Company and the twelve months prior reporting periods for each of the Peer Group companies. This analysis revealed the following: (i) an enterprise value over sales multiple of 0.5 for the Company and a median multiple of 0.9 for the Peer Group companies; (ii) an enterprise value over EBITDA multiple of 8.9 for the Company and a median multiple of 9.2 for the Peer Group companies; (iii) an enterprise value over EBIT multiple of 13.8 for the Company and a median multiple of 14.4 for the Peer Group companies; and (iv) an equity value over net income multiple of 29.8 for the Company and a median multiple of 24.2 for the Peer Group companies.

  Comparable Acquisitions Analysis: Wheat First performed an analysis of purchase prices in thirty furniture retail transactions announced since 1994. Multiples of revenue, EBITDA, earnings before interest and tax expense ("EBIT"), and net income were compared to the multiples implied by the consideration offered to the Company in the proposed Merger.

  The following comparisons of the implied consideration based on $24.00 per share offered by Newco to the Company were based on financial data as of and for the twelve-month period ended April 30, 1997, for the Company and the twelve months reporting period prior to the announcement of each transaction for each acquiree in the selected transactions: (i) an enterprise value over sales multiple of 0.5 for the Company and a median multiple in comparable transactions of 0.5; (ii) an enterprise value over EBITDA multiple of 8.9 for the Company and a median multiple in comparable transactions of 7.4; (iii) an enterprise value over EBIT multiple of 13.8 for the Company and a median multiple in comparable transactions of 11.6; and (iv) an equity value over net income multiple of 29.8 for the Company and a median multiple in comparable transactions of 19.3.

  No company or transaction used as a comparison in the above analysis is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading of the companies used for comparison in the above analysis.

  Wheat First's analysis is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed at the time of its analysis. Events occurring after that date could materially affect the assumptions and conclusions.

  As compensation for Wheat First's services, the Funds agreed to pay Wheat First a financial advisory fee equal to $500,000 payable as follows: $200,000 at the signing of the definitive agreement and $300,000 upon the date of closing of the Merger. The Funds also agreed to reimburse Wheat First for its reasonable out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Merger is consummated. The Funds agreed to indemnify Wheat First against certain liabilities under federal securities laws. The Funds and Executive Management selected Wheat First to serve as its financial advisor in connection with the Merger on the basis of Wheat First's expertise. In the ordinary course of its business, Wheat First and its affiliates may actively trade in the equity securities of the Company for its account and the accounts of its customers, and therefore may from time to time hold long or short positions in such securities.

  Based on the foregoing analysis, the Funds and Executive Management believe that the proposed Merger transaction as a whole is fair to the Public Stockholders. As noted above, representatives of the Funds and Mr. Rosenberg are also members of the Board of Directors of the Company, and in analyzing the transaction, they took into account the same information and factors described above. See "--Purpose of and Reasons for the Merger."

  The Funds and Executive Management believe that the manner in which the Merger was considered by the Company was procedurally fair to the Public Stockholders based on the following factors: (i) the Special Committee was comprised solely of members of the Board of Directors who are neither affiliated with the Funds nor officers of the Company; (ii) the Special Committee retained an independent financial advisor, Wasserstein Perella, and independent legal counsel; and (iii) the negotiations between Newco and the Special Committee of the terms of the Merger Agreement were conducted on an arm's-length basis.

  The foregoing should not, however, be construed as a recommendation by the Funds and Executive Management to the Public Stockholders to vote to approve the Merger Agreement. The Funds and Executive Management did not assign specific relative importance to the analyses and factors considered in reaching its belief as to fairness.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

  The Special Committee retained Wasserstein Perella to provide certain investment banking advice and services in connection with the Merger, including rendering its opinion as to the fairness from a financial point of view of the consideration to be received by the Public Stockholders in such transaction.

  On August 13, 1997, at the meeting of the Special Committee and at the subsequent meeting of the Board of Directors, Wasserstein Perella delivered its oral opinion, confirmed by Wasserstein Perella's written opinion, dated August 13, 1997, to the effect that, as of the date of such opinion and based upon the assumptions specified in the Wasserstein Perella Opinion, the Merger Consideration of $25.05 in cash per share of Common Stock to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view. Wasserstein Perella also presented a summary of the analyses described below at the August 13, 1997 meeting of the Special Committee.

  A copy of the Wasserstein Perella Opinion is attached as Appendix B to this Proxy Statement. Stockholders are urged to read the Wasserstein Perella Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by Wasserstein Perella, in rendering the Wasserstein Perella Opinion. References to the Wasserstein Perella Opinion herein and the summary of the Wasserstein Perella Opinion set forth below are qualified by reference to the full text of the Wasserstein Perella Opinion, which is incorporated herein by reference. The Wasserstein Perella Opinion is directed only to the fairness from a financial point of view to the Public Stockholders of the Merger Consideration and it does not address any other aspect of the Merger. The Wasserstein Perella Opinion does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger and should not be relied upon by any stockholder as such.

  In connection with arriving at its opinion, Wasserstein Perella reviewed, among other things, (i) certain publicly available business and financial information relating to the Company, including publicly available consolidated financial statements of the Company, in each case, for recent years and interim periods that were available at the relevant times; (ii) certain internal financial and operating information provided by the Company's management (either orally or in writing), including financial forecasts, analyses and projections;
(iii) certain publicly available information concerning the public trading prices of the Common Stock and the stock of certain other companies having publicly traded securities in businesses believed by Wasserstein Perella to be relevant or comparable in certain respects to that of the Company; and (iv) the financial terms of certain recent acquisitions and business combination transactions in the furniture retailing industry specifically, and in other industries generally, which Wasserstein Perella believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry.

  Wasserstein Perella had discussions with the Company's management concerning the business, operations, assets, financial condition and future prospects of the Company and its subsidiaries. Wasserstein Perella also performed such studies, analyses and investigations as it considered appropriate for purposes of arriving at and preparing the Wasserstein Perella Opinion. The Company's management did not review such studies, analyses and investigations.

  Wasserstein Perella was not provided with any valuations of the Company prepared by, or on behalf of, the Company's management or the Funds. No special instructions were given to Wasserstein Perella relating to its review, and no limitations were imposed with respect to investigations made or procedures followed by Wasserstein Perella in rendering the Wasserstein Perella Opinion. Wasserstein Perella was not requested to recommend or negotiate the amount of consideration to be paid in the Merger; it was requested solely to evaluate the fairness of the consideration as determined by negotiation between the Funds and the Company.

  In conducting its review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all financial and other information provided to or discussed with Wasserstein Perella or publicly available, and Wasserstein Perella did not assume any responsibility for independent verification of any of such information. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to Wasserstein Perella by, or on behalf of, the Company, and Wasserstein Perella assumed, with the consent of the Special Committee, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management.

  The Wasserstein Perella Opinion was prepared and delivered based upon conditions as they existed and could be evaluated by Wasserstein Perella as of the date thereof and based upon the Merger Agreement in the form provided to Wasserstein Perella prior to rendering the Wasserstein Perella Opinion. The Wasserstein Perella Opinion is based on the assumption that the transactions contemplated by the Merger Agreement (in the form provided to Wasserstein Perella) will be consummated on the terms set forth therein.

  At the August 13, 1997 meeting of the Special Committee, Wasserstein Perella reviewed with the members of the Special Committee certain financial, industry and market information with respect to the Company and the procedures used in preparing, and the analyses underlying, the Wasserstein Perella Opinion. In connection with its presentation to the Special Committee, Wasserstein Perella provided the members of such Committee with written materials summarizing such information, procedures and analyses. A copy of the materials provided to the Special Committee on August 13, 1997 is attached as an exhibit to the Schedule 13E-3. See "Available Information." The materials are also available for inspection and copying at the principal offices of the Company during the Company's regular business hours by any interested holder of Common Stock or such holder's representative who has been so designated in writing. The summary set forth below does not purport to be a complete description of the Wasserstein Perella Opinion or Wasserstein Perella's analysis as set forth in the exhibit to the Schedule 13E-3. Interested stockholders are encouraged to review the Wasserstein Perella Opinion in its entirety and to obtain a copy of the Wasserstein Perella materials for a more complete description of the procedures used and the analysis underlying the Wasserstein Perella Opinion.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion and making its presentation to the Special Committee, Wasserstein Perella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Wasserstein Perella believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In performing its analysis for the Wasserstein Perella Opinion, Wasserstein Perella relied on numerous assumptions made by the Company's management and made numerous judgments of its own with regard to the Company's performance, industry performance, general business and economic conditions and other matters, many of which are beyond the Company's ability to control. Any estimates contained in such analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested in the Wasserstein Perella materials. In addition, analyses relating to values of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold. Since such estimates are inherently subject to uncertainty, none of the Company, Wasserstein Perella or any other person assumes responsibility for their accuracy.

  In delivering the Wasserstein Perella Opinion and making its presentation to the Special Committee, representatives of Wasserstein Perella considered and discussed various financial and other matters that it deemed relevant. General valuation considerations deemed to be relevant by Wasserstein Perella include, without limitation, those outlined in the Wasserstein Perella materials, such as: (i) the Funds' ownership in the aggregate of approximately 80% of the outstanding shares of Common Stock and their effective control of the Company;
(ii) the trading history of the publicly traded shares of Common Stock; (iii) the sale by the Company on August 5, 1997 of substantially all of its customer accounts receivable to Household Bank (Nevada), N.A. for net proceeds of approximately $70 million (the "Receivables Sale"); (iv) the lack of publicly available analysts' research regarding the Company (other than from Wheat First); (v) the lack of indications of interest in pursuing an acquisition of the Company from potential strategic and financial buyers contacted by Wasserstein Perella; (vi) the uncertain outlook for the Company's operations in the Cleveland, Ohio market; (vii) the cyclicality of the retail furniture industry; (viii) the summary financial projections for the Company prepared by the Company's management in connection with the Merger (the "Management Case") and provided to Wasserstein Perella; (ix) certain store-by-store analyses developed by Wasserstein Perella which contemplated both an "upside" scenario (the "Upside Case") and a "downside" scenario (the "Downside Case"); and (x) the Funds' ability to pursue certain alternatives to a negotiated transaction.

  The financial analyses underlying the Wasserstein Perella Opinion are outlined in the Wasserstein Perella materials and are summarized below. The materials contain reference ranges for implied values per share of Common Stock, which were, in turn, derived from reference ranges of total enterprise value for the Company, based on Wasserstein Perella's judgment of the data analyzed. Wasserstein Perella performed three types of analyses in determining the total enterprise value of the Company: a Comparable Companies analysis, a Comparable Acquisitions analysis, and a Discounted Cash Flow analysis. In each case, Wasserstein Perella gave effect to the Receivables Sale as if it occurred at the beginning of the Company's 1997 fiscal year. For the Comparable Companies analysis and the Comparable Acquisitions analysis, this resulted in the following adjustments to the Company's results of operation for, and financial condition as of the end of, such fiscal year: net debt was decreased by $70.0 million, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") were reduced by $1.9 million, net income was increased by $1.3 million (reflecting the $1.9 million decrease in EBITDA offset by interest income of $4.2 million on the incremental cash balance, the net amount being tax-affected at 43%) and book value was increased by $1.3 million (to reflect the $1.3 million increase in net income for the period). For the Discounted Cash Flow analysis, net debt of the Company as of the end of fiscal 1997 was decreased by $70.0 million. The adjustments to net debt, EBITDA and EBIT were provided by the Company's management, while the adjustments to net income and book value were estimated by Wasserstein Perella. The materials also contain a control premium analysis performed by Wasserstein Perella.

  Comparable Companies Analysis. Using publicly available information, Wasserstein Perella compared selected financial data of the Company with similar data of selected companies, the securities of which are publicly traded and which are engaged in businesses that Wasserstein Perella believed to be comparable in certain respects to that of the Company. Specifically, Wasserstein Perella included in its review Ethan Allen Interiors, Inc., Haverty Furniture Companies, Inc., Heilig-Meyers Co., Levitz Furniture, Inc., Pier 1 Imports, Inc. and Roberds Inc. (the "Comparable Companies"). For each of the Comparable Companies, Wasserstein Perella calculated the following market trading multiples based on latest twelve months ("LTM") data as of July 29, 1997 and estimates for each of their respective next fiscal years ("Next FY"):
"Adjusted Market Value" (defined as total shares of common stock outstanding times the closing price per share as of July 29, 1997 minus cash and cash equivalents plus total debt, capitalized leases, preferred stock and minority interest) as a multiple of EBITDA and EBIT; and "Market Value" (defined as total shares outstanding times the closing price per share as of July 29, 1997) as a multiple of net income and book value. Financial data with respect to Next FY was based upon publicly available research analysts reports and Wasserstein Perella estimates. Although Wasserstein Perella believes that a control premium may be inappropriate in determining a value of a minority interest in a company, such as the Public Stockholders' interest in the Company, Wasserstein Perella noted that its Comparable Companies analysis was prepared both with and without giving effect to any control premium that is inherent in the acquisition of a controlling interest in a company. Based on its application of the appropriate range of multiples to the relevant financial information of the Company, Wasserstein Perella arrived at an implied price per share of Common Stock of $21.39 to $30.58 and, as adjusted to incorporate assumed control premiums (net of excess cash) of 20%, 30% and 40%, of $23.10 to $34.12, $23.95 to $35.90 and
$24.81 to $37.67, respectively.

  Because of inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the companies included in the Comparable Companies analysis, Wasserstein Perella believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and the companies in the group of Comparable Companies that would affect the public trading values of the Company and such companies.

  Comparable Acquisitions Analysis. Using publicly available information, Wasserstein Perella compared selected financial data of the Company with similar data of nine companies that have been acquired in the past ten years and were engaged in businesses that Wasserstein Perella believed to be relevant or comparable in certain respects to that of the Company (the "Comparable Acquired Companies"). For each of the Comparable Acquired Companies, Wasserstein Perella calculated the multiple of, among other things, the "Adjusted Purchase Price" (defined as total shares of common stock outstanding times the acquisition price per share minus cash and cash equivalents plus total debt, capitalized leases, and preferred stock) to sales, EBITDA and EBIT, and the "Equity Purchase Price" (defined as total shares outstanding times the acquisition price per share) to net income and book value for each such Comparable Acquired Company. Assuming it was publicly available, all such multiples were based upon data for the Comparable Acquired Companies for the LTM period prior to the time of announcement of the respective acquisition. Based on the acquisition multiples for the Comparable Acquired Companies, Wasserstein Perella arrived at an implied price per share of Common Stock of $24.15 to $31.50. Wasserstein Perella believes that the Adjusted Purchase Prices and Equity Purchase Prices for the Comparable Acquired Companies include a control premium that is inherent in the acquisition of a controlling interest in a company. Such implied price per share of Common Stock would, therefore, incorporate a control premium that Wasserstein Perella believes may be inappropriate in determining a value of a minority interest in a company, such as the Public Stockholders' interest in the Company. After adjusting such implied price per share to eliminate assumed control premiums (net of excess cash) of 20%, 30% and 40%, Wasserstein Perella arrived at an implied price per share of Common Stock of $22.27 to $28.39, $21.54 to 27.20 and $20.92 to $26.17, respectively.

  Because the reasons for and circumstances surrounding each of the acquisitions analyzed were specific to each acquisition, and because of inherent differences between the businesses, operations and prospects of the Company and the Comparable Acquired Companies, Wasserstein Perella believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the structures, terms and characteristics of these acquisitions and the Merger and between the financial and operating characteristics of the Company and the companies in the group of Comparable Acquired Companies that would affect the acquisition values of the Company and such acquired companies.

  Discounted Cash Flow Analysis. Wasserstein Perella performed a discounted cash flow analysis of the Company. The discounted cash flow analysis is based on three sets of financial projections for the Company for the fiscal years 1998 through 2002: the Management Case, the Downside Case and the Upside Case. The Management Case was derived from summary financial projections for the Company prepared by the Company's management in connection with the Merger and provided to Wasserstein Perella. The Downside Case and the Upside Case were derived from the Management Case by modifying certain assumptions of the Management Case. In performing its discounted cash flow analysis, Wasserstein Perella considered various assumptions and applied valuation parameters that it deemed appropriate to the Management Case, the Downside Case and the Upside Case.

  Wasserstein Perella reviewed with the Company's management the prospects and risks associated with the Company's business to derive what it believes are appropriate discount rates and terminal year EBITDA multiples. Based on this review, Wasserstein Perella applied discount rates ranging from 10% to 16% and terminal year EBITDA multiples of 5.0 through 8.0 to arrive at a range of implied enterprise values for the Company and, in turn, implied prices per share of Common Stock. Such terminal year EBITDA multiples reflect a sale of the Company at the end of fiscal 2002. Wasserstein Perella believes that the enterprise values implied by this methodology reflect, in part, a control premium that, as discussed above, may be inappropriate in determining the value
of the Public Stockholders' interest in the Company.   For the Management Case,
Wasserstein Perella arrived at an
implied price per share of Common Stock of $27.83 to $38.84 and, as adjusted to eliminate assumed control premiums (net of excess cash) of 20%, 30% and 40%, of $25.33 to $34.51, $24.37 to $32.85 and $23.55 to $31.42, respectively. For the
Downside Case, Wasserstein Perella arrived at an implied price per share of Common Stock of $24.81 to $33.53 and, as adjusted to eliminate assumed control premiums (net of excess cash) of 20%, 30% and 40%, of $22.82 to $30.09, $22.06 to $28.76 and $21.40 to $27.62, respectively. For the Upside Case, Wasserstein Perella arrived at an implied price per share of Common Stock of $30.87 to $44.61 and, as adjusted to eliminate assumed control premiums (net of excess cash) of 20%, 30% and 40%, of $27.87 to $39.32, $26.72 to $37.29 and $25.73 to
$35.54, respectively.

  Control Premium Analysis. Using publicly available information, Wasserstein Perella compared purchase price premiums for the Company based on stock trading prices one day, one week and four weeks before the date of original announcement of the acquisition transaction with similar data for selected management buyout transactions (the "Selected Buyout Transactions") and for selected transactions in which a majority stockholder or stockholders purchased the remaining publicly held shares (the "Selected Minority Purchase Transactions"). For the Selected Buyout Transactions, the mean transaction premiums one day, one week and four weeks before the date of original announcement of a transaction were 43.3%, 49.5% and 52.1%, respectively, while the median transaction premiums were 38.5%, 40.6% and 45.1%, respectively. For the Selected Minority Purchase Transactions, the mean transaction premiums one day, one week and four weeks before the date of original announcement of a transaction were 31.2%, 33.9% and 37.0%, respectively, while the median transaction premiums were 22.6%, 23.6% and 28.8%, respectively. The transaction premiums for the Company based on a price of $25.05 per share and the relevant stock trading prices one day, one week and four weeks before the date of original announcement of a possible transaction with the Funds were 27.6%, 33.6% and 27.2%, respectively.

  In addition to the above outlined analyses, Wasserstein Perella performed such other valuation analyses as it deemed appropriate in determining the fairness from a financial point of view to the Public Stockholders of the Merger Consideration. Wasserstein Perella concluded that, in its judgment, including the full range of its analyses described above, the Merger Consideration was fair from a financial point of view to the Public Stockholders.

  Wasserstein Perella is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and secondary distributions of listed and unlisted securities and private placements. Wasserstein Perella was selected to render its opinion regarding the fairness of the consideration to be received by the Public Stockholders in the Merger because it is a nationally recognized investment banking firm and because of its experience in the valuation of companies, particularly in the retail industry.

  Terms of Wasserstein Perella's Engagement. Pursuant to the terms of an engagement letter, dated as of July 17, 1997, the Company paid Wasserstein Perella a retainer fee of $100,000 upon execution of the engagement letter. The Company paid Wasserstein Perella an additional fee of $407,900 upon Wasserstein Perella's rendering of an opinion to the Special Committee as to the fairness of the Merger Consideration to the Public Stockholders. Such $407,900 additional fee would also have been due and payable upon Wasserstein Perella informing the Special Committee of its inability to render the opinion. The Company also agreed to reimburse Wasserstein Perella for its out-of-pocket expenses, including reasonable fees and disbursements of its counsel. The Company agreed to indemnify Wasserstein Perella and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Wasserstein Perella or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of such engagement.

CONFLICT OF INTERESTS OF THE FUNDS, EXECUTIVE MANAGEMENT AND CERTAIN MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY IN THE MERGER

  Currently, as the holders of an aggregate of approximately 80% of the outstanding Common Stock, the Funds, acting together, effectively have the power to determine the membership of the entire Board of Directors of the Company. As of the Record Date, three individuals (James B. Rubin, Kim Z. Golden and Robert
C. Ruocco) who are affiliated with the Funds serve on the Company's Board of Directors. In addition, as a result of their significant ownership in the Company, the Funds, acting together, effectively have the power to decide other matters submitted for stockholder approval.

  If the Merger is consummated, the Funds will be the sole stockholders, and Mr. Rosenberg will have options to purchase approximately 6.5%, on a fully-diluted basis, of the common stock of the Surviving Corporation. Accordingly, the Funds, the members of the Company's Board of Directors who are affiliated with the Funds and Mr. Rosenberg, have a direct economic interest in the Merger.
This creates a conflict of interest for these Board members in making the determination whether the Merger is in the best interests of the Company and the Public Stockholders. In light of these inherent conflicts of interest, the Board of Directors of the Company appointed the Special Committee comprised solely of Board members who are not affiliated with the Funds and are not officers of the Company. In addition, the Funds-affiliated and management directors abstained from evaluating and voting on the Merger.

  Also, Peter McGeough, a member of Executive Management, beneficially owns 6,000 shares representing 0.13% of Common Stock, which Mr. McGeough will vote in favor of the Merger Agreement. See "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Management." No recommendation has been made by Mr. McGeough to the Public Stockholders to vote to approve the Merger Agreement. If the Merger is consummated, Mr. McGeough will receive $150,300 in respect of such shares. Mr. McGeough and Mr. Halper, another member of Executive Management, own certain stock options that will entitle them to cash payments and options for shares of common stock of the Surviving Corporation. See "Option Cancellation Information."

  Additionally, Messrs. Alperin and Peraldo, the two directors who are neither affiliates of the Funds nor officers of the Company and are the members of the Special Committee, currently have options to purchase Common Stock. If the Merger is consummated, Messrs. Alperin and Peraldo will each receive $66,880. See "Option Cancellation Information."

  In making its determination with respect to the Merger Proposal in accordance with its fiduciary duties to the Public Stockholders, the Special Committee and the Board of Directors considered the actual conflicts of interest of certain of the Board's members, along with the other matters described under "-- Determination of Fairness of the Merger by the Special Committee and the Board of Directors."

CERTAIN EFFECTS OF THE MERGER

  Following the Merger, the Funds will own 100% of the Surviving Corporation's outstanding capital stock, and will have a 100% interest in the net book value and net earnings of the Surviving Corporation ($84,559,372 and $3,270,451, respectively, which is approximately 80% of the Company's net book value and net earnings based on the audited financial statements of the Company as of April 30, 1997). The Funds will be the sole beneficiary of any future earnings and growth of the Surviving Corporation (until shares of capital stock, if any, are issued to other stockholders, or options of officers or directors in the Surviving Corporation are exercised) and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Upon the consummation of the Merger, the Public Stockholders will cease to have any ownership interest in the Company or rights as stockholders. The Public Stockholders will no longer benefit from any increases in the value of the Company or the payment of dividends on the Common Stock and will no longer bear the risk of any decreases in value of the Company.

  As a result of the Merger, the Surviving Corporation will be privately held and there will be no public market for its common stock. Upon consummation of the Merger, the Common Stock will cease to be quoted on the Nasdaq National Market. In addition, registration of the Common Stock under the Exchange Act will be terminated, and accordingly, the Company will no longer be required to file periodic reports with the SEC.

  The Company believes that the Merger will be treated for Federal income tax purposes as a redemption of the Common Stock held by the Public Stockholders and, therefore, will not give rise to gain, loss or other income to the Company or to Newco. The Company will be entitled to deduct amounts paid in cancellation of options. At present, certain of the Company's tax loss carryforwards and certain other tax benefits of the Company are subject to an annual limitation equal to $3,040,000 on the amount of such tax attributes that can be utilized by the Company. The consummation of the Merger will not cause the Company's tax loss carryforwards or certain other tax benefits or such annual limitations to be further limited. However, future transactions with respect to common stock of the Surviving Corporation by the Surviving Corporation, the Funds or other stockholders of the Surviving Corporation and changes in the composition of the Funds could result in additional limitations.

  All employee benefit and compensation plans of the Surviving Corporation will be substantially the same as the Company's present benefit plans for a period of at least one year. The Surviving Corporation may determine to initiate additional employee benefit plans in the future to compensate and motivate key employees.

FUTURE PLANS OF THE COMPANY

  It is expected that, following the Merger, the business and operations of the Company will be continued by the Company, as the Surviving Corporation in the Merger, substantially as they are currently being conducted. However, the Funds and the management of the Surviving Corporation will continue to evaluate the Company's business and operations after the consummation of the Merger and make such changes as are deemed appropriate. The Company's corporate headquarters is expected to remain at its current location in Woodbury, New York.

  Except as otherwise indicated in this Proxy Statement, the Funds do not have any present plans or proposals subsequent to the Merger which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company or any material change in the Company's corporate structure. However, it is expected that immediately following the Merger, the Funds will cause the Surviving Corporation to declare a dividend in the aggregate amount of approximately $67 million (the "Dividend") to be distributed pro rata to the Funds. While the payment of the Dividend, the
            --- ----
payment of the Merger Consideration, the payment of expenses of the Merger transaction and other anticipated balance sheet adjustments which will impact stockholders' equity are expected to result in a stockholders' equity of approximately $5 million in the Surviving Corporation, the Funds and the Executive Management believe that an inherent value of approximately $28.8 million is being contributed to the Surviving Corporation, based on, in the case of the Funds, the approximately $24 million difference between the value of their shares in the Company prior to the Merger (approximately $91 million based on a per share price of $25.05) and the anticipated Dividend and, in the case of senior management, the approximately $4.8 million of in-the-money value (based on a per share price of $25.05) for options which are not being cashed out in the Merger but are being cancelled and for which senior management is being issued new options in the Surviving Corporation entitling senior management to purchase shares representing 19.3% of the common stock of the Surviving Corporation on a fully diluted basis at exercise prices ranging from $1.00 to $32.19 per share. The actual amount of the Dividend as well as the actual amount of the in-the-money value for options which are not being cashed out in the Merger will be determined after the Effective Time and will depend on the actual transaction expenses and availability of borrowings to the Surviving Corporation. See "Estimated Fees and Expenses; Sources of Funds."


                       RIGHTS OF DISSENTING STOCKHOLDERS

  The following summary does not purport to be a complete statement of the provisions of Delaware law relating to the appraisal rights of stockholders and is qualified in its entirety by reference to the provisions of Section 262 of the Delaware General Corporation Law set forth in full as Appendix C to this Proxy Statement.

  Holders of record of shares of Common Stock (each a "Share") who comply with the applicable procedures summarized herein will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.

  Stockholders who follow the procedures set forth in Section 262 may receive, in lieu of the $25.05 cash per share of Common Stock to be paid in the Merger, a cash payment equal to the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Court of Chancery. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Merger Consideration. The statutory right of appraisal granted by Section 262 is subject to strict compliance with the procedures set forth below. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.

  To be entitled to receive payment of the fair value of the shares of Common Stock, a stockholder (i) must file a written demand for appraisal of his or her shares of Common Stock with the Company prior to the voting by stockholders on the Merger Agreement at the Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares of Common Stock); (ii) must not vote his or her shares of Common Stock in favor of approval and adoption of the Merger Agreement; and (iii) must have his or her shares of Common Stock valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a stockholder not vote in favor of approval and adoption of the Merger Agreement. A failure to vote on the Merger Agreement will not be construed as a vote in favor of approval and adoption of the Merger Agreement and will not constitute a waiver of a stockholder's rights of appraisal. A stockholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval and adoption of the Merger Agreement, a stockholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a stockholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval and adoption of the Merger Agreement or abstain from voting.

  A holder of shares of Common Stock wishing to exercise such holder's appraisal rights must be the record holder of such shares of Common Stock on the date the written demand for appraisal is made and must continue to hold such Shares of record until the Effective Time of the Merger. Accordingly, a holder of shares of Common Stock who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such Shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect of such shares of Common Stock.

  Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder or record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares of Common Stock is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Stockholders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  If the Merger Agreement is approved and adopted by the stockholders, the Company or the Surviving Corporation, as the case may be, will send a notice, either before the Effective Time or within ten days thereafter, stating that appraisal rights are available to each stockholder who has filed an adequate written demand for appraisal with the Company and who has not voted in favor of approval and adoption of the Merger Agreement. Within 120 days after the Effective Time, the Company or any stockholder seeking appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the shares of Common Stock of all stockholders seeking appraisal rights. The Company is under no obligation, and has no present intention, to file such a petition, and all stockholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Common Stock. Such written statement must be mailed to any such stockholder within ten days after his or her written request for such a statement is received by the Company or within ten days after expiration of the period for delivery of demands for appraisal under Section 262(d), whichever is later.

  If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the stockholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the shares of Common Stock exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors. Stockholders considering appraisal should bear in mind that the fair market value of their Shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock, and that the written opinion of Wasserstein Perella set forth as Annex B hereto is not necessarily an opinion regarding fair value under Section 262.
The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

  The Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised.
The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery may consider equitable. Upon application by a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged pro rata against the value of all of the Shares entitled to an appraisal.

  A stockholder will fail to perfect his or her right of appraisal if he or she
(i) does not deliver a written demand for appraisal to the Company prior to the vote for approval and adoption of the Merger Agreement, (ii) votes his or her Shares in favor of approval and adoption of the Merger Agreement, (iii) does not file a petition for appraisal within 120 days after the Effective Time, or (iv) delivers to the Company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger Agreement, except that any such attempt to withdraw such demand not made within 60 days after the Effective Time requires the written approval of the Company. If any stockholder who properly demands appraisal of such stockholder's shares of Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal as provided in (iii) or (iv) above, the shares of Common Stock of such stockholder will be converted into the right to receive the Merger Consideration receivable with respect to such shares of Common Stock in accordance with the Merger Agreement.

  If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

  After the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote his or her Shares for any purpose or to receive dividends on, or other distributions in respect of, such shares of Common Stock (except dividends or distributions payable to stockholders as of a record date prior to the Effective Time).

  Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.
Several decisions by the Delaware courts have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger v. UOP,
                                                         -----------------
Inc., 457 A.2d 701, 714 (1983), that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Chancery Court would be free to fashion any form of appropriate relief.

  FAILURE BY A STOCKHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN

THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

  All written communications from stockholders with respect to the exercise of appraisal rights should be mailed to Seaman Furniture Company, 300 Crossways Park Drive, Woodbury, New York 11797, Attention: Secretary.


                 ESTIMATED FEES AND EXPENSES; SOURCES OF FUNDS

  Estimated fees and expenses incurred or to be incurred by the Company, Newco and the Funds in connection with the Merger Agreement and the transactions contemplated thereby are approximately as follows:

Payment of Merger Consideration (1)..........  $22,658,426
Consideration payable to option holders (2)..    8,840,630
Financial advisory fees and expenses (3).....    1,100,000
Legal fees and expenses (4)..................
Accounting fees and expenses.................      100,000
SEC filing fees..............................        9,546
Printing and mailing expenses................       20,000
Paying Agent fees and expenses...............       10,000
Miscellaneous Expenses.......................

  TOTAL......................................
                                               ===========

(1) Includes payment for all outstanding shares of Common Stock other than those owned by Newco and the Company's Subsidiaries.

(2) Consists of cash consideration equal to $25.05 per share less the exercise price of options (which ranges from $5.01 to $21.00 per share) held by current employees and directors of the Company, to purchase shares of Common Stock of the Company (exclusive of shares the value for which are being retained in the Surviving Corporation). See "Option Cancellation Information" for such consideration to be paid to the Company's executive officers.

(3) Includes the fees and estimated expenses of Wasserstein Perella and Wheat First. See "Special Factors--Opinion of Financial Advisor to the Special Committee; Summary of Financial Analyses" and " --Position of the Funds and Executive Management as to Fairness."

(4) Includes the estimated fees and expenses of legal counsel for the Special Committee, legal counsel for Wasserstein Perella and legal counsel for the Funds.

  The total amount required to pay the Merger Consideration, the consideration to be paid to option holders, and the expenses incident to the Merger Agreement and the consummation of the transactions contemplated thereby will be paid from the proceeds generated by the sale of substantially all of the Company's accounts receivable to Household Bank (Nevada), N.A. on August 5, 1997. Additional proceeds from such sale of the accounts receivable and borrowings under a line of credit from Heller Financial, Inc. will be used by the Surviving Corporation to pay a special dividend to the Funds. See "Special Factors--Future Plans for the Company."

  The Company entered into a commitment letter dated August 27, 1997 with Heller Business Credit, a division of Heller Financial, Inc., to provide a five-year term loan in an aggregate principal amount of $10 million at an interest rate equal to Heller's floating "base rate" or LIBOR plus 2.00% and a five-year revolving credit facility in an aggregate principal amount of up to $25 million at an interest rate equal to Heller's "base rate" plus 0.75% or LIBOR plus 2.75%. The obligations under both of these loan facilities will be collateralized by eligible inventory, general intangibles and leasehold interests of the Company. It is expected that final documentation for such loan will be consummated at the Effective Time and that the Company will have availability of up to $16 million under the revolving credit line subject to inventory levels. There are currently no plans to repay such loans prior to maturity.

  Each party will pay its own expenses relating to the Merger whether or not the Merger is consummated, except that the expenses incurred in connection with printing and mailing the Proxy Statement will be shared equally by the Company and Newco. In addition, in certain circumstances, one party may be responsible for the payment of expenses of the other party. See "The Merger Agreement-- Expenses."


                              RECENT DEVELOPMENTS

  On August 5, 1997, the Company consummated the sale of substantially all of its customer accounts receivable to Household Bank (Nevada), N.A. ("Household") for net proceeds of approximately $70 million. In connection therewith, the Company also entered into a Merchant Agreement with Household, dated August 1, 1997 with an effective date of August 5, 1997, pursuant to which Household will provide revolving credit financing to individual qualified customers of the Company through issuance of a credit card. The Company has terminated its Service Agreement with SPS Payment Systems, Inc. which had provided services since April 1994 with regard to the Company's proprietary credit card program.

  The Company also terminated on July 30, 1997 its Revolving Credit and Security Agreement with BNY Financial Corporation and Fleet Bank, N.A., which agreement was collateralized primarily by the Company's customer accounts receivable.

  The Company entered into a commitment letter dated August 27, 1997 with Heller Business Credit, a division of Heller Financial, Inc., to provide a five-year term loan in an aggregate principal amount of $10 million and a five-year revolving credit facility in an aggregate principal amount of up to $25 million collateralized by eligible inventory, general intangibles and leasehold interests of the Company. It is expected that final documentation for the loan will be consummated at the Effective Time and that the Company will have availability of up to $16 million under the revolving credit line subject to inventory levels.

                             THE MERGER AGREEMENT

  The following discussion is a summary of the material provisions of the Merger Agreement. This summary and all other discussions of the terms and conditions of the Merger and the Merger Agreement included elsewhere in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and incorporated by reference herein. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

THE MERGER

  On the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined herein) Newco will be merged with and into the Company in accordance with the applicable provisions of the DGCL and the separate corporate existence of Newco will thereupon cease and the Company will be the surviving corporation (as such, the "Surviving Corporation") under the corporate name it possesses immediately prior to the Effective Time. The Merger will have the effects specified in the DGCL.

EFFECTIVE TIME

  Within two business days after the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, Newco and the Company will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

  The Merger Agreement provides that the certificate of incorporation and by-laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the certificate of incorporation and by-laws, respectively, of the Company immediately prior to the Effective Time, as amended and restated, to be in the forms attached to the Merger Agreement as Exhibits A and B, respectively.

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

  The Merger Agreement provides that the initial directors of the Surviving Corporation will be the members of the Board of Directors of the Company immediately prior to the Effective Time and the officers of the Surviving Corporation will consist of the officers of the Company immediately prior to the Effective Time. Such persons will continue as directors or officers, as the case may be, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

CONVERSION OF SECURITIES IN THE MERGER; TREATMENT OF OPTIONS

  The Merger Agreement provides that, at the Effective Time, (i) each share of Common Stock (collectively, the "Company Common Shares") issued and outstanding immediately prior to the Effective Time, other than as described in clause (iii) and other than Dissenting Shares (as defined below), will, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive $25.05 per share in cash (the "Merger Consideration");
(ii) all Company Common Shares to be converted into the Merger Consideration pursuant to clause (i) will, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate previously representing any such Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares, except the right to receive for each of the Company Common Shares, upon the surrender of such certificate in accordance with the terms of the Merger Agreement, the Merger Consideration, without any interest thereon; (iii) each Company Common Share issued and outstanding and owned by the Company as treasury stock or owned by any of Newco or any of the Company's Subsidiaries (as defined below) immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any Merger Consideration therefor and cease to exist; (iv) each share of Class A common stock, par value $.01 per share, and Class B common stock, par value $0.01 per share, or any fraction of a share of such class of common stock, of Newco issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Newco or the holder thereof, be converted into one share of Class A or Class B common stock, par value $0.01 per share, respectively, of the Surviving Corporation or any fraction thereof ("Surviving Common Shares"); and (v) all notes and other debt instruments of the Company which are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions. The word "Subsidiary," when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

  At the Effective Time, each outstanding option, whether exercisable or unexercisable, to purchase Company Common Shares (each, an "Option") shall be treated as follows:

       (i) Each unexpired Option to purchase Company Common Shares that is outstanding and exercisable at the Effective Time and has an exercise price of $25.05 or less ("In-the-Money"), other than those held by Messrs. Halper, McGeough and Rosenberg, will no longer be exercisable for the purchase of Company Common Shares but shall entitle each holder thereof, in cancellation and in settlement therefor, to payment in cash (subject to applicable withholding payments, the "Cash Payment") at the Effective Time equal to the product of (x) the total number of Company Common Shares subject to such Option which is vested and (y) the excess of the Merger Consideration over the exercise price per Company Common Share subject to such Option.

       (ii) Each unexpired Option to purchase Company Common Shares that is outstanding and In-the-Money but not exercisable at the Effective Time, held by members of middle management specified in the Merger Agreement ("Mid-Management"), will no longer be exercisable for the purchase of Company Common Shares but shall entitle each holder thereof in cancellation and in settlement therefor, to the Cash Payment at the Effective Time equal to the product of (x) the total number of Company Common Shares subject to such Option and (y) the excess of the Merger Consideration over the exercise price per Company Common Share subject to such Option.


       (iii) Each unexpired Option to purchase Company Common Shares that is outstanding and In-the-Money but not exercisable at the Effective Time, other than those held by Messrs. Halper, McGeough and Rosenberg and by members of Mid-Management, will no longer be exercisable for the purchase of Company Common Shares but shall entitle the holder thereof at the Effective Time, in cancellation and settlement therefor, to the issuance of immediately exercisable options to purchase, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, options to purchase in the aggregate 8,245 Surviving Common Shares, with an exercise price of $1.00 per Surviving Common Share, based upon an assigned In-the-Money value of $244,796.00 in the aggregate.

       (iv) Each unexpired Option to purchase Company Common Shares that is outstanding and In-the-Money, other than those with an exercise price of $24.50 per share, whether or not exercisable at the Effective Time, held by Messrs. Halper, McGeough and Rosenberg, will no longer be exercisable for the purchase of Company Common Shares but shall entitle each of Messrs. Halper, McGeough and Rosenberg, in cancellation and in settlement thereof at the Effective Time, to (A) the issuance of immediately exercisable options to purchase 48,184, 48,184 and 58,200 Surviving Common Shares, respectively, with an exercise price of $1.00 per Surviving Common Share, and (B) the payment of $2,185,355, $2,185,355 and $3,022,849 in cash, respectively.

       (v) Each unexpired Option to purchase Company Common Shares that is outstanding with an exercise price of $24.50 per share, whether or not exercisable at the Effective Time, held by Messrs. Halper, McGeough and Rosenberg, will no longer be exercisable for the purchase of Company Common Shares but shall entitle each of Messrs. Halper, McGeough and Rosenberg, in cancellation and in settlement thereof at the Effective Time, to the issuance of options to purchase 3,182, 3,182 and 3,636 Surviving Common Shares, respectively, with an exercise price of $28.17 per Surviving Common Share.

       (vi) Each unexpired Option to purchase Company Common Shares that is outstanding with an exercise price of $28.00 per share, whether or not exercisable at the Effective Time, held by Messrs. Halper, McGeough and Rosenberg, will no longer be exercisable for the purchase of Company Common Shares but shall entitle each of Messrs. Halper, McGeough and Rosenberg, in cancellation and in settlement thereof at the Effective Time, to the issuance of options to purchase 3,182, 3,182 and 3,636 Surviving Common Shares, respectively, with an exercise price of $32.19 per Surviving Common Share.

     (vii) Each of the provisions of clauses (iii),(iv), (v) and (vi) above, assume (x) the issuance of one million Surviving Common Shares on a fully diluted basis including the stock options described above and (y) an inherent value of $28.8 million in the Surviving Corporation. Such inherent value is based upon the assumption that at the Effective Time (A) the amount of the dividend to be paid will be $67,000,000, (B) the Company will have available cash of $75,000,000, (C) borrowings available from Heller will aggregate $26,000,000, and (D) expenses of the transaction will be $2,500,000. Any change in any of the assumptions or the number of issued Surviving Common Shares will result in a proportionate change in the exercise price, number of options and cash received, as the case may be.


       (viii) Each Cash Payment to be paid to each holder of an outstanding Option pursuant to this Section will be paid at the Effective Time. The Surviving Corporation will not issue any fractional Surviving Common Shares upon the exercise of any Option and any right in respect thereof will, without further action, be forfeited.

       (ix) After the Effective Time, Newco will issue to each holder of an Option to be issued pursuant to the terms of the Merger Agreement a document evidencing the foregoing agreement.

PAYMENT FOR AND SURRENDER OF COMPANY COMMON SHARES

       At the Effective Time, Newco or the Surviving Corporation, as the case may be, will deposit with such bank or trust company designated by Newco and reasonably acceptable to the Company (the "Paying Agent"), for the benefit of the holders of Company Common Shares, cash equal to the total aggregate Merger Consideration (being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund, and, except as described herein, the Payment Fund will not be used for any other purpose. The Company will act as paying agent with respect to payments to holders of Options pursuant to Section 3.1(f).

       Promptly after the Effective Time, the Paying Agent will mail to each holder of record (other than the Company, Newco or any of the Company's Subsidiaries) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for each of the Company Common Shares represented by such Certificates the Merger Consideration, and the Certificates so surrendered will promptly be cancelled. Until so surrendered, Certificates will represent solely the right to receive the Merger Consideration. No dividends or other distributions that are payable, if any, after the Effective Time to holders of record of Certificates will be paid to persons entitled by reason of the Merger to receive the Merger Consideration until such persons surrender their Certificates. Upon such surrender, there will be paid to the registered holders of Certificates surrendered such dividends or other distributions, if any, on the appropriate payment date.

     In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any Merger Consideration is to be paid to a person whose name is a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Paying Agent any transfer or other taxes required by reason of the payment of such Merger Consideration in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with the Merger Agreement, provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

       Any portion of the Payment Fund or the cash made available to the Paying Agent pursuant to the Merger Agreement which remains unclaimed by the former stockholders of the Company for 180 days after the Effective Time will be delivered to the Surviving Corporation and any former stockholders of the Company will thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for the Company Common Shares.

       Neither Newco, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Payment Fund (or from the Surviving Corporation after the Payment Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. At such time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

CLOSING OF STOCK TRANSFER RECORDS

       At the Effective Time, the stock transfer books of the Company will be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter or on the records of the Company.

REPRESENTATIONS AND WARRANTIES

       The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence, good standing, corporate authority, authorization, validity and effect of the Merger Agreement, capitalization, Subsidiaries and interests in other entities, conflicts, required filings and consents, state takeover statutes, finder's fees and brokerage commissions, and the receipt of a fairness opinion of the financial advisor. Newco has also made certain representations and warranties with respect to corporate existence, good standing, corporate authority, authorization, validity and effect of the Merger Agreement, capitalization, Subsidiaries, conflicts, finder's fees and brokerage commissions and the formation of Newco pursuant to the Merger Agreement.

ALTERNATIVE PROPOSALS

       Under the Merger Agreement, the Company has agreed to cease any existing activities, discussions or negotiations with any parties conducted theretofore. The Company has agreed that, prior to the Effective Time, neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any Alternative Proposal (as defined below) or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. An "Alternative Proposal" means, other than the transactions contemplated by the Merger Agreement, the receipt by the Company of any inquiries or the making or implementation of any proposal or offer (including without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or any significant portion of the assets of the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event the Company receives an unsolicited written proposal or written offer with respect to an Alternative Proposal, the Board of Directors of the Company shall be entitled, solely to the extent it has been advised (i) by its outside counsel that a failure to do so would violate its fiduciary obligations under applicable law and (ii) by its financial advisor that the Alternative Proposal is financially superior to the Merger and the transactions contemplated thereby, to review and participate in negotiations concerning such proposal and furnish relevant information concerning the Company to the offeror; provided that (A) the Company shall have furnished, or concurrently with the provision of such information to such offeror shall furnish, Newco with all such information provided to such offeror and (B) the offeror executes a confidentiality agreement with the Company. The Company shall notify Newco promptly of any such unsolicited Alternative Proposal, or any inquiry or contact with any person with respect thereto. In addition, in the event (i) the Company enters into negotiations with respect to an unsolicited Alternative Proposal or (ii) the Company's Board of Directors shall withdraw its approval of the Merger Agreement and the transactions contemplated thereby or its recommendation to the stockholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to Newco. Nothing in the Merger Agreement relating to Alternative Proposals will (x) permit the Company to terminate the Merger Agreement, (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as the Merger Agreement remains in effect (it being agreed that for as long as the Merger Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal except as otherwise permitted in the Merger Agreement), or (z) affect any other obligation of the Company under the Merger Agreement.

     INTERIM OPERATIONS OF THE COMPANY

       Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, except as contemplated by any other provision of the Merger Agreement, the Company (i) will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice; (ii) will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (iii) will not amend its certificate of incorporation or by-laws or comparable governing instruments; (iv) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in the Merger Agreement would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify Newco thereof; (v) will promptly deliver to Newco true and correct copies of any report, statement, or schedule filed by the Company with the SEC subsequent to the date of the Merger Agreement; (vi) will not (a) except pursuant to the exercise of options, warrants, or other rights be subscribed for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which the Company is or may be required to sell additional shares of the Company's capital stock ("Company Equity Rights"), in each case existing on the date of the Merger Agreement and disclosed pursuant to the Merger Agreement, issue any shares of its capital stock, effect any stock split, or otherwise change its capitalization as it existed on the date of the Merger Agreement, (b) grant, confer, or award any option, warrant, conversion right, or other Company Equity Rights not existing on the date of the Merger Agreement, (c) grant, confer, or award any bonuses or other forms of incentive compensation to any officer, director, or key employee except for cash bonuses or incentives consistent with past practice or under any existing agreement, (d) increase any compensation under any employment agreement with any of its present or future officers, directors, or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (e) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director, or employee or amend any such agreement in any material respect other than severance arrangements consistent with past practice with respect to officers and employees terminated by the Company, or (f) adopt any new employee benefit plan or program (including any stock option, stock benefit, or stock purchase plan) or amend any existing employee benefit plan or program in any material respect; (vii) will not (a) declare, set aside, or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (b) directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; (viii) will not, and will not permit any of its Subsidiaries to, sell, lease, or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or acquire any business or assets, except for (a) any purchase of inventory in the ordinary course of business, (b) a sale of a portion or all of the approximately 16 acres of undeveloped land located in Bridgeport, New Jersey, or (c) in the ordinary course of business and for an amount not exceeding $1,000,000 in the aggregate; (ix) will not incur any material amount of indebtedness for borrowed money or make any loans, advances, or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business other than the senior credit facility being negotiated with Heller Business Credit, a division of Heller Financial, Inc. ("Heller"), in the aggregate principal amount of up to $35,000,000; (x) will not, except pursuant to and in accordance with the capital budget disclosed to Newco prior to the date of the Merger Agreement, authorize, commit to, or make capital expenditures; (xi) will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, or financial condition of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"); (xii) will not enter into or agree to enter into any contract without the prior written consent of Newco unless such contract is entered into by the Company for (a) the sale of the Company's accounts receivable to Household Bank (Nevada), N.A. ("Household"), (b) any purchase of inventory undertaken in the ordinary course of business, (c) the sale of accounts receivable that are more than 180 days past due, or (d) any other contract in the ordinary course of business and the total payments by the Company contemplated thereby do not exceed $1,000,000 and have a term of no longer than one year; (xiii) will maintain insurance consistent with past practices for its businesses and properties; (xiv) will not make any change to its accounting (including tax accounting) methods, principles, or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles, or practices, in the ordinary course of business of the Company or any of its Subsidiaries; and (xv) will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants contained in the Merger Agreement.

     CERTAIN FILINGS AND OTHER ACTIONS

       The Company and Newco have agreed, subject to the terms and conditions provided in the Merger Agreement, that they will use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, including this Proxy Statement and information required by Schedule 13E-3; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Merger Agreement, the proper officers and directors of the parties will take all such necessary action.

     ACCESS TO INFORMATION

       The Company has agreed that, from the date of the Merger Agreement to the Effective Time, it will (a) allow all designated officers, attorneys, accountants and other representatives of Newco reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, as the case may be, (b) furnish to Newco, Newco's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (c) instruct the employees, counsel and financial advisors of the Company to cooperate with the other in the other's investigation of the business of it and its Subsidiaries and (d) keep Newco fully apprised and informed of all significant developments with respect to the assets, business activities, financial condition, earnings and prospects of the Company and its Subsidiaries. Newco will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary.

  Insurance; Indemnity. The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its certificate of incorporation, by-laws, indemnification agreements with its officers and directors (the "Indemnification Agreements") and applicable law, each person who is now or was during the past six months prior to the date of the Merger Agreement an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation in writing, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent and the Surviving Corporation will not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel (including local counsel) for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action. In the event of any conflict between the provisions of the Indemnification Agreements and the indemnification provisions of the Merger Agreement, the provisions of the Indemnification Agreements shall prevail.

  For a period of four years after the Effective Time, the Surviving Corporation will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that the
                                                  --------  -------
Surviving Corporation will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $135,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

  Employee Benefits. The Merger Agreement provides that, notwithstanding anything to the contrary contained therein, from and after the Effective Time the Surviving Corporation will have sole discretion over the hiring, promotion, retention and firing of employees of the Surviving Corporation. Notwithstanding the immediately preceding sentence, the Surviving Corporation will (i) satisfy all obligations of the Company or any of its Subsidiaries under any existing severance agreement between the Company or any of its Subsidiaries and any of their officers or employees and (ii) until the expiration of one year after the Effective Time, satisfy all obligations of the Company or any of its Subsidiaries under their current respective severance policies. The Surviving Corporation will provide for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) until the expiration of one year after the Effective Time, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date of the Merger Agreement, and (b) thereafter that are, at the election of the Surviving Corporation, either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date of the Merger Agreement or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of the Surviving Corporation or its Subsidiaries who were not employees of the Company or any Subsidiary immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (A) nothing in the
      --------  -------
Merger Agreement will be deemed to require the Surviving Corporation to modify the benefit formulas under any pension, profit sharing or savings plan of the Company or any Subsidiary in a manner that increases the aggregate expenses thereof as of the date of the Merger Agreement in order to comply with the requirements of ERISA or the Code, (B) employee stock ownership, stock bonus, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans," and (C) nothing in the Merger Agreement will obligate the Surviving Corporation to continue any particular "employee benefit plan" for any period after the Effective Time.

CONDITIONS

  Conditions to Each Party's Obligation To Effect the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger will be subject to the fulfillment of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company; (ii) neither of the parties thereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted; (iii) the Company shall have (a) consummated the sale of its accounts receivable to Household and (b) executed definitive documentation in connection with the senior credit facility with Heller and shall have sufficient availability thereunder to consummate the Merger; and (iv) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.

  Conditions to Obligation of the Company To Effect the Merger. Under the Merger Agreement, the obligation of the Company to effect the Merger will be subject to the fulfillment of the following additional conditions: (i) (a) the representations and warranties of Newco contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and (b) the representations and warranties of Newco contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all material respects as of the Closing Date, except (I) for changes specifically permitted by the Merger Agreement and (II) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date;
(ii) Newco shall have performed or complied in all material respects with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the Closing Date; (iii) Newco shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Newco, certifying as to the fulfillment of the conditions specified in clauses (i) and (ii) above; and (iv) Newco shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of the Merger Agreement by Newco and the consummation by each of the transactions contemplated by the Merger Agreement.

  Conditions to Obligation of Newco to Effect the Merger. Under the Merger Agreement, the obligations of Newco to effect the Merger will be subject to the fulfillment of the following additional conditions: (i) (a) the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and (b) the representations and warranties of the Company contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all material respects as of the Closing Date, except (I) for changes specifically permitted by the Merger Agreement and (II) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date;
(ii) the Company shall have performed or complied in all material respects with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the Closing Date, unless such failure to perform or comply is due to any act by, or omission of, any member of the Funds or senior management; (iii) the Company shall have delivered to Newco a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in clauses (i) and (ii) above; (iv) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any material adverse change in the business, properties, financial condition or results of operation of the Company or any of its Subsidiaries; (v) the Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of the Merger Agreement by the Company and the consummation by it of the transactions contemplated thereby; and (vi) the Company or the Board of Directors of the Company shall have taken any action needed to be taken to provide that options issued pursuant to the Company Stock Plan will be treated as described under "The Merger Agreement - Conversion of Securities in the Merger; Treatment of Options."

TERMINATION

  Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Newco, by the mutual written consent of the Company and Newco or by mutual action of their respective Board of Directors.

  Termination by Either the Company or Newco. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger (i) by either the Company or Newco if (a) any Governmental Entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or such injunction or other action shall have become final and nonappealable, or
(b) any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof or (ii) by either the Company or Newco, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before December 31, 1997; provided, that the right to terminate the Merger Agreement under this clause (ii) shall not be available to any party to the Merger Agreement whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

  Termination by the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company (i) if there has been a material breach of the Merger Agreement on the part of Newco with respect to any of its covenants, representations or warranties contained therein and such breach has not been cured within 10 business days after written notice thereof from the Company or (ii) as required to discharge the fiduciary obligations of the Company's Board of Directors under applicable law as advised in writing by counsel and/or its financial advisors.

  Termination by Newco. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the matters presented in connection with the Merger by Newco if (i) there has been a material breach of the Merger Agreement on the part of the Company with respect to any of its covenants, representations or warranties contained therein and such breach has not been cured within 10 business days after written notice thereof from Newco; or (ii) the Board of Directors of the Company (a) shall have withdrawn or modified, in any manner which is adverse to Newco, its recommendation or approval of the Merger or the Merger Agreement or shall have resolved to do so or (b) shall have recommended to the stockholders of the Company any Alternative Proposal or any transaction described in the definition of Alternative Proposal, or shall have resolved to do so.

  Effect of Termination and Abandonment. In the event of termination of the Merger Agreement by either the Company or Newco, the Merger Agreement shall become void and there shall be no liability or obligation on the part of Newco or the Company or their respective affiliates, officers, directors or stockholders (except (i) with respect to the obligations of the parties to the Merger Agreement with respect to the payment of expenses and (ii) to the extent that such termination results from the willful breach by a party to the Merger Agreement of any of its representations or warranties, or any of the covenants and agreements contained in the Merger Agreement). If the Merger Agreement is terminated pursuant to the clause (i) (due to any act by or omission of, any member of the special committee) or (ii) under "The Merger - Termination by Newco" or clause (ii) under "The Merger - Termination by the Company," and such termination was not due to any act by, or omission of, any member of the Funds or any member of senior management (not including the act of termination), then the Company shall pay (or reimburse) all fees, costs and expenses (including fees and expenses of accountants, attorneys and other advisors to Newco) incurred by or on behalf of Newco in connection with the Merger, the Merger Agreement and the transactions contemplated thereby.

EXPENSES

  The Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses except as otherwise expressly provided in the Merger Agreement and except that the expenses incurred in connection with printing and mailing this Proxy Statement will be shared equally by the Company and Newco. In addition, in the event that the Merger

Agreement is terminated by Newco because the Company has breached any of its representations or warranties contained therein and/or failed to fulfill or perform any of its covenants or agreements contained therein, and such breach or failure is due to any act by or omission of, the Funds or any member of senior management, then Newco shall pay (or reimburse) all fees, costs and expenses (including fees, and expenses of accountants, attorneys and other advisors to the Company) incurred by the Company in connection with the Merger, the Merger Agreement and the transactions contemplated thereby.

AMENDMENT

  The Merger Agreement may be amended by the parties thereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company but after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion summarizes certain United States Federal income tax consequences of the Merger to stockholders of the Company other than the Funds. It is based upon laws, regulations (whether final, temporary, or proposed), rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. It does not address all aspects of Federal income taxation that may be relevant to a particular stockholder in light of that stockholder's personal circumstances, nor does it address Federal income tax consequences to types of taxpayers subject to special treatment under the Federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign taxpayers, securities dealers, and persons who have entered into hedging transactions with respect to the Common Stock or who hold the Common Stock as part of a conversion transaction or straddle), nor does it address any aspect of state, local, foreign or other tax laws. It is assumed that the shares of Common Stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). The Company has not requested any ruling from the Internal Revenue Service with respect to the Merger.

  The receipt of cash for Common Stock pursuant to the Merger will be a taxable transaction to the Public Stockholders for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for Federal income tax purposes, a stockholder will recognize gain (or loss) equal to the amount by which the cash received in exchange for the Common Stock exceeds (or is exceeded by) the tax basis for such Common Stock. Such gain or loss will be capital gain or loss. In the case of individuals and certain other noncorporate taxpayers, such gain will be subject to maximum Federal income tax rates of 20% for Common Stock held for more than 18 months and 28% for Common Stock held for more than one year but for not more than 18 months. The same maximum rates apply for purposes of the alternative minimum tax.

  The foregoing discussion may not be applicable to stockholders who acquired their Common Stock pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

  Cash payments to stockholders pursuant to the Merger may be subject to a backup withholding tax at a rate of 31% on the gross amount of such payments unless the stockholder has complied with certain reporting and/or certification procedures. The Letter of Transmittal, which will be sent to the former stockholders of the Company following the Effective Time if the Merger is consummated, will include a substitute Form W-9 on which stockholders can provide the information required to avoid the backup withholding provisions of Federal income tax law. Any amount withheld from a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's Federal income tax liability and may entitle the stockholder to a refund, provided that the required information is timely furnished to the Internal Revenue Service. Stockholders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular circumstances and the availability of an exemption therefrom if the stockholders cannot or do not make the certifications required by the substitute Form W-9.

  THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER IN VIEW OF THE STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for as a "purchase", as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

REGULATORY APPROVALS

  No federal or state regulatory approvals are required to be obtained, nor are any regulatory requirements required to be complied with, in connection with consummation of the Merger by any party to the Merger Agreement.

                               MARKET INFORMATION

  The Common Stock is traded on the Nasdaq National Market. The following table sets forth (as reported by Nasdaq National Market) for the periods indicated the prices of the Common Stock.


Fiscal 1997     High    Low    Close
- -------------  ------  ------  ------

4th Quarter    20 1/4  19      19 1/2
3rd Quarter    21 1/4  18 1/4  20
2nd Quarter    21 1/4  16 7/8  18 1/2
1st Quarter    19 3/8  16 1/4  16 3/4

Fiscal 1996    High    Low     Close
- -------------  ------  ------  ------
4th Quarter    19 3/4  15      18 1/2
3rd Quarter    19 1/2  17 1/2  18 3/8
2nd Quarter    19 3/4  16 3/4  19 3/4
1st Quarter    21      18 3/4  18 3/4


  These quotations reflect inter-dealer prices, without retail markups, markdowns or commissions.

  On July 7, 1997, the last full trading day on which shares of stock traded prior to the public announcement of the proposed Merger, the only trade was made at $19.75 share of Common Stock. On __________ __, 1997, the most recent practicable date prior to the printing of this Proxy Statement, the last reported sales price quoted by Nasdaq was $____ per share of Common Stock. As of the Record Date, there were _________ holders of record of Common Stock of the Company. The Company's stockholders are urged to obtain a current market quotation for the Common Stock.

  The Merger Consideration represents a 26.8% premium over the closing sale price on July 7, 1997, the last date in which the Common Stock traded prior to the public announcement of the Merger.

  The Company has never paid any cash dividends on its Common Stock.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following tables furnish information as of August 15, 1997 as to: (i) shares of Company Common Stock beneficially owned by any person owning beneficially more than five percent (5%) of the outstanding shares; and (ii) shares of Company Common Stock beneficially owned by each director of the Company and shares of Company Common Stock beneficially owned by all directors and officers of the Company, as a group. (Except as indicated hereinafter, all such shares are beneficially owned directly by the person indicated in the table.)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


       Name and Address            Amount and Nature of       Percent
     of Beneficial Owner         Beneficial Ownership(1)      of Class
- ------------------------------  --------------------------  ------------
M.D. Sass Associates, Inc.                    1,726,361(2)      38.1%(2)
c/o Sass Lamle Rubin & Co.
1185 Ave. of the Americas
New York, NY  10036
T. Rowe Price Recovery Fund,                    967,900(3)      21.3%(3)
 L.P.
100 Pratt Street
Baltimore, MD 21202
Carl Marks Management Co.,                      938,050(4)      20.7%(4)
 L.P.
135 E. 57th St.
New York, NY 10022

     (1) Each beneficial owner has sole voting and investment power, with respect to the shares listed, unless otherwise indicated.

     (2) M.D. Sass Associates, Inc. exercises voting power and investment power over these shares on behalf of certain client accounts and accounts managed by its affiliates with which such powers are shared. Additionally, M.D. Sass employees and affiliates have an indirect beneficial interest in certain of the client entities which own these shares. M.D. Sass disclaims beneficial ownership of shares owned by its clients. James B. Rubin shares voting and investment power in the above shares as a principal in M.D. Sass's restructured securities activities and with respect to shares included in the above total held by him as trustee for a defined contribution plan. Mr. Rubin disclaims beneficial ownership of these shares.

     (3) Represents shares owned of record and beneficially by T. Rowe Price Recovery Fund, L.P. ("Recovery Fund") directly. T. Rowe Price Recovery Fund Associates, Inc. ("Associates"), as the general partner of Recovery Fund, has the power to vote and dispose of such shares, and Kim Golden, as Executive Vice President of Associates, has the authority to act on behalf of Associates as to the voting and disposition of such shares. Accordingly, Associates and Mr. Golden share investment power with Recovery Fund as to the shares and may be deemed to be beneficial owners of the shares owned directly by Recovery Fund. Each of Associates and Mr. Golden disclaims beneficial ownership of the shares.

     (4) Represents 891,250 shares beneficially owned directly by two investment partnerships, of which Carl Marks is sole General Partner. The two general partners of Carl Marks, Messrs. Andrew M. Boas and Robert C. Ruocco, share the power to direct the voting and disposition of such shares. Accordingly, such shares may be deemed to be beneficially owned by both Carl Marks and by Messrs. Boas and Ruocco. In addition, an account managed by an affiliate of Carl Marks owns beneficially 46,800 shares of Common Stock, which shares may also be deemed to be beneficially owned by Messrs. Boas and Ruocco.


SECURITY OWNERSHIP OF MANAGEMENT

Name and Address                 Amount and Nature of         Percent
of Beneficial Owner             Beneficial Ownership(1)      of Class
- ----------------------------  ---------------------------  -------------

  Barry J. Alperin                              8,000(2)        0.2%(2)
  Kim Z. Golden                               967,900(3)       21.3%(3)
  Steven H. Halper                            178,056(4)        3.4%(4)
  Peter McGeough                              184,056(5)        3.5%(5)
  Leo Peraldo                                   8,000(6)        0.2%(6)
  Alan Rosenberg                              228,520(7)        4.4%(7)
  James B. Rubin                            1,726,361(8)       38.1%(8)
  Robert C. Ruocco                            938,050(9)       20.7%(9)

  Total Shares Owned by
   Directors and Executive
   Officers as a Group
   (13 individuals):                        4,323,145(10)      93.4%(10)

     (1) Each beneficial owner has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

     (2) All of the 8,000 shares beneficially owned by Mr. Alperin are shares to which Mr. Alperin has the right to acquire beneficial ownership through the exercise of stock options.

     (3) These securities are owned by the Recovery Fund; voting and dispositive power is exercised through its sole general partner, Associates, which is a wholly owned subsidiary of T. Rowe Price Associates, Inc. Mr. Golden is Executive Vice President of Associates. Mr. Golden expressly disclaims beneficial ownership of such securities.

     (4) All of the 178,056 shares beneficially owned by Mr. Halper are shares to which Mr. Halper has the right to acquire beneficial ownership through the exercise of stock options.

     (5) Of the 184,056 shares beneficially owned by Mr. McGeough, 178,056 shares are shares as to which Mr. McGeough has the right to acquire beneficial ownership through the exercise of stock options, and 2,000 are owned by Mr. McGeough's spouse, of which Mr. McGeough expressly disclaims beneficial ownership.

     (6) All of the 8,000 shares beneficially owned by Mr. Peraldo are shares to which Mr. Peraldo has the right to acquire beneficial ownership through the exercise of stock options.

     (7) All of the 228,520 shares beneficially owned by Mr. Rosenberg are shares as to which Mr. Rosenberg has the right to acquire beneficial ownership through the exercise of stock options.

     (8) Shares voting power and investment power with affiliated persons and entities under common control for the benefit of clients owning these shares. Mr. Rubin expressly disclaims beneficial ownership of such shares. M.D. Sass employees and affiliates have an indirect beneficial interest in the certain client entities which own the shares.

     (9) Consists of shares beneficially owned by Carl Marks and an affiliated advisory firm of which Mr. Ruocco is a general partner and an executive officer, respectively. See Note 4 to table of Security Ownership of Certain Beneficial Owners and Management.

     (10) See the information in the footnotes set forth above. The percentages for the executive officers and messrs. Alperin and Peraldo are calculated on a fully diluted basis, assuming exercise of all options exercisable within 60 days, whereas, because the remaining directors do not beneficially own options, the percentages for these directors are calculated as if such options have not been exercised.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.


                        OPTION CANCELLATION INFORMATION

     The following table sets forth certain information regarding the number of shares of Common Stock covered by outstanding vested and unvested options to purchase Common Stock held by executive officers and directors of the Company to be canceled in connection with the Merger and the consideration to be paid to each of such executive officers and directors as a result thereof. Pursuant to the Merger Agreement, each existing option (whether vested or unvested) to purchase Common Stock shall be terminated in exchange for either (i) a cash payment equal to $25.05 per share of Common Stock purchasable thereunder less the exercise price with respect thereto or (ii) options of equivalent value in the Surviving Corporation.


                                                         SURVIVING
                                          TOTAL CASH   CORPORATION
                    OPTIONS   OPTIONS    VALUE TO BE    OPTIONS TO
                    VESTED   NOT VESTED    RECEIVED    BE RECEIVED*
                    -------  ----------  ------------  -----------
Barry J. Alperin      8,000          --    $   66,880              0
Coleen A.            15,584       5,416       166,766          2,305
 Colreavy
Steven H. Halper    178,056      68,610     2,185,355         54,548
Peter McGeough      178,056      68,610     2,185,355         54,548
Leo Peraldo           8,000          --        66,880              0
Alan Rosenberg      228,520      83,703     3,022,849         65,473
Robert N.            15,334       5,666        91,270          2,388
 Webber
Other
 Management         108,762      43,278     1,055,275         13,552
                    -------     -------    ----------        -------
     TOTAL          740,312     275,283    $8,840,630        192,814
                    =======     =======    ==========        =======

_______________________

* Assumes issuance of one million Surviving Common Shares on a fully-diluted basis and an inherent value of $28.8 million in the Surviving Corporation. See "Special Factors -- Future Plans of the Company."

                     PURCHASES OF COMMON STOCK BY AND OTHER
                       TRANSACTIONS WITH CERTAIN PERSONS

     Neither the Company, the Funds, any affiliate thereof nor, to the Company's knowledge, any of the executive officers or directors of the Company have purchased Common Stock within sixty days of the date of this Proxy Statement.

     The following table summarizes all purchases of Common Stock by affiliates of the Company and the Company from April 30, 1995 to the present:

                                               RANGE OF   AVERAGE
                                               PRICE PER   PRICE
                                    NUMBER OF    SHARE     PAID
      NAME OF                        SHARES     PAID BY   DURING
     PURCHASER          QUARTER     PURCHASED  PURCHASER  QUARTER
- -------------------  -------------  ---------  ---------  -------

Seaman Furniture     Fiscal 1998 -        202     19.750     19.500
 Company, Inc.       1st Quarter

M.D. Sass            Fiscal 1997 -     21,777     18.500 -   18.927
 Associates, Inc.    2nd Quarter                  19.250

                     Fiscal 1997 -     41,500     17.875 -   18.468
                     1st Quarter                  18.875


                     Fiscal 1996 -     47,950     15.500 -   17.716
                     4th Quarter                  18.750

                     Fiscal 1996 -      4,000     18.875     18.925
                     3rd Quarter

                     Fiscal 1996 -     33,597     17.500 -   18.877
                     2nd Quarter                  18.875

Carl Marks           Fiscal 1997 -     21,777     18.500 -   18.927
 Management Co.,     2nd Quarter                  19.250
 L.P.

                     Fiscal 1997 -     16,500     17.875 -   18.468
                     1st Quarter                  18.750


                     Fiscal 1996 -     47,950     15.500 -   17.716
                     4th Quarter                  18.750


                     Fiscal 1996 -      4,000     18.125 -   18.925
                     3rd Quarter                  18.875


                     Fiscal 1996 -     40,176     17.500 -   18.877
                     2nd Quarter                  18.875


Peter McGeough       Fiscal 1996 -      2,000     17.500   18.877
                     2nd Quarter

                         TRANSACTION OF OTHER BUSINESS

     The Board of Directors knows of no other matters which may be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the Proxy will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.


                            INDEPENDENT ACCOUNTANTS

     The financial statements of the Company as of April 30, 1997 and for the year then ended included in the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended April 30, 1997 attached as Appendix D to this Proxy Statement have been audited by Deloitte & Touche L.L.P., independent accountants, as stated in their report appearing therein.

     It is expected that representatives of Deloitte & Touche L.L.P. will be present at the Meeting, and will have an opportunity to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                                                      Appendix A

================================================================================



                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                               SFC MERGER COMPANY

                                      AND

                         SEAMAN FURNITURE COMPANY, INC.


                      -----------------------------------

                          DATED AS OF AUGUST 13, 1997

                      -----------------------------------

                        AS AMENDED ON SEPTEMBER 4, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.  The Merger.............................................................  1
   1.1   The Merger........................................................  1
   1.2   The Closing.......................................................  1
   1.3   Effective Time....................................................  2
   1.4   Company Actions...................................................  2

2.  Certificate of Incorporation, By-laws, Directors
   and Officers of the Surviving Corporation...............................  2
   2.1   Certificate of Incorporation and By-laws of Surviving Corporation.  2
   2.2   Directors and Officers of Surviving Corporation...................  3

3.  Conversion of Securities...............................................  3
   3.1   Conversion of Securities..........................................  3
   3.2   Dissenting Stockholders...........................................  6
   3.3   Payment for and Surrender of Company Common Shares................  6
   3.4   Stock Transfer Books..............................................  8

4.  Representations and Warranties of the Company..........................  8
   4.1   Existence; Good Standing; Corporate Authority.....................  8
   4.2   Authorization, Validity and Effect of Agreement...................  8
   4.3   Capitalization....................................................  8
   4.4   Subsidiaries......................................................  9
   4.5   No Conflict; Required Filings and Consents........................ 10
   4.6   No Brokers........................................................ 10
   4.7   State Takeover Statutes........................................... 10
   4.8   Opinion of Financial Advisor...................................... 10

5.  Representations and Warranties of Newco................................ 10
   5.1   Existence; Good Standing; Corporate Authority..................... 10
   5.2   Authorization, Validity and Effect of Agreement................... 11
   5.3   Subsidiaries...................................................... 11
   5.4   No Conflict; Required Filings and Consents........................ 11
   5.5   No Brokers........................................................ 12
   5.6   Newco............................................................. 12

6.  Covenants.............................................................. 12
   6.1   Alternative Proposals............................................. 12
   6.2   Conduct of Business by the Company................................ 13
   6.3   Conduct of Business by Newco...................................... 15
   6.4   Meeting of Stockholders........................................... 15
   6.5   Filings, Other Action............................................. 16
   6.6   Access to Information; Confidentiality............................ 16

                                                                           Page
                                                                           ----

   6.7   Publicity......................................................... 16
   6.8   Further Action.................................................... 16
   6.9   Expenses.......................................................... 17
   6.10  Insurance; Indemnity.............................................. 17
   6.11  Employee Benefits................................................. 18
   6.12  Conveyance Taxes.................................................. 19

7.  Conditions............................................................. 19
   7.1   Conditions to Each Party's Obligation To Effect the Merger........ 19
   7.2   Conditions to Obligation of Company To Effect the Merger.......... 19
   7.3   Conditions to Obligation of Newco To Effect the Merger............ 20

8.  Termination............................................................ 21
   8.1   Termination....................................................... 21
   8.2   Effect of Termination............................................. 22
   8.3   Extension; Waiver................................................. 22
   8.4   Payment of Fees and Expenses...................................... 22

9.  General Provisions..................................................... 23
   9.1   Nonsurvival of Representations, Warranties and Agreements......... 23
   9.2   Notices........................................................... 23
   9.3   Assignment; Binding Effect........................................ 23
   9.4   Entire Agreement.................................................. 24
   9.5   Amendment......................................................... 24
   9.6   Governing Law..................................................... 24
   9.7   Counterparts...................................................... 24
   9.8   Headings.......................................................... 24
   9.9   Interpretation.................................................... 24
   9.10  Waivers........................................................... 24
   9.11  Incorporation of Schedules........................................ 24
   9.12  Severability...................................................... 25
   9.13  Enforcement of Agreement.......................................... 25

                               LIST OF SCHEDULES


      Schedule 3.1(f)     - Options
      Schedule 3.1(f)(ii) - Members of Middle Management
      Schedule 4.4        - Company Subsidiaries


                               LIST OF EXHIBITS

      Exhibit A - Form of Amended and Restated Certificate of Incorporation Exhibit B - Form of Amended and Restated By-Laws

                          INDEX OF DEFINED TERMS
                          ----------------------

                                                                           Page
                                                                           ----

Action......................................................................16
Agreement....................................................................1
Blue Sky Laws................................................................9
Cap.........................................................................17
Cash Payment.................................................................4
Certificate of Merger........................................................2
Certificates.................................................................6
Closing......................................................................1
Closing Date.................................................................2
Code.........................................................................9
Company......................................................................1
Company Common Share.........................................................3
Company Equity Rights........................................................8
Company Material Adverse Effect..............................................9
Company Preferred Shares.....................................................8
Company Stock Plans..........................................................8
Consideration................................................................3
DGCL.........................................................................1
Dissenting Stockholders......................................................5
Effective Time...............................................................2
Exchange Act.................................................................2
Governmental Entity..........................................................9
Heller......................................................................14
Household...................................................................14
In-the-Money.................................................................4
Indemnification Agreements..................................................16
Indemnified Party...........................................................16
Merger.......................................................................1
Mid-Management...............................................................4
Newco........................................................................1
Newco Material Adverse Effect...............................................11
Option.......................................................................4
Paying Agent.................................................................6
Payment Fund.................................................................6
Proxy Statement..............................................................2
SEC..........................................................................2
Securities Act...............................................................9
Senior Management Ownership..................................................4
Stockholders' Meeting.......................................................15
Subsidiary...................................................................7
Surviving Common Shares......................................................4
Surviving Corporation........................................................1

                          AGREEMENT AND PLAN OF MERGER

    Agreement and Plan of Merger (this "Agreement"), dated as of August 13, 1997 and amended on September 4, 1997, by and between SFC MERGER COMPANY, a Delaware corporation ("Newco"), and SEAMAN FURNITURE COMPANY, INC., a Delaware corporation (the "Company").


                                    RECITALS

    A. M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P. and Carl Marks Management Co., majority stockholders of the Company, and Alan Rosenberg, Steven Halper and Peter McGeough, members of executive management of the Company (collectively, each being a member of the "Buyout Group"), have formed Newco.

    B. Each of the Boards of Directors of the Company and Newco (in the case of the Company, based upon the recommendation of a special committee of its independent directors) has determined that a business combination between the Company and Newco is in the best interests of its respective companies and stockholders, whereby Newco will merge with and into the Company (the "Merger"), with the Company being the surviving corporation, all upon the terms and subject to the conditions of this Agreement.

    C. Each of the Company and Newco desires to provide for the consummation of the Merger and certain other transactions relating thereto, on the terms and subject to the conditions set forth herein.


                                 1.  THE MERGER

    1.1   The Merger.  (a)  On the terms and subject to the conditions of this
          ----------
Agreement, at the Effective Time (as defined below), Newco will be merged with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Newco will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation") under the corporate name it possesses immediately prior to the Effective Time.

    (b) At the Effective Time, the corporate existence of the Company with all its rights, privileges, powers and franchises will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in the relevant provisions of the DGCL.

    1.2   The Closing.  (a) Unless this Agreement shall have been terminated
          -----------
pursuant to the provisions of Article 8, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, within two business days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date (as defined below)) set forth in Article 7 is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree, but in any case will occur on the last day of a calendar month. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

    (b) Notwithstanding any approval of this Agreement by the stockholders of the Company and Newco, no agreement between the parties hereto to change the place, time or date of the Closing will require the approval of the stockholders of the Company.

    1.3   Effective Time.  On the Closing Date, Newco and the Company will cause
          --------------
a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."

    1.4   Company Actions.  The Company hereby consents to the Merger and
          ---------------
represents that (a) its Board of Directors (at a meeting duly called and held), based upon the recommendation of a special committee of independent directors, has (i) determined by the unanimous vote of the directors (with all Buyout Group-affiliated directors abstaining upon advice of Buyout Group's counsel) that the Merger is fair to, and in the best interests of, the holders of Company Common Shares (as defined below), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) determined to recommend approval and adoption of this Agreement to the stockholders of the Company and (b) Wasserstein Perella & Co., Inc. ("WP") has delivered to the special committee of the Board of Directors of the Company its opinion that the consideration to be received by the holders of Company Common Shares pursuant to the Merger is fair to the holders of Company Common Shares (other than Newco and members of the Buyout Group) from a financial point of view, subject to the assumptions and qualifications contained in such opinion. The Company shall file with the Securities and Exchange Commission (the "SEC"), a preliminary and final definitive proxy statement (including certain information described in Schedule 13E-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and required to be set forth in such proxy statements (such preliminary and final definitive proxy statement, collectively, the "Proxy Statement") pursuant to Rule 13e-3(e)(1) under the Exchange Act). The Company agrees to provide Newco and its counsel with any comments the Company or its counsel may receive from the SEC with respect to such Proxy Statement promptly after the receipt of such comments and shall provide Newco and its counsel an opportunity to participate, including by way of discussions with the SEC, in the response of the Company to such comments.

              2.  CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS
                   AND OFFICERS OF THE SURVIVING CORPORATION

    2.1   Certificate of Incorporation and By-laws of Surviving Corporation.
          -----------------------------------------------------------------
(a) The certificate of incorporation of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the DGCL will be the certificate of incorporation of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit A.
- ---------

    (b) The by-laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the by-laws of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit B.
                                    ---------

    2.2   Directors and Officers of Surviving Corporation.  (a)  The members of
          -----------------------------------------------
the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of the Company immediately prior to the Effective Time, each of whom will serve on the Board of Directors of the Surviving Corporation in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

    (b) The officers of the Surviving Corporation as of the Effective Time will be the officers of the Company immediately prior to the Effective Time. Each such person will continue in such office of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                          3.  CONVERSION OF SECURITIES

    3.1   Conversion of Securities.  (a)  At the Effective Time, each share of
          ------------------------
Common Stock, par value $0.01 per share, of the Company (each a "Company Common Share" and collectively, the "Company Common Shares") issued and outstanding immediately prior to the Effective Time, other than as described in Sections 3.1(c) and 3.2 hereof, will, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive $25.05 per share in cash (the "Consideration").

    (b) At the Effective Time, all Company Common Shares to be converted into the Consideration pursuant to this Section 31 will, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate previously representing any such Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares, except the right to receive for each of the Company Common Shares, upon the surrender of such certificate in accordance with Section 3.3, the Consideration, without any interest thereon.

    (c) At the Effective Time, each Company Common Share issued and outstanding and owned by the Company as treasury stock or owned by any of Newco or any of the Company's Subsidiaries immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any Consideration therefor and cease to exist.

    (d) At the Effective Time, each share of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, or any fraction of a share of such class of common stock, of Newco issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Newco or the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, or any fraction thereof ("Surviving Common Shares").

    (e) All notes and other debt instruments of the Company which are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

    (f) Subject to the satisfaction of the obligations of the Company with respect thereto in Section 7.3(f), at the Effective Time, each outstanding option, whether exercisable or unexercisable, to purchase Company Common Shares (each, an "Option") described in Schedule 3.1(f) shall be treated as follows:
                                 ---------------

          (i) Each unexpired Option to purchase Company Common Shares that is outstanding and exercisable at the Effective Time and has an exercise price of $25.05 or less ("In-the-Money"), other than those held by Messrs. Halper, McGeough and Rosenberg, will no longer be exercisable for the purchase of Company Common Shares but shall entitle each holder thereof, in cancellation and in settlement therefor, to payment in cash (subject to applicable withholding payments, the "Cash Payment") at the Effective Time equal to the product of (x) the total number of Company Common Shares subject to such Option which is vested and (y) the excess of the Consideration over the exercise price per Company Common Share subject to such Option.

          (ii) Each unexpired Option to purchase Company Common Shares that is outstanding and In-the-Money but not exercisable at the Effective Time, held by members of middle management set forth on Schedule 3.1(f)(ii) ("Mid-
                                          -------------------
Management"), will no longer be exercisable for the purchase of Company Common Shares but shall entitle each holder thereof, in cancellation and in settlement therefor, to the Cash Payment at the Effective Time equal to the product of (x) the total number of Company Common Shares subject to such Option and (y) the excess of the Consideration over the exercise price per Company Common Share subject to such Option.

          (iii) Each unexpired Option to purchase Company Common Shares that is outstanding and In-the-Money but not exercisable at the Effective Time, other than those held by Messrs. Halper, McGeough and Rosenberg and by members of Mid-Management, will no longer be exercisable for the purchase of Company Common Shares but shall entitle the holder thereof at the Effective Time, in cancellation and settlement therefor, to the issuance of immediately exercisable options to purchase, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, options to purchase in the aggregate 8,245 Surviving Common Shares, with an exercise price of $1.00 per Surviving Common Share, based upon an assigned In-the-Money value of $244,796.00 in the aggregate.

               (iv) Each unexpired Option to purchase Company Common Shares that is outstanding and In-the-Money, other than those with an exercise price of $24.50 per share, whether or not exercisable at the Effective Time, held by Messrs. Halper, McGeough and Rosenberg, will no longer be exercisable for the purchase of Company Common Shares but shall entitle each of Messrs. Halper, McGeough and Rosenberg, in cancellation and in settlement thereof at the Effective Time, to (A) the issuance of immediately exercisable options to purchase 48,184, 48,184 and 58,200 Surviving Common Shares respectively, with an exercise price of $1.00 per Surviving Common Share, and (B) the payment of $2,185,355, $2,185,355 and $3,022,849 in cash, respectively.

               (v) Each unexpired Option to purchase Company Common Shares that is outstanding with an exercise price of $24.50 per share, whether or not exercisable at the Effective Time, held by Messrs. Halper, McGeough and Rosenberg, will no longer be exercisable for the purchase of Company Common Shares but shall entitle each of Messrs. Halper, McGeough and Rosenberg, in cancellation and in settlement thereof at the Effective Time, to the issuance of options to purchase 3,182, 3,182 and 3,636 Surviving Common Shares, respectively, with an exercise price of $28.17 per Surviving Common Share.

               (vi) Each unexpired Option to purchase Company Common Shares that is outstanding with an exercise price of $28.00 per share, whether or not exercisable at the Effective Time, held by Messrs. Halper, McGeough and Rosenberg, will no longer be exercisable for the purchase of Company Common Shares but shall entitle each of Messrs. Halper, McGeough and Rosenberg, in cancellation and in settlement thereof at the Effective Time, to the issuance of options to purchase 3,182, 3,182 and 3,636 Surviving Common Shares, respectively, with an exercise price of $32.19 per Surviving Common Share.

               (vii) Each of the provisions of Sections 3.1(f) (iii),(iv), (v) and (vi), assume (x) the issuance of one million Surviving Common Shares on a fully diluted basis including the stock options contemplated by this Section 3.1(f) and (y) an inherent value of $28.8 million in the Surviving Corporation. Such inherent value is based upon the assumption that at the Effective Time (A) the amount of the dividend to be paid will be $67,000,000, (B) the Company will have available cash of $75,000,000, (C) borrowings available from Heller will aggregate $26,000,000, and (D) expenses of the transaction will be $2,500,000. Any change in any of the assumptions or the number of issued Surviving Common Shares will result in a proportionate change in the exercise price, number of options and cash received, as the case may be.

          (viii) Each Cash Payment to be paid to each holder of an outstanding Option pursuant to this Section will be paid at the Effective Time. The Surviving Corporation will not issue any fractional Surviving Common Shares upon the exercise of any Option and any right in respect thereof will, without further action, be forfeited.

          (ix) After the Effective Time, Newco will issue to each holder of an Option to be issued pursuant to the terms of this Section 3.1 a document evidencing the foregoing agreement.

    3.2   Dissenting Stockholders. Notwithstanding any other provisions of this
          -----------------------
Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Stockholders") shall not be converted into or represent the right to receive the Consideration. Such Dissenting Stockholders instead shall be entitled to receive payment of the appraised value of such Company Common Shares held by them in accordance with the provisions of such Section 262, except that shares of Company Common Stock that are held by a Dissenting Stockholder who shall have failed to perfect or who effectively shall have withdrawn or lost his or her rights to appraisal of such shares of Company Common Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Consideration upon surrender in the manner provided in
Section 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Company Common Shares. The Company shall give Newco (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Newco, settle or offer to settle any demand.

    3.3   Payment for and Surrender of Company Common Shares.  (a)  At the
          --------------------------------------------------
Effective Time, Newco or the Surviving Corporation, as the case may be, will deposit with such bank or trust company designated by Newco and reasonably acceptable to the Company (the "Paying Agent"), for the benefit of the holders of Company Common Shares, cash equal to the total aggregate Consideration referred to in Section 31 (being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions, deliver the Consideration contemplated by Section 31 out of the Payment Fund, and, except as provided in this Section 3.3, the Payment Fund will not be used for any other purpose. The Company will act as paying agent with respect to payments to holders of Options pursuant to Section 3.1(f).

    (b) Promptly after the Effective Time, the Paying Agent will mail to each holder of record (other than holders of certificates for Company Common Shares referred to in Section 31) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for each of the Company Common Shares represented by such Certificates the Consideration, and the Certificates so surrendered will promptly be cancelled. Until so surrendered, Certificates will represent solely the right to receive the Consideration. No dividends or other distributions that are payable, if any, after the Effective Time to holders of record of Certificates will be paid to persons entitled by reason of the Merger to receive the Consideration until such persons surrender their Certificates. Upon such surrender, there will be paid to the registered holders of Certificates surrendered such dividends or other distributions, if any, on the appropriate payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any Consideration is to be paid to a person whose name is a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Paying Agent any transfer or other taxes required by reason of the payment of such Consideration in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Consideration deliverable in respect thereof as determined in accordance with this Agreement, provided that the person to whom the Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

    (c) Any portion of the Payment Fund or the cash made available to the Paying Agent pursuant to Section 3.3(a) which remains unclaimed by the former stockholders of the Company for 180 days after the Effective Time will be delivered to the Surviving Corporation and any former stockholders of the Company will thereafter look only to the Surviving Corporation for payment of their claim for the Consideration for the Company Common Shares.

    (d) Neither Newco, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Payment Fund (or from the Surviving Corporation after the Payment Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. At such time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined below), such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

    (e) The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

    3.4   Stock Transfer Books.  At the Effective Time, the stock transfer books
          --------------------
of the Company will be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter or on the records of the Company.


               4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Newco as follows:

    4.1   Existence; Good Standing; Corporate Authority.  The Company is a
          ---------------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

    4.2   Authorization, Validity and Effect of Agreement.  The Company has the
          -----------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to receipt of necessary stockholder approval, to consummate the transactions contemplated hereby and thereby. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of a majority of the outstanding Company Common Shares, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by the Company and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

    4.3   Capitalization.  The authorized capital stock of the Company consists
          --------------
of 15,000,000 Company Common Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Shares"). As of July 1, 1997, (a) 4,536,839 Company Common Shares were issued and outstanding and 467,736 shares were held in the Company's treasury, (b) no Company Preferred Shares were outstanding or held in the Company's treasury, (c) no Company Common Shares or Company Preferred Shares were held by Subsidiaries of the

Company, (d) 1,500,000 Company Common Shares were reserved for future issuance pursuant to outstanding stock options granted under the Company's Amended and Restated 1992 Stock Option Plan (the "Company Stock Plan") and 1,017,095 shares were reserved for future grants under such plans, and (e) Schedule 3.1(f) is a
                                                          ---------------
true and complete list of persons who have received options granted pursuant to Company Stock Plan, the amounts of such grants and the grant prices thereof. Except as set forth in this Section 4.3, there are no outstanding options, warrants, calls, subscriptions, bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. Since such date, (i) no additional shares of capital stock of the Company have been issued, except pursuant to the Company Stock Plan or pursuant to the exercise of options thereunder and (ii) no options, warrants or other rights to subscribe for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which the Company is or may be required to issue or sell additional shares of the Company's capital stock (collectively, "Company Equity Rights") have been granted.

    4.4   Subsidiaries.  Schedule 4.4 sets forth a complete and accurate list of
          ------------   ------------
the Subsidiaries of the Company and indicates for each such Subsidiary the jurisdiction of incorporation or organization. The Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries (except for directors' qualifying shares).

    4.5   No Conflict; Required Filings and Consents.  (a)  The execution and
          ------------------------------------------
delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries, or (ii) subject to making the filings and obtaining the approvals identified in Section 45, conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clause (ii), for any such conflicts or violations which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect").

    (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity") by either the Company or any of its Subsidiaries, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"),

(B) the filing of the Certificate of Merger pursuant to the DGCL, (C) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval, triggered by the Merger or the other transactions contemplated by this Agreement, and (D) applicable requirements, if any, of the Internal Revenue Code of 1986, as amended (the "Code"), and state, local and foreign tax laws, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (c) The affirmative vote of the holders of a majority of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

    4.6   No Brokers.  The Company has not entered into any contract,
          ----------
arrangement or understanding with any person or firm which may result in the obligation of the Company or Newco to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained WP as its financial advisors, the arrangements with which have been disclosed in writing to Newco prior to the date hereof. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    4.7   State Takeover Statutes.  The provisions of Section 203 of the DGCL
          -----------------------
are inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

    4.8   Opinion of Financial Advisor.  The Company has received the opinion of
          ----------------------------
WP to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Shares in the Merger is fair to such holders (other than Newco and the Buyout Group) from a financial point of view and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Newco.

                  5.  REPRESENTATIONS AND WARRANTIES OF NEWCO

    Newco represents and warrants to the Company as of the date of this Agreement as follows:

    5.1   Existence; Good Standing; Corporate Authority.  Newco is a corporation
          ---------------------------------------------
duly incorporated, validly existing and in good standing under the laws of Delaware. The copies of the certificate of incorporation and by-laws of Newco previously made available to the Company are true and correct.

    5.2   Authorization, Validity and Effect of Agreement.  Newco has the
          -----------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Newco and by the stockholders of Newco, and no other corporate action on the part of Newco is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by Newco and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by Newco (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Newco enforceable against it in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

    5.3   Subsidiaries.  Newco does not own any Subsidiaries.
          ------------

    5.4   No Conflict; Required Filings and Consents.  (a)  The execution and
          ------------------------------------------
delivery of this Agreement by Newco do not, and the consummation by Newco of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of Newco, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to Newco or by which any property or asset of Newco is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Newco is a party or by which Newco or any property or asset of Newco is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Newco from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of Newco (a "Newco Material Adverse Effect").

    (b) The execution and delivery of this Agreement by Newco do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, and required approvals and consents of other Governmental Entities (whether domestic or foreign) and the rules and regulations thereunder,
(B) the filing of a certificate of merger pursuant to the DGCL, (C) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and
(D) applicable requirements, if any, of the

Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Newco from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Newco Material Adverse Effect.

    5.5   No Brokers.  Newco has not entered into any contract, arrangement or
          ----------
understanding with any person or firm which may result in the obligation of the Company or Newco to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Newco has retained Wheat, First Securities, Inc. as its financial advisers. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    5.6   Newco.  Newco was formed solely for the purpose of engaging in the
          -----
transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Newco has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                 6.  COVENANTS

    6.1   Alternative Proposals.  Upon execution of this Agreement, the Company
          ---------------------
will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any Alternative Proposal (as defined below) or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. An "Alternative Proposal" means, other than the transactions contemplated hereby, the receipt by the Company of any inquiries or the making or implementation of any proposal or offer (including without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or any significant portion of the assets of the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event the Company receives an unsolicited written proposal or written offer with respect to an Alternative Proposal, the Board of Directors of the Company shall be entitled, solely to the extent it has been advised (i) by its outside counsel that a failure to do so would violate its fiduciary obligations under applicable law and (ii) by its financial advisor that the Alternative Proposal is financially superior to the Merger and the transactions contemplated thereby, to review and participate in negotiations concerning such proposal and furnish relevant information concerning the Company to the offeror; provided that (A) the Company shall have furnished, or concurrently with the provision of such information to such offeror shall furnish, Newco with all such information provided to such offeror and (B) the offeror executes a confidentiality agreement with the Company. The Company shall notify Newco promptly of any such unsolicited Alternative Proposal, or any inquiry or contact with any person with respect thereto. In addition, in the event (i) the Company enters into negotiations with respect to an unsolicited Alternative Proposal or
(ii) the Company's Board of Directors shall withdraw its approval of this Agreement and the transactions contemplated hereby or its recommendation to the stockholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to Newco. Nothing in this Section 61 will (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal except as otherwise permitted herein), or (z) affect any other obligation of the Company under this Agreement.

    6.2   Conduct of Business by the Company.  Prior to the Effective Time,
          ----------------------------------
except as contemplated by any other provision of this Agreement, unless Newco has previously consented in writing thereto, the Company:

    (a) will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

    (b) will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (c) will not amend its certificate of incorporation or by-laws or comparable governing instruments;

    (d) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in
Article 4 would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify Newco thereof;

    (e) will promptly deliver to Newco true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (f) will not (i) except pursuant to the exercise of Company Equity Rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other Company Equity Rights not existing on the date hereof to acquire any shares of its capital stock, (iii) grant, confer or award any bonuses or other forms of incentive compensation to any officer, director or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement, (iv) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director or employee or amend any such agreement in any material respect, except for severance arrangements consistent with past practice with respect to officers and employees terminated by the Company, or (vi) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect;

    (g) will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

    (h) will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or to acquire any business or assets, except for (i) any purchase of inventory undertaken in the ordinary course of business, (ii) a sale of a portion or all of the approximately 16 acres of undeveloped land located in Bridgeport, New Jersey, or (iii) in the ordinary course of business and for an amount not exceeding $1,000,000 in the aggregate;

    (i) will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business other than the senior credit facility being negotiated with Heller Business Credit, a division of Heller Financial, Inc. ("Heller"), in the aggregate principal amount of up to $35,000,000;

    (j) will not, except pursuant to and in accordance with the capital budget previously disclosed in writing to Newco, authorize, commit to or make capital expenditures;

    (k) will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

    (l) will not enter into or agree to enter into any contract without the prior written consent of Newco unless such contract is entered into by the Company for (i) the sale of the Company's accounts receivable to Household Bank (Nevada), N.A. ("Household"), (ii) any purchase of inventory undertaken in the ordinary course of business, (iii) the sale of accounts receivable that are more than 180 days past due; or (iv) any other contract in the ordinary course of business and the total payments by the Company contemplated thereby do not exceed $1,000,000 and have a term of no longer than one year;

    (m) will maintain insurance consistent with past practices for its businesses and properties;

    (n) will not make any change in its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries; and

    (o) will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    6.3   Conduct of Business by Newco.  Prior to the Effective Time, except as
          ----------------------------
contemplated by any other provision of this Agreement, unless the Company has previously consented in writing thereto, Newco:

    (a) will not amend its certificate of incorporation or by-laws (other than by-law amendments which are not material to Newco or to the consummation of the transactions contemplated by this Agreement);

    (b) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of any of Newco contained in
Article 5 would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of Newco obtaining knowledge thereof) notify the Company thereof; and

    (c) will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Newco contained in this Agreement untrue or incorrect or prevent Newco from performing or cause Newco not to perform its covenants hereunder.

    6.4   Meeting of Stockholders.  The Company will take all action necessary
          -----------------------
in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable after the date hereof to consider and vote upon the adoption of this Agreement and the approval of the Merger, the other transactions contemplated hereby and such other related matters as it deems appropriate. The Board of Directors of the Company will recommend such adoption and approval and the Company and the Board will each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement; provided, however, that the Board of Directors of the Company may
           --------  -------
withdraw, modify or change such recommendation if the Company receives an Alternative Proposal and the Board believes based upon consultation with its outside counsel and its financial advisor that a failure to do so would violate its fiduciary duties to the stockholders of the Company imposed by law.

    6.5   Filings, Other Action.  Subject to the terms and conditions herein
          ---------------------
provided, the parties will: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, including the Proxy Statement and information required by Schedule 13E-3; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties will take all such necessary action.

    6.6   Access to Information; Confidentiality.  From the date hereof to the
          --------------------------------------
Effective Time, the Company will (a) allow all designated officers, attorneys, accountants and other representatives of Newco reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, as the case may be, (b) furnish to Newco, Newco's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (c) instruct the employees, counsel and financial advisors of the Company to cooperate with the other in the other's investigation of the business of it and its Subsidiaries and (d) keep Newco fully apprised and informed of all significant developments with respect to the assets, business activities, financial condition, earnings and prospects of the Company and its Subsidiaries. Newco will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Newco shall keep such information confidential, subject to the requirements of any governmental or other authorities, except with respect to information that is ascertainable from public or published information or trade sources.

    6.7   Publicity.  The initial press release relating to the execution of
          ---------
this Agreement will be a joint press release and thereafter the Company and Newco will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

    6.8   Further Action.  Each party hereto will, subject to the fulfillment at
          --------------
or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

    6.9   Expenses.  Except as provided in Article 8, whether or not the Merger
          --------
is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein and except that the expenses incurred in connection with printing and mailing the Proxy Statement, will be shared equally by the Company and Newco.

    6.10  Insurance; Indemnity.  (a)  From and after the Effective Time, the
          --------------------
Surviving Corporation will indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its certificate of incorporation, by-laws, indemnification agreements with its officers and directors (the "Indemnification Agreements") and applicable law, each person who is now or was during the past six months prior to the date hereof an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation in writing, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent and the Surviving Corporation will not be obligated pursuant to this Section 6.10(a) to pay the fees and disbursements of more than one counsel (including local counsel) for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action. In the event of any conflict between the provisions of the Indemnification Agreements and this Section 6.10, the provisions of the Indemnification Agreements shall prevail.

    (b) For a period of four years after the Effective Time, the Surviving Corporation will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that the
                                                  --------  -------
Surviving Corporation will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $135,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

    (c) The provisions of this Section 6.10 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

    6.11  Employee Benefits.  Notwithstanding anything to the contrary contained
          -----------------
herein, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention and firing of employees of the Surviving Corporation. Notwithstanding the immediately preceding sentence, the Surviving Corporation will (i) satisfy all obligations of the Company or any of its Subsidiaries under any existing severance agreement between the Company or any of its Subsidiaries and any of their officers or employees and (ii) until the expiration of one year after the Effective Time, satisfy all obligations of the Company or any of its Subsidiaries under their current respective severance policies. The Surviving Corporation will provide for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) until the expiration of one year after the Effective Time, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof, and (b) thereafter that are, at the election of the Surviving Corporation, either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of the Surviving Corporation or its Subsidiaries who were not employees of the Company or any Subsidiary immediately prior to the Effective Time; provided, however,
                                                           --------  -------
that notwithstanding the foregoing (A) nothing herein will be deemed to require the Surviving Corporation to modify the benefit formulas under any pension, profit sharing or savings plan of the Company or any Subsidiary in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA or the Code, (B) employee stock ownership, stock bonus, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans" hereunder, and (C) nothing herein will obligate the Surviving Corporation to continue any particular "employee benefit plan" for any period after the Effective Time.

    6.12  Conveyance Taxes.  The Company and Newco will cooperate in the
          ----------------
preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.


                                7.  CONDITIONS

    7.1   Conditions to Each Party's Obligation To Effect the Merger.  The
          ----------------------------------------------------------
respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company.

    (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

    (c) The Company shall have (i) consummated the sale of its accounts receivable to Household and (ii) executed definitive documentation in connection with the senior credit facility with Heller and shall have sufficient availability thereunder to consummate the Merger.

    (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.

    7.2   Conditions to Obligation of Company To Effect the Merger.  The
          --------------------------------------------------------
obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

    (a) (i) The representations and warranties of Newco contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of Newco contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

    (b) Newco shall have performed or complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

    (c) Newco shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Newco, certifying as to the fulfillment of the conditions specified in Section 7.2(a) and (b).

    (d) Newco shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by Newco and the consummation by each of the transactions contemplated hereby.

    7.3   Conditions to Obligation of Newco To Effect the Merger.  The
          ------------------------------------------------------
obligation of Newco to effect the Merger will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the following additional conditions:

    (a) (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

    (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date, unless such failure to perform or comply is due to any act by, or omission of, any member of the Buyout Group.

    (c) The Company shall have delivered to Newco a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and (b).

    (d) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business, properties, financial condition or results of operation of the Company or any of its Subsidiaries.

    (e) The Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby.

    (f) The Company or the Board of Directors of the Company shall have taken any action needed to be taken to provide that options issued pursuant to the Company Stock Plan will be treated as provided in Section 3.1(f) hereof.


                                8.  TERMINATION

    8.1   Termination. Notwithstanding the provisions of Article 7, this
          -----------
Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Newco:

    (a) by mutual written consent of the Company and Newco, or by mutual action of their respective Boards of Directors;

    (b) by either the Company or Newco if (i) any Governmental Entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or such injunction or other action shall have become final and nonappealable, or (ii) any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

    (c) by either the Company or Newco, so long as such party has not breached its obligations hereunder, if the Merger shall not have been consummated on or before December 31, 1997; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

    (d) by the Company if there has been a material breach of this Agreement on the part of Newco with respect to any of its covenants, representations or warranties contained herein and such breach has not been cured within 10 business days after written notice thereof from the Company;

    (e) by Newco if there has been a material breach of this Agreement on the part of the Company with respect to any of its covenants, representations or warranties contained herein and such breach has not been cured within 10 business days after written notice thereof from Newco;

    (f) by the Company as required to discharge the fiduciary obligations of its Board of Directors under applicable law as advised in writing by counsel and/or its financial advisor;

    (g) by Newco if the Board of Directors of the Company (i) shall have withdrawn or modified, in any manner which is adverse to Newco, its recommendation or approval of the Merger or this Agreement or shall have resolved to do so or (ii) shall have recommended to the stockholders of the Company any Alternative Proposal or any transaction described in the definition of Alternative Proposal, or shall have resolved to do so.

    8.2   Effect of Termination. (a) In the event of termination of this
          ---------------------
Agreement by either the Company or Newco as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Newco or the Company or their respective affiliates, officers, directors or stockholders except (i) with respect to this Section 8.2,
Section 8.3, 8.4 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.6, 9.8, 9.9, 9.12, and 9.13 and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement.

    (b) If this Agreement is terminated pursuant to Sections 8.1(e) (due to any act by, or omission of, any member of the special committee), (f) or (g), and such termination was not due to any act by, or omission of, any member of the Buyout Group (not including the act of termination), then the Company shall pay (or reimburse) all fees, costs and expenses (including fees and expenses of accountants, attorneys and other advisors to Newco) incurred by or on behalf of Newco in connection with the Merger, this Agreement and the transactions contemplated thereby and hereby.

    (c) The parties agree that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due under Section 8.2(b), in addition to any amounts paid or payable pursuant to such section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

    8.3   Extension; Waiver. At any time prior to the Effective Time, and
          -----------------
subject to applicable law, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

    8.4   Payment of Fees and Expenses.  In the event that this Agreement is
          ----------------------------
terminated by Newco because the Company has breached any of its representations or warranties hereunder and/or failed to fulfill or perform any of its covenants or agreements hereunder, and such breach or failure is due to any act by, or omission of, any member of the Buyout Group, then Newco shall pay (or reimburse) all fees, costs and expenses (including fees and expenses of accountants, attorneys and other advisors to the Company) incurred by the Company in connection with the Merger, this Agreement and the transactions contemplated thereby and hereby.


                            9.  GENERAL PROVISIONS

    9.1   Nonsurvival of Representations, Warranties and Agreements.  All
          ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will be deemed to the extent expressly provided herein to be conditions to the Merger and will not survive the Merger, provided, however, that the agreements contained in Article 3,
            --------  -------
Section 6.9 and this Article 9 will survive the Merger and Sections 6.10, 6.11,
8.2 and 8.4 will survive termination.

    9.2   Notices.  Any notice required to be given hereunder will be sufficient
          -------
if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Newco:                             If to the Company:

SFC Merger Company                       Seaman Furniture Company
c/o Resurgence Asset Management          300 Crossways Park Drive
1185 Avenue of the Americas - 18th Fl.   Woodbury, New York 11797
New York, New York 10036
Attention:  James B. Rubin               Attention:  Barry J. Alperin
Fax No.:    212/768-8078                 Fax No.:    516/682-1610

With copies to:                          With copies to:

Jones, Day, Reavis & Pogue               Shereff, Friedman, Hoffman
599 Lexington Avenue                     & Goodman, LLP
New York, New York  10022                919 Third Avenue
Attention:  John J. Hyland, Esq.         New York, New York 10022
Fax No.:    212/755-7306                 Attention:  Charles I. Weissman, Esq.
                                         Fax No.:    212/758-9526

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

    9.3   Assignment; Binding Effect.  Neither this Agreement nor any of the
          --------------------------
rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 6.10 and 6.11,
nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.4  Entire Agreement.  This Agreement, the Exhibits, the Schedules and any
         ----------------
documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

    9.5   Amendment.  This Agreement may be amended by the parties hereto at any
          ---------
time before or after approval of matters presented in connection with the Merger by the stockholders of the Company but after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.6   Governing Law.  This Agreement will be governed by and construed in
          -------------
accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

    9.7   Counterparts.  This Agreement may be executed by the parties hereto in
          ------------
separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    9.8   Headings.  Headings of the Articles and Sections of this Agreement are
          --------
for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

    9.9   Interpretation.  In this Agreement, unless the context otherwise
          --------------
requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.

    9.10  Waivers.  Except as provided in this Agreement, no action taken
          -------
pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    9.11  Incorporation of Schedules.  The Schedules attached hereto and
          --------------------------
referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    9.12  Severability.  Any term or provision of this Agreement which is
          ------------
invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

    9.13  Enforcement of Agreement.  The parties hereto agree that irreparable
          ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                    SEAMAN FURNITURE COMPANY, INC.



                                    By:   /s/ Steven H. Halper
                                         ---------------------------------------
                                         Name:   Steven H. Halper
                                         Title:  Executive Vice President


                                    SFC MERGER COMPANY



                                    By:   /s/ Alan Rosenberg
                                         ---------------------------------------
                                         Name:   Alan Rosenberg
                                         Title:  President

                                                                       Exhibit A
                                                                       ---------


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         SEAMAN FURNITURE COMPANY, INC.



     The undersigned, being the President of Seaman Furniture Company, Inc., does hereby certify that this Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and that the date of filing the original certificate of incorporation with the Secretary of State of Delaware was June 3, 1985 and further certifies as follows:

                                   ARTICLE I

                                      NAME

     Section 1.1.  Name.  The name of the corporation is Seaman Furniture
                   ----
Company, Inc. (the "Company").

                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT

     Section 2.1.  Office and Agent.  The address of the Company's registered
                   ----------------
office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                               CORPORATE PURPOSE

     Section 3.1.  Purpose.  The purpose of the Company is to engage in any
                   -------
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE IV

                                 CAPITALIZATION

          Section 4.1.  Authorized Capital Stock.  The Company is authorized to
                        ------------------------
issue three classes of capital stock, designated Class A Voting Common Stock, Class B Non-Voting Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 1,500,000 shares, consisting of 500,000 shares of Class A Common Stock, par value $0.01 per share, 900,000 shares of Class B Common Stock, par value $0.01 per share, and 100,000 shares of Preferred Stock, par value $0.01 per share.

          Section 4.2.  Class A Common Stock.  The holders of Class A Common
                        --------------------
Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

          Section 4.3.  Class B Common Stock.  The holders of Class B Common
                        --------------------
Stock will not be entitled to vote at any meeting.

          Section 4.4.  Preferred Stock.  The Preferred Stock may be issued in
                        ---------------
one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

          (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

          (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

          (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

          (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

          (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

          (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any

                                      A-1-2
     other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

          (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

          (h) the provisions, if any, of a sinking fund applicable to such series; and

          (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").


                                   ARTICLE V

                             AMENDMENTS TO BY-LAWS

          Section 5.1.  Amendments to By-Laws.  Except as otherwise provided by
                        ---------------------
law or by the By-Laws or this Certificate of Incorporation, the By-Laws may be amended in any respect or repealed at any time, either (a) by the holders of a majority of the stock issued and outstanding and entitled to vote, or (b) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders.


                                   ARTICLE VI

                            MEETINGS OF STOCKHOLDERS

          Section 6.1.  Elections of Directors.  Elections of directors need not
                        ----------------------
be by written ballot except and to the extent provided in the By-Laws of the Company.


                                  ARTICLE VII

                            LIABILITY OF A DIRECTOR

          Section 7.1.  Director Liability.  To the full extent permitted by the
                        ------------------
Delaware General Corporation Law or any other applicable laws currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article VII will not adversely affect any

                                      A-1-3
right or protection of a Director of the Company existing prior to such repeal or modification.

                                  ARTICLE VIII

                                INDEMNIFICATION

          Section 8.1.  Indemnification.  Each person who is or was or had
                        ---------------
agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect and will be entitled to advancement of expenses in connection therewith. The right of indemnification and of advancement of expenses provided in this Article VIII (a) will not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article VIII. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification and/or advancement of expenses greater or different than that provided in this Article VIII or the Delaware General Corporation Law. Any amendment or repeal of, or adoption of any provision inconsistent with, this
Article VIII will not adversely affect any right or protection existing hereunder, or arising out of the facts occurring, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

                                      A-1-4

          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation and affirmed that the statements made herein are true under penalties of perjury this ______ day of _________, 1997.


                                                -------------------------------
                                                Alan Rosenberg
                                                President



- -------------------------------
Robert Webber
Vice President

                                      A-1-5

                                                                       Exhibit B
                                                                       ---------





================================================================================







                              AMENDED AND RESTATED

                                    BY-LAWS

                                       OF

                         SEAMAN FURNITURE COMPANY, INC.

                            AS OF ________ __, 1997







================================================================================

                             TABLE OF CONTENTS

                                                                  Page
                                                                  ----

                                   ARTICLE I

                                    OFFICES

1.01   Registered Office....................................................1
1.02   Other Offices........................................................1


                                  ARTICLE II

                            MEETING OF STOCKHOLDERS

2.01   Time and Place of Meetings...........................................1
2.02   Annual Meeting.......................................................1
2.03   Special Meetings.....................................................1
2.04   Notice of Meetings...................................................2
2.05   Quorum...............................................................2
2.06   Voting...............................................................2
2.07   Stockholders' Consent in Lieu of Meeting.............................3

                                  ARTICLE III

                              BOARD OF DIRECTORS

3.01   Function.............................................................3
3.02   Number, Election, and Terms..........................................3
3.03   Vacancies and Newly Created Directorships............................3
3.04   Removal..............................................................4
3.05   Resignation..........................................................4
3.06   Regular Meetings.....................................................4
3.07   Special Meetings.....................................................4
3.08   Quorum...............................................................4
3.09   Written Action.......................................................4
3.10   Participation in Meetings by Telephone
            Conference......................................................4
3.11   Compensation.........................................................5
3.12   Rules................................................................5

                                      (i)

                                                                  Page
                                                                  ----

                                  ARTICLE IV

                                    NOTICES

4.01   Generally............................................................5
4.02   Waivers..............................................................5


                                   ARTICLE V

                                   OFFICERS

5.01   Generally........................................................... 5
5.02   Compensation........................................................ 6
5.03   Term of Office, Resignation and Removal..............................6
5.04   Authority and Duties.................................................6


                                  ARTICLE VI

                                     STOCK

6.01   Certificates........................................................ 6
6.02   Transfers............................................................6
6.03   Lost, Stolen, or Destroyed Certificates..............................7
6.04   Record Dates.........................................................7
6.05   Classes of Stock.....................................................7


                                  ARTICLE VII

                                INDEMNIFICATION

7.01   Damages and Expenses.................................................8
7.02   Insurance, Contracts, and Funding....................................8


                                 ARTICLE VIII

                                    GENERAL

8.01   Fiscal Year..........................................................9
8.02   Seal.................................................................9

                                      (ii)

                                                                  Page
                                                                  ----

8.03   Reliance upon Books, Reports, and Records............................9
8.04   Time Periods.........................................................9
8.05   Amendments...........................................................9
8.06   Certain Defined Terms................................................9

                                     (iii)

                              AMENDED AND RESTATED

                                    BY-LAWS

                                       OF

                         SEAMAN FURNITURE COMPANY, INC.


                                   ARTICLE I

                                    OFFICES


          SECTION 1.01.  Registered Office.  The registered office of Seaman
                         ------------------
Furniture Company, Inc. in the State of Delaware shall be at the principal office of The Corporation Trust Company in the City of Wilmington, County of New Castle, and the registered agent in charge thereof shall be The Corporation Trust Company.

          SECTION 1.02.  Other Offices.  The Company may also have an office or
                         --------------
offices at any other place or places within or without the State of Delaware as the Board may from time to time determine or the business of the Company may from time to time require.


                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

          SECTION 2.01.  Time and Place of Meetings.  All meetings of the
                         --------------------------
stockholders for the election of Directors or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board or, in the absence of a designation by the Board, the President, or the Secretary, and stated in the notice of meeting. The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

          SECTION 2.02.  Annual Meeting.  An annual meeting of the stockholders
                         --------------
will be held in the third week of September or on such other date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality vote the Directors to succeed those whose terms expire and will transact such other business as may properly be brought before the meeting.

          SECTION 2.03.  Special Meetings.  Special meetings of the stockholders
                         ----------------
may be called by the Board, and may be called by (a) the President, or (b) the Secretary within 10 calendar days after receipt of the written request of the holders of a majority of the stock issued and outstanding and entitled to vote. Any such request must be sent to the President or the Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock, if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation.

          SECTION 2.04.  Notice of Meetings.  Written notice of every meeting of
                         ------------------
the stockholders, stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the
                                           --------  -------
adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting must be given in conformity herewith.
At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

          SECTION 2.05.  Quorum.  Except as otherwise provided by law or a
                         ------
Preferred Stock Designation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

          SECTION 2.06.  Voting.  Except as otherwise provided by law, by the
                         ------
Certificate of Incorporation or a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by written proxy. Every proxy must be duly executed and filed with the Secretary. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by the Certificate of Incorporation or these By-Laws or unless the President or the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which has actually been voted will be the act of the stockholders, except in the election of Directors or when a different vote is required as otherwise provided in these By-Laws, the Certificate of Incorporation, a Preferred Stock Designation, or by law.

                                      A-2-2

          SECTION 2.07.  Stockholders' Consent in Lieu of Meeting.  Any action
                         ----------------------------------------
required by the General Corporation Law of the State of Delaware to be taken at any annual or special meeting of stockholders, and any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the recordholders of shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the recordholders of all shares entitled to vote thereon were present and voted.


                                  ARTICLE III

                               BOARD OF DIRECTORS

          SECTION 3.01.  Function.  The business and affairs of the Company will
                         --------
be managed under the direction of its Board.

          SECTION 3.02.  Number, Election, and Terms.  (a) Subject to the
                         ---------------------------
rights, if any, of the Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the Board shall consist of three or more members. The authorized number of Directors may be determined from time to time only by a vote of a majority of the Whole Board. The Directors, including those who may be elected by the holders of any series of the Preferred Stock, shall be elected at the annual meeting of the stockholders, except as provided in Section 3.03 of this Article, and each Director elected shall hold office until his successor is elected and qualified, except as required by law.

      (b) Notwithstanding anything contained in the Certificate of Incorporation or these By-Laws to the contrary, the term of any Director who is also an officer of the Company will terminate automatically, without any further action on the part of the Board or such Director, upon the termination for any reason of such Director in his or her capacity as an officer of the Company.

          SECTION 3.03.  Vacancies and Newly Created Directorships.  Subject to
                         -----------------------------------------
the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause which occur between annual meetings of the stockholders will be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, by a sole remaining Director or by the holders of a majority of the stock issued and outstanding and entitled to vote. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor is elected and qualified or such Director's earlier death, resignation, disqualification, or removal. No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

                                      A-2-3

          SECTION 3.04.  Removal.  Subject to the rights, if any, of the holders
                         -------
of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office with or without cause by the holders of a majority of the voting stock or by the affirmative vote of the Whole Board and only for cause.

          SECTION 3.05.  Resignation.  Any Director may resign at any time by
                         -----------
giving written notice of his or her resignation to the President or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice.

          SECTION 3.06.  Regular Meetings.  Regular meetings of the Board may be
                         ----------------
held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

          SECTION 3.07.  Special Meetings.  Special meetings of the Board may be
                         ----------------
called by the President on one day's notice to each Director by whom such notice is not waived, given either personally or by mail, telephone, telegram, telex, facsimile, or similar medium of communication, and will be called by the President in like manner and on like notice on the written request of a majority of the total number of Directors then in office. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

          SECTION 3.08.  Quorum.  At all meetings of the Board, a majority of
                         ------
the total number of Directors then in office will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these By-Laws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

          SECTION 3.09.  Written Action.  Any action required or permitted to be
                         --------------
taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board or Committee.

          SECTION 3.10.  Participation in Meetings by Telephone Conference.
                         -------------------------------------------------
Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone conference or similar means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

                                      A-2-4

          SECTION 3.11.  Compensation.  The Board may establish the compensation
                         ------------
for, and reimbursement of the expenses of, Directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by Directors to the Company or any of its majority-owned subsidiaries.

          SECTION 3.12.  Rules.  The Board may adopt rules and regulations for
                         -----
the conduct of meetings and the oversight of the management of the affairs of the Company.



                                   ARTICLE IV

                                    NOTICES

          SECTION 4.01.  Generally.  Except as otherwise provided by law, these
                         ---------
By-Laws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these By-Laws, notice is required to be given to any Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at the address of such Director or stockholder as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notice to Directors may also be given by telephone, telegram, telex, facsimile, or similar medium of communication or as otherwise may be permitted by these By-Laws.

          SECTION 4.02.  Waivers.  Whenever any notice is required to be given
                         -------
by law or under the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.


                                   ARTICLE V

                                    OFFICERS

          SECTION 5.01.  Generally.  The officers of the Company will be elected
                         ---------
by the Board and will consist of a President (who, if the Board so specifies, may but will not be required to be also the Chief Executive Officer), a Secretary, and a Treasurer. The Board of Directors may also choose any or all of the following: one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), and such other officers as the Board may from time to time determine. Notwithstanding the

                                      A-2-5
foregoing, by specific action the Board may authorize the President to appoint any person to any office other than President, Secretary, or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer's powers or duties to any other officer or to any Director.

          SECTION 5.02.  Compensation.  The compensation of all officers and
                         ------------
agents of the Company who are also Directors of the Company will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation to an officer of other officers and agents of the Company to an officer of the Company.

          SECTION 5.03.  Term of Office, Resignation and Removal.  The officers
                         ---------------------------------------
of the Company will hold office until their successors are elected and qualified or their earlier death, resignation or removal. Any officer may resign at any time by giving written notice of his or her resignation to the President or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Company may be filled by the Board or by the President as provided in By-Law 5.01.

          SECTION 5.04.  Authority and Duties.  Each of the officers of the
                         --------------------
Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.


                                   ARTICLE VI

                                     STOCK

          SECTION 6.01.  Certificates.  Certificates representing shares of
                         ------------
stock of the Company will be in such form as from time to time may be determined by the Board, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Company, and such certificate will exhibit the holder's name and the number of shares and will be signed by, or in the name of, the Company by the President and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Company. Any or all of the signatures and the seal of the Company, if any, upon such certificates
may be facsimiles, engraved, or printed.   Such certificates may be issued and
delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.

          SECTION 6.02.  Transfers.  Upon surrender to the Company or the
                         ---------
transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it will be the duty of the

                                      A-2-6

Company to issue, or to cause its transfer agent to issue, a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

          SECTION 6.03.  Lost, Stolen, or Destroyed Certificates.  The Secretary
                         ---------------------------------------
may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen, or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen, or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of the new certificate.

          SECTION 6.04.  Record Dates.  (a) In order that the Company may
                         ------------
determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which will not be more than 60 nor less than 10 calendar days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

      (b) In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

          SECTION 6.05.  Classes of Stock.  The designations, preferences, and
                         ----------------
relative participating, optional or other special rights of the various classes of stock or series thereof, and the qualifications, limitations, or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates which the Company issues to represent its stock or, in lieu thereof, such certificates will set forth the office of the Company from which the holders of certificates may obtain a copy of such information.

                                      A-2-7

                                 ARTICLE VII

                                INDEMNIFICATION

          SECTION 7.01.  Damages and Expenses.  (a) Without limiting the
                         --------------------
generality or effect of Article VIII of the Certificate of Incorporation, the Company will to the fullest extent permitted by applicable law as then in effect indemnify any person (an "Indemnitee") who is or was involved in any manner (including without limitation as a party or a witness) or is threatened to be made so involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including without limitation any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was or had agreed to become a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Board or an officer of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, or anything done or not by such person in any such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Such indemnification will be a contract right and will include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with such Proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by this By-Law 7.01 or otherwise.

      (b) The right of indemnification provided in this By-Law 7.01 will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and will be applicable to Proceedings commenced or continuing after the adoption of this By-Law 7.01, whether arising from acts or omissions occurring before or after such adoption.

      (c) The indemnification and advancement of expenses provided by, or granted pursuant to, this By-Law 7.01 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

          SECTION 7.02.  Insurance, Contracts, and Funding.  The Company may
                         ---------------------------------
purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines, and amounts paid in settlement or incurred by any Indemnitee in connection with any Proceeding referred to in By-Law 7.01 or otherwise, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any person entitled to indemnification under By-Law 7.01 or otherwise, and may create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in By-Law 7.01.

                                      A-2-8

                                 ARTICLE VIII

                                    GENERAL

          SECTION 8.01.  Fiscal Year.  The fiscal year of the Company shall be
                         -----------
fixed from time to time by the Board.

          SECTION 8.02.  Seal.  The Board may adopt a corporate seal and use the
                         ----
same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

          SECTION 8.03.  Reliance upon Books, Reports, and Records.  Each
                         -----------------------------------------
Director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company's officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

          SECTION 8.04.  Time Periods.  In applying any provision of these By-
                         ------------
Laws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded, and the day of the event will be included.

          SECTION 8.05.  Amendments.  Except as otherwise provided by law or by
                         ----------
the Certificate of Incorporation or these By-Laws, these By-Laws may be amended in any respect or repealed at any time, either (a) by the holders of a majority of the stock issued and outstanding and entitled to vote, or (b) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders.

          SECTION 8.06.  Certain Defined Terms.  Terms used herein with initial
                         ---------------------
capital letters that are not otherwise defined are used herein as defined in the Certificate of Incorporation.

                                      A-2-9

                                                                      Appendix B

                   [LETTERHEAD OF WASSERSTEIN PERELLA & CO]





                                                       August 13, 1997


Committee of Independent Directors
Seaman Furniture Company, Inc.
300 Crossways Park Drive
Woodbury, NY  11797


Members of the Committee:

        You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the "Shares"), of Seaman Furniture Company, Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 13, 1997 (the "Merger Agreement"), between the Company and SFC Merger Company ("Newco"). The Merger Agreement provides for, among other things, the merger of Newco with and into the Company pursuant to which each outstanding Share will be converted into the right to receive $25.05 in cash (the "Merger"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

        In connection with rendering our opinion, we have reviewed drafts of the Merger Agreement, and for purposes hereof, we have assumed that the final form of the Merger Agreement will not differ in any material respect from the drafts provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

        We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the furniture retailing industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

        In our review and analysis and in formulating our opinion we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed, with your consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

        We are acting as financial advisor to the Committee of Independent Directors of the Company (the "Committee") in connection with the proposed Merger and will receive a fee for our services, a portion of which is contingent on the consummation of a transaction. We will also receive a fee for rendering this opinion. In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion addresses only the fairness from a financial point of view to the shareholders of the Company (other than M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P., Carl Marks Management Co. L.P., certain members of senior management of the Company, and their respective affiliates) of the consideration to be received by such shareholders in the Merger, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the underlying business decision to effect the transactions contemplated by the Merger Agreement.

        It is understood that this letter is for the benefit and use of the Committee in its consideration of the Merger. Except for inclusion in its entirety in a proxy statement relating to the Merger or as may otherwise be required by law or by a court of competent jurisdiction, this letter may not be quoted, used or reproduced for any other purpose without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

        Based upon and subject to the foregoing, including the various assumptions and limitation wet forth herein, it is our opinion that as of the date hereof, the $25.05 per Share cash consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders (other than M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P., Carl Marks Management Co. L.P., certain members of senior management of the Company, and their respective affiliates) from a financial point of view.

                                            Very truly yours,



                                            /s/ Wasserstein Perella & Co. Inc.

                                            WASSERSTEIN PERELLA & CO., INC.

                                                                      Appendix C

(S)(S) 262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise compiled with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S)228 or
     (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct.

Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, (S)262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, (S)24; 57 Del. Laws, c. 148,
(S)(S)27-29; 59 Del. Laws, c. 106, (S)12; 60 Del. Laws, c. 371, (S)(S)3-12; 63
Del. Laws, c. 25, (S)14; 63 Del. Laws, c. 152, (S)(S)1,2; 64 Del. Laws, c. 112,
(S)(S)46-54; 66 Del. Laws, c. 136, (S)30-32; 66 Del. Laws, c. 352, (S)9; 67 Del.
Laws, c. 376, (S)(S)19, 20; 68 Del. Laws, c. 337, (S)(S)3,4; 69 Del. Laws, c.
61, (S)10; 69 Del. Laws, c. 262, (S)(S)1-9; 70 Del. Laws, c. 79, (S)16; 70 Del.
Laws, c. 186, (S)1; 70 Del. Laws, c. 299, (S)(S)2,3; 70 Del. Laws, c. 349,
(S)22.)

                                                                      APPENDIX D

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  FORM 10-K/A

            [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                    FOR THE FISCAL YEAR ENDED APRIL 30, 1997

                                       OR

         [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                 FOR THE TRANSITION PERIOD FROM              TO

                         COMMISSION FILE NUMBER 0-21226
                         ------------------------------

                         SEAMAN FURNITURE COMPANY, INC.
                         ------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                       11-2751205
             ----------------------------------    -------------------------
             (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
             INCORPORATION OR ORGANIZATION)        IDENTIFICATION NUMBER)

             300 CROSSWAYS PARK DRIVE
             WOODBURY, NEW YORK                                    11797
             --------------------------------------------      --------------
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)        (ZIP CODE)

             REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE  (516)  496-9560
                                                                 ---------------

       SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:  NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

           TITLE OF EACH CLASS       NAME OF EACH EXCHANGE ON WHICH REGISTERED
           -------------------       -----------------------------------------
     COMMON STOCK, $.01 PAR VALUE    NASDAQ NATIONAL MARKET

     INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

     YES  X   NO
         ---     ---

     INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K.[ ]

             APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

     INDICATE BY CHECK MARK WHETHER THE REGISTRANT HAS FILED ALL DOCUMENTS AND REPORTS REQUIRED TO BE FILED BY SECTION 12, 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 SUBSEQUENT TO THE DISTRIBUTION OF SECURITIES UNDER A PLAN CONFIRMED BY A COURT.

     YES  X   NO
         ---     ---

     AS OF JULY 15, 1997, THE AGGREGATE MARKET VALUE OF VOTING STOCK HELD BY NON-AFFILIATES OF THE REGISTRANT WAS $20,578,012 BASED ON THE LAST REPORTED SALE PRICE OF THE REGISTRANT'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET SYSTEM.

4,536,839  SHARES OF COMMON STOCK WERE OUTSTANDING ON JULY 15, 1997.

Item 1.  BUSINESS
         --------

GENERAL

     Seaman Furniture Company, Inc. (the "Company" or "Seaman's") believes that it is the largest regional specialty furniture retailer in the northeastern United States in terms of sales and that it has the leading market position in the greater New York metropolitan area. The Company currently operates a chain of 41 stores. Of these, 27 are in the New York, New Jersey and Connecticut Tri-State Area, 8 are in the Philadelphia metropolitan area and 6 are in the Cleveland/Akron, Ohio metropolitan area. The move into the Cleveland/Akron area, was the Company's first expansion beyond the Northeast. Seaman's stores sell a variety of living room, bedroom, dining room and other home furniture and accessories in contemporary, traditional, country and casual styles. The Company was incorporated in Delaware in June 1985 as a successor to the business founded by Julius Seaman, who opened the first "Seaman's" store in Brooklyn, New York in 1933.

     Seaman's retailing philosophy targets the broad sector of middle-income, value-oriented consumers by providing value pricing, quality products, enhanced customer service, quick delivery and in-store credit. This philosophy is conveyed to consumers through Seaman's high-impact television, radio and newspaper advertising.

MARKETING AND MERCHANDISING

     Seaman's retailing philosophy is driven by its "narrow and deep" merchandising strategy. The basis of this strategy is to carry and display in each store a similar variety of furniture styles and models in a carefully limited selection of fabrics, colors and finishes pre-selected by Seaman's buyers. The "narrow and deep" merchandising strategy allows the Company to purchase merchandise in large quantities at substantial savings to the Company and, ultimately, the customer. The ability to purchase items in large quantities also enables the Company to work with its suppliers to customize merchandise so that the Company can offer items that are often exclusive to its trading area. Seaman's also is able to offer quick delivery of merchandise to its customers since less than 2% of Seaman's sales are special order items, with the balance being items that are usually stocked in Seaman's warehouses.
Pricing decisions, including the timing and amount of promotions and markdowns, are made centrally by Seaman's management and its buyers.

     "The Package/(R)/" is an important element of Seaman's merchandising strategy. In the 1970s, Seaman's stores implemented "The Package/(R)/" concept, which encourages the purchase of a collection of complementary furniture items at a significant savings compared to the already competitive prices of the individual items in the collection. In the stores, furniture is displayed in model room settings that present the furniture as coordinated collections in a home environment, which enables customers to more easily envision the furniture in their own homes, in addition to encouraging the purchase of multiple pieces of furniture in one transaction. Seaman's mass media advertising campaigns emphasize the value in this merchandising concept. The majority of the dollar value of all merchandise sold over each of the last three fiscal years was sold as part of a package of merchandise.

     The Company carries contemporary, high-fashion, European-style furniture, traditional, country and casual styles of furniture in its stores in order to attract a base of customers with different style preferences. The Company's store design strategy emphasizes this product mix by tailoring the environment of each model room setting to the style of the furniture and by creating distinct sales areas for each style of furniture. The Company currently displays substantially the same merchandise mix in all of its stores. However, it makes changes in a particular region's stores' merchandise mix based on local nuances and preferences reported to the Company by regional and store management.

     The Company believes that it maintains relatively low inventories of merchandise in relation to its sales by use of its inventory control system in particular through use of the radio frequency, bar-code system in its 2 largest warehouses. Seaman's buyers monitor inventory regularly to maintain levels required by its most recent sales trends. Daily computer reports are available that show, among other things, sales by category and style of furniture, which help the Company understand local preferences and market conditions. The Company takes advantage of rapid merchandise turnover to continually update and refresh the styles, fabrics, colors and finishes available. Seaman's average inventory turnover, including store display samples, is approximately five times per year, which the Company believes is among the highest in its industry.

     All of Seaman's stores are generally open seven days a week. Each location is staffed with trained management and sales personnel who are familiar with the Company's merchandise, promotions and credit programs. Management personnel are compensated on a salary and potential bonus basis, and sales personnel are compensated on a salary and commission basis.

     The Company provides a one-year limited warranty on all of the furniture it sells. Pursuant to this limited warranty, the Company generally replaces or repairs any defective merchandise or offers a merchandise certificate or refund at the customer's option. The Company generally requires that its suppliers stand behind its warranty. The Company could bear the cost, however, if a supplier did not honor the warranty obligation.

STORE REDESIGN AND RENOVATION

     The Company has been redesigning and renovating its existing stores and designing its new stores to provide a more attractive in-store atmosphere. This has been achieved by professionally redesigning and redecorating selling space in existing stores and designing new stores in order to improve the consumer's shopping experience and to enhance the appearance of displayed merchandise. Seaman's design strategy focuses on partitioning store selling space to create multiple room settings that include furniture, lamps and other accessories suggesting how merchandise might look in the customer's home. Since May 1993, the Company has invested approximately $4.9 million to renovate its existing stores, and expects to invest approximately $1 million on store renovations through fiscal 1998. Currently, 35 of Seaman's 41 stores have been renovated or were initially designed under these new guidelines, and the Company expects to complete the redesign and renovation of 3 more stores in fiscal 1998.

COMPETITION

     All aspects of the retail furniture business are highly competitive. Business practices such as credit availability, its terms and selection of merchandise vary widely among the Company's competitors. The Company believes that the principal areas of competition with respect to its business are price, delivery time and selection, and that it competes effectively in these areas. The Company's competitors include individual furniture stores, department and discount stores and chain stores, some of which have been established in the same geographic areas as the Company's stores for long periods of time. Some of the Company's competitors derive revenue from sales of products other than furniture.

SUPPLIERS

     The Company purchases all of its merchandise directly from approximately 170 domestic and foreign suppliers. The Company does not manufacture any of the furniture it sells. Over the last three fiscal years, no supplier has provided the Company with merchandise representing more than 6.5% of the Company's purchases, and the Company is not dependent upon any single supplier for merchandise. In fiscal 1997, the Company purchased approximately 80% of its merchandise from 40 of its suppliers. The Company is diversified in all of its product categories, with a minimum of at least three suppliers in all primary categories. Although the Company has no long-term contracts or commitments with any supplier, the Company has had long-term relationships with many of its suppliers and believes that it is viewed as a valued customer due to its prompt payment history, its low rate of merchandise returns because of its use of clearance centers to liquidate slow-selling merchandise and its practice of purchasing merchandise in large quantities. This ability to purchase items in large quantities also enables the Company to work with its suppliers to customize its merchandise in order to offer items that are often exclusive to its trading area. While management believes that alternative sources of supply are available for all merchandise purchased, purchases from these alternative sources may be more costly both with respect to price and payment terms.

     Foreign suppliers provide the Company with approximately 30% of its merchandise. The Company imports merchandise principally from suppliers in Canada, Italy and the Far East. All of the Company's purchases from foreign suppliers are based on U.S. dollar values and are paid in U.S. dollars without adjustments for currency rate fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview."

WAREHOUSING, DISTRIBUTION AND DELIVERY

     Seaman's purchasing strategy of pre-selecting and stocking specific merchandise in its warehouses together with the size of its warehouses enables the Company to take advantage of purchasing efficiencies and to store large amounts of certain merchandise in order to ensure quick delivery. The majority of items sold in Seaman's stores are delivered to the customer within two weeks of the date of the written sale, or in some instances within a few days. The Company believes that such quick delivery provides it with a distinct advantage in its competitive markets.

     The Company operates three warehouses to store its inventories of merchandise which are located in Woodbridge, New Jersey (the "Woodbridge warehouse"), Central Islip, New York (the "Islip warehouse") and Cleveland, Ohio (the "Cleveland warehouse"). The Woodbridge warehouse, which is approximately 450,000 square feet, is a leased facility. It services Seaman's seven New Jersey stores, its eight Philadelphia area stores and five of its New York stores. Approximately 39% of Seaman's sales in fiscal 1997 were delivered from this facility. The Islip warehouse is owned and operated by the Company and has approximately 248,000 square feet that services Seaman's stores in Connecticut and its remaining New York stores. Approximately 30% of the Company's sales in fiscal 1997 were delivered from this facility. The Cleveland warehouse, which is a leased facility, is approximately 100,000 square feet and services the Ohio stores. Approximately 5% of Seaman's sales were delivered from this facility. The term on this lease expires on May 30, 1998. See "Properties". The balance of the inventory is stored with and delivered from either a public warehouse or certain suppliers who store and deliver goods for the Company. The Company believes that these warehouses will be sufficient to support Seaman's deliveries in its existing market areas over the next two fiscal years.

     In April 1996 the Company converted its Islip warehouse to a full radio frequency inventory control system ("RF System"). The Company converted its Woodbridge warehouse to a similar RF System in August 1996. The Company has no plans to convert its Cleveland warehouse to an RF System in the near future.

     Merchandise is delivered from the Woodbridge, Islip and Cleveland warehouses to customers by two delivery companies, which acting as agents for the Company, also collect cash balances due from customers. The Company has written contracts with the delivery companies whereby the amounts paid by the Company to these companies vary depending on the volume of merchandise delivered and the distance traveled. The contracts with these delivery companies are material to the Company. If one of the delivery companies were to cease doing business with the Company, the second delivery company could replace it or another delivery company could be found without a material impact on the delivery process. It would be difficult, however, to replace both delivery companies at the same time due to the start-up time necessary to familiarize a new delivery company with the Company's operations.

     The Company also permits customers to pick up some merchandise directly from its stores, clearance centers and warehouses. Certain merchandise, particularly store display items, discontinued styles and clearance items, is delivered directly from Seaman's stores and clearance centers by small independent truckers.

ADVERTISING AND PROMOTIONS

     The Company believes it enjoys widespread name recognition in the greater New York and Philadelphia metropolitan market areas, primarily due to intensive, ongoing mass media advertising campaigns utilizing the Company's trademarks "Seaman's/(R)/," "See Seaman's First/(R)/," "Seaman's Plus/(R)/" and "The Package/(R)/." Advertising and sales promotions are important parts of Seaman's overall merchandising strategy, emphasizing the reputation of the Company as a quality retailer and the value of "The Package/(R)/" concept of merchandising. See "Business -

Marketing and Merchandising." Approximately 59% of Seaman's advertising budget for fiscal 1997 was for advertising in major New York, Philadelphia and Cleveland metropolitan area newspapers and for the distribution of color circulars in newspapers, while the majority of the remaining 41% was for local television and radio advertising. Historically, the Company has not used direct mail as a significant part of its advertising programs.

     The Company continues to offer and advertise credit and product promotions on a regular basis. Seaman's product promotions usually offer discounted prices on specific individual items and on items that are merchandised together in "The Package/(R)/" approach.

     One of Seaman's most successful promotions has been its "No/No/No" campaign, which offers qualifying customers the use of the Company's proprietary credit card with no down payment (exclusive of sales tax and delivery charges), deferred payments and interest free terms for a specified period, generally three to four months, on certain purchases. These promotions not only serve to bolster sales but have the added effects of providing additional customers for its proprietary credit card program and an increased possibility that customers will become repeat customers through continued use of their Seaman's credit card. See "Business - Credit Operations."

INFORMATION SYSTEMS

     The Company operates a computer system which was installed in July 1994. The system integrates Seaman's financial, purchasing and inventory functions and enables management to access credit, sales and inventory information quickly, while providing many operating efficiencies for the Company. The Company installed an RF System in its Islip warehouse in April 1996 and completed installation of a similar system in its Woodbridge warehouse in August 1996.

CREDIT OPERATIONS

     The Company offers its customers the option to make purchases using cash, the Company's proprietary credit card or other major credit and charge cards (MasterCard, Visa, Optima and Discover credit cards and the American Express card). Generally, the Company requires a deposit covering sales tax and delivery charges when a sale is made, with the balance payable upon or prior to delivery of the merchandise.

     The Company had provided in-house credit for its customers since the early 1980s. On August 5, 1997, the Company consummated the sale of substantially all of its customer accounts receivable to Household Bank (Nevada), N.A. ("Household") for net proceeds of approximately $70 million. In connection therewith, the Company also entered into a Merchant Agreement with Household, dated August 1, 1997 with an effective date of August 5, 1997, pursuant to which Household will provide revolving credit financing to individual qualified customers of the Company through the issuance of a Seamans proprietary credit card. The Company's proprietary credit card is offered to qualified customers for the purchase of merchandise at any of Seaman's stores. The Company currently offers special credit terms to its cardholders on a promotional basis, such as no down payment on the furniture, deferred payments and interest free promotions under the "No/No/No" program. See "Business - Advertising and

Promotions." Those customers who are approved for credit and utilize the Company's own proprietary credit card, may spend up to their approved credit limit on furniture purchases with a nominal down-payment. Convenient, in-store credit approvals for Seaman's customers are processed in a matter of minutes.

SEASONALITY AND CYCLICALITY

     The Company's business generally is not subject to significant seasonal variations. However, the Company's business is significantly influenced by the general economy, consumer confidence and disposable income, and the housing markets in the areas where its stores are located.

TRADEMARKS

     The Company's name is well established in the greater New York and Philadelphia metropolitan markets served by the Company's stores, and management believes that the reputation of that trade name is important. The Company and its subsidiaries do not have any material patents or trademarks, except for the Company's trademarks "The Package/(R)/," "See Seaman's First,/(R)" "/Seaman's Plus/(R)/" and "Fabric Bond." The Company is in the process of registering an additional trademark, "The Sensible Way to a Beautiful Home./TM/"

EMPLOYEES

     As of April 30, 1997, the Company had 1,104 full-time employees. Four collective bargaining agreements with Local 875 of the International Brotherhood of Teamsters ("Local 875") are currently in force. Contracts covering the employment of the New York, New Jersey, Connecticut and Philadelphia sales staff, the New York, New Jersey, Connecticut, Philadelphia store porters and certain Islip and Woodbridge warehouse staff are due to expire on January 2, 2000, March 1, 2000, December 29, 1998 and August 15, 2000, respectively.
Except for the Islip union members, who receive health coverage from a Company sponsored plan under the collective bargaining agreements with Local 875 the Company contributes to the union's welfare and pension funds. For its nonunion employees, the Company provides health, dental, life and disability insurance coverage. The Company also has a defined contribution 401(k) savings plan covering nonunion employees. The Company has never had a strike or work stoppage.

1988 LEVERAGED BUYOUT AND SUBSEQUENT REORGANIZATION

     Following an initial public offering of Seaman's common stock in 1985 and a secondary offering in 1986, the Company was taken private in a leveraged buyout (the "LBO") by affiliates of Kohlberg Kravis Roberts & Co., L.P. in 1988, incurring debt of approximately $360 million. The Company experienced a considerable, unanticipated decline in sales volume, operating income and liquidity in the years 1989 through 1991 due, among other things, to changes in business philosophy (including cutting merchandise margins, de-emphasizing "The Package/(R)/" concept and expanding Seaman's emphasis on sales events in its advertising) and the debt burden that resulted from the LBO, and was exacerbated further by a significant economic recession in the United States that was especially severe in the northeastern United States. Thereafter, the

Company filed for bankruptcy protection under Chapter 11 ("Chapter 11") of the United States Bankruptcy Code in January 1992. The Company emerged from Chapter 11 proceedings in October 1992, with its outstanding indebtedness having been reduced from approximately $360 million to approximately $13 million. As part of its Chapter 11 proceedings, the Company adopted "fresh start reporting." Current senior management of the Company was appointed by the Board of Directors immediately following Seaman's emergence from Chapter 11 proceedings.

PROPOSAL TO TAKE THE COMPANY PRIVATE

     SFC Merger Company, a Delaware corporation controlled by a group consisting of the Company's senior management and majority stockholders, M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P., and Carl Marks Management Co. L.P., executed a merger agreement (the "Merger Agreement") with the Company on August 13, 1997. The Merger Agreement provides for, among other things, cash consideration of $25.05 per share for each share of the Company's outstanding common stock. Under the terms of the Merger Agreement, the Company will survive the merger and be owned by the majority stockholders and the current senior management of the Company. The Merger Agreement was approved by a special committee of the Board of Directors of the Company consisting of two independent directors. The special committee received a fairness opinion from Wasserstein Perella & Co, Inc. The Merger Agreement is subject to certain conditions, including financing and stockholder approval.

ITEM 2.                         PROPERTIES
                                ----------

     The Company currently operates 41 stores: 27 stores in the New York, New Jersey and Connecticut Tri-State Area, 8 stores in the Philadelphia metropolitan area and 6 stores in the Cleveland/Akron metropolitan area. Most of Seaman's stores are located near heavily populated areas, shopping malls or other retail operations and are near major highways or other major thoroughfares. Seaman's stores range in size from approximately 10,000 to 47,000 square feet, and most of each store is devoted to selling space. The average selling space per store is approximately 23,000 square feet. No store accounted for more than 10% of the Company's net sales for fiscal 1997.

     The opening of the stores in the Cleveland/Akron area was the Company's initial expansion beyond the Northeast. The Cleveland stores range in size from approximately 23,000 square feet to 37,000 square feet.

     All of Seaman's stores are leased. See Note 7 of the Notes to Consolidated Financial Statements for information with respect to specific leases. The terms for the 41 leases expire at various times in the years from 1998 through 2023 with many having options to renew for additional periods. There can be no assurances that the leases that expire will be renewed or renegotiated on the same terms.

     As discussed above, the Company operates three warehouse facilities: the Woodbridge, New Jersey warehouse, the Central Islip, New York warehouse and the Cleveland, Ohio warehouse. The Woodbridge warehouse, which is approximately 450,000 square feet, is leased.

This lease expires in 2002 with an option to renew for eight additional years. The Islip warehouse, which is approximately 248,000 square feet, is owned by the Company and was financed, in part, by a $6.0 million industrial revenue bond which was issued by the Town of Islip, New York. On November 8, 1996, the Company prepaid the industrial revenue bond, which had an outstanding principal balance of approximately $3.7 million, with proceeds received from Fleet Bank N.A. in the amount of approximately $6.2 million pursuant to a Mortgage Note ("Note") issued by the Company to Fleet. The Note, payable monthly and maturing on November 8, 2003, is secured by a Mortgage, Security Agreement and Assignment of Lease Rights covering the Company's Central Islip Warehouse. The balance of the proceeds was used to reduce the outstanding borrowing under the Loan Agreement (as hereinafter defined). The Cleveland warehouse, which is approximately 100,000 square feet, is leased on a year to year basis. The Company believes that the Islip, Woodbridge and Cleveland warehouses have sufficient capacity to support Seaman's near term planned expansion in the current market areas they serve. See "Business - Warehousing, Distribution and Delivery."

     The Company's executive offices are located in a 40,000 square foot leased facility located in Woodbury, New York. This lease expires in 2002 with an option to renew for five additional years. The Company believes that its executive offices are sufficient to accommodate current anticipated growth.

     The Company also owns approximately 16 acres of undeveloped land located in Bridgeport, New Jersey, which property is being marketed for sale.


ITEM 3.                         LEGAL PROCEEDINGS
                                -----------------

     The Company from time to time is involved in legal proceedings and litigation incidental to the normal course of the Company's business. The Company believes that the ultimate disposition of these proceedings and ligitation will not materially adversely affect the Company's financial position.


ITEM 4.                   SUBMISSION OF MATTERS TO A
                           VOTE OF SECURITY HOLDERS
                           ------------------------

     None.

                                    PART II.
                                    --------

ITEM 5.              MARKET FOR REGISTRANT'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MARKETS
                        -------------------------------

     The Company's common stock, par value $0.01 per share (the "Common Stock") became listed on the Nasdaq National Market on June 8, 1993. Prior to that it was quoted on the National Quotation System's "pink sheets." The common stock closed at $22 3/4 on July 15, 1997.

     The following table sets forth (as reported by Nasdaq National Market) for the periods indicated the prices of the common stock.

          FISCAL 1997     HIGH    LOW    CLOSE
          -----------     ----    ---    -----

          4th Quarter    20 1/4  19      19 1/2
          3rd Quarter    21 1/4  18 1/4  20
          2nd Quarter    21 1/4  16 7/8  18 1/2
          1st Quarter    19 3/8  16 1/4  16 3/4

          FISCAL 1996     HIGH    LOW    CLOSE
          -----------     ----    ---    -----

          4th Quarter    19 3/4  15      18 1/2
          3rd Quarter    19 1/2  17 1/2  18 3/8
          2nd Quarter    19 3/4  16 3/4  19 3/4
          1st Quarter    21      18 3/4  18 3/4

     These quotations reflect inter-dealer prices, without retail markups, markdowns or commissions.

     The number of record holders of the Company's Common Stock as of July 15, 1997 was 259. Pursuant to the Company's Amended and Restated Stock Option Plan, 1,015,595 shares of the Common Stock are subject to outstanding options at April 30, 1997. See "The Company's Proxy Statement for 1997 Annual Stockholders Meeting."

     The Company has never paid any cash dividends on its stock.

ITEM 6. FINANCIAL INFORMATION

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                             (Amounts in Thousands)

                              ---------------------------------------------------------------------------
                                                                                              Proforma
                                 Year          Year            Year             Year         Twelve-month
                                ended         ended           ended            ended         Period ended
                            April 30, 1997 April 30, 1996 April 30, 1995    April 30, 1994   April 30, 1993 (1)
                              -----------  -------------  ------------      ------------     ------------
Revenues:
Net Sales                       $251,175       $229,505      $215,857          $170,348         $162,576

Net Finance Charge Income         12,809         14,036        12,364             7,865            8,490

                              -----------  -------------  ------------      ------------     ------------
  Total                          263,984        243,541       228,221           178,213          171,066
                              -----------  -------------  ------------      ------------     ------------

Operating Costs & Expenses:
  Cost of sales, including
    Buying and Occupancy costs   167,430        152,982       138,038           112,648          109,904

  Selling, General and
   Administrative                 87,206         83,094        74,691            60,159           63,171

                              -----------  -------------  ------------      ------------     ------------
  Total                          254,636        236,076       212,729           172,807          173,075
                              -----------  -------------  ------------      ------------     ------------

  Income (Loss) from Operations    9,348          7,465        15,492             5,406           (2,009)

  Interest Expense                (2,247)        (1,748)       (1,707)           (1,854)          (1,347)
  Interest Income                     65            878           561               694              507

  Reorganization Charges               -              -             -                 -           (8,033)
                              -----------  -------------  ------------      ------------     ------------

Income (Loss) before Income Tax
   and Extraordinary Credits       7,166          6,595        14,346             4,246          (10,882)

 Income Tax (Expense)/Benefit     (3,081)        (2,700)       (5,738)            2,694                -
                              -----------  -------------  ------------      ------------     ------------

Income (Loss) before
   Extraordinary Credits           4,085          3,895         8,608             6,940          (10,882)

Extraordinary Credits                  -              -             -                 -          353,569

                              ===========  =============  ============      ============     ============
Net Income                         $4,085         $3,895        $8,608            $6,940         $342,687


(1) Combines arithmetically the five month period ended September 30, 1992 and the seven month period ended April 30, 1993. The 1993 twelve-month period includes five months of activities while the Company operated as a Debtor-in-Possession and seven months of activities after emergence from Chapter 11 and debt discharge.

The following table sets forth for the periods indicated certain items in selected financial data as a percentage of sales, and the percentage change of such items from the indicated prior period.


                                                            Percentage of Net Sales                   Percentage Increase (Decrease)


                                          -------------------------------------------------------     ------------------------------


                                                                                       Proforma             Year Ended April 30,
                                            Year       Year        Year       Year   Twelve-month         1997       1996     1995
                                           ended       ended      ended      ended   Period ended          vs         vs       vs
                                          4/30/97     4/30/96    4/30/95    4/30/94   4/30/93 (1)         1996       1995     1994
                                          -------------------------------------------------------     ------------------------------


Revenues:
Net Sales                                   100.0      100.0      100.0      100.0      100.0              9.4       6.3      26.7
Net Finance Charge Income                     5.1        6.1        5.7        4.6        5.2             -8.7      13.5      57.2

  Cost of sales, including
    Buying and Occupancy costs               66.7       66.7       63.9       66.1       67.6              9.4      10.8      22.5

  Selling, General and Administrative        34.7       36.2       34.6       35.3       38.9              4.9      11.3      24.2

  Income (Loss) from Operations               3.7        3.3        7.2        3.2       -1.3             25.2     -51.8     186.6

  Interest Expense                           -0.9       -0.8       -0.8       -1.1       -0.8             28.5       2.4      -7.9
  Interest Income                             0.0        0.4        0.3        0.4        0.3            -92.6      56.5     -19.2

  Reorganization Charges                     --         --         --         --         -4.9              --        --        --

Income (Loss) before Income Tax
   and Extraordinary Credits                  2.8        3.0        6.7        2.5       -6.7              8.7     -54.0     237.9

 Income Tax (Expense)/Benefit                -1.2       -1.2       -2.7        1.6       --               14.1     -52.9     313.0

Income (Loss) before
   Extraordinary Credits                      1.6        1.7        4.0        4.1       -6.7              4.9     -54.8      24.0

Extraordinary Credits                        --         --         --         --        217.5              --        --        --

Net Income                                    1.6        1.7        4.0        4.1      210.8             4.9     -54.8      24.0


(1) Combines arithmetically the five month period ended September 30, 1992 and the seven month period ended April 30, 1993. The 1993 twelve-month period includes five months of activities while the Company operated as a Debtor-in-Possession and seven months of activities after emergence from Chapter 11 and debt discharge.



                                                                      (Amounts in Thousands)

                                          -----------------------------------------------------------------------------------
                                              at              at               at                at                 at
                                           April 30,        April 30,       April 30,         April 30,           April 30,
                                             1997            1996             1995              1994               1993
                                          -----------     ------------     -----------     ---------------     --------------
Balance Sheet Data:
Cash & Cash Equivalents                      $6,423           $3,436         $20,431             $23,512            $26,353

Other Current Assets                        103,808          101,142          80,585              68,207             54,455

Current Liabilities                          42,724           37,631          43,350              35,841             25,635

Working Capital                              67,507           66,947          57,666              55,878             55,173

Total Assets                                161,222          159,251         153,334             136,586            113,436

Long-term Debt                               12,878           20,085          12,328              12,915             13,278

Stockholders' Equity                       $105,620         $101,535         $97,656             $87,830            $74,523

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
                 ----------------------------------------------

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Information," the Consolidated Financial Statements and Notes thereto and the other information included elsewhere in this Form 10-K/A.

     The Company's fiscal year ends on April 30. Fiscal years are identified according to the calendar year in which they end. For example, the fiscal year ended April 30, 1997 is referred to as "fiscal 1997."

OVERVIEW

     The Company is engaged in a single line of business, the retail sale of residential furniture, and the Company's revenues are principally derived from such sales. The Company also has a proprietary credit card program which is operated to promote its furniture business. For fiscal 1997, net finance charge income from the Company's credit card operations represented 5.1% of net sales, however, as of August 5, 1997 when the Company sold its customer accounts receivables, the Company will not generate finance income from sales using the proprietary credit card. See "- Subsequent Events."

     The Company's most significant category of operating expenses is the cost of sales, which includes the cost of goods sold, warehousing, distribution and delivery (net of delivery charges to customers) expenses, rent and depreciation for the stores and buying staff expenses, including payroll. The category of selling, general and administrative expenses is the other significant element in the Company's cost structure. This includes store (excluding rent and depreciation) expenses, advertising, corporate administration (excluding buying staff) expenses and the costs of the credit card program.

     The Company imports a substantial amount of merchandise directly from foreign suppliers. Imported merchandise represented approximately 30% to 35% of the Company's purchases during the periods discussed herein. The Company pays for all of such imported merchandise in U.S. dollars based on U.S. dollar prices fixed at the time of the Company's order. The Company does not issue open purchase orders as to price and therefore does not bear foreign currency exchange rate fluctuation risk in connection with such import purchases; that risk is borne by the Company's suppliers. While foreign currency exchange rates affect the U.S. dollar prices that suppliers quote to the Company, the Company is not obligated to purchase merchandise if a supplier seeks to increase the price established at the time of the Company's order. The Company is able to purchase replacement merchandise from both domestic and foreign suppliers.

     In connection with the LBO in February 1988, the Company incurred debt of approximately $360 million, which influenced both strategic and day-to-day management decisions. The Company then experienced a considerable, unanticipated decline in sales volume, operating income and liquidity in the years 1989 through 1991 due, inter alia, to changes in business philosophy (including, for example, reducing retail gross margin, de-emphasizing "The Package/(R)/" concept and expanding Seaman's emphasis on sales events in its advertising) and the debt burden that resulted from the LBO. The Company's situation was exacerbated by a significant economic recession that was especially severe in the northeastern United States. Although the LBO debt was restructured in November 1989, in December 1991 the Company was facing possible cross-defaults under its senior and subordinated debt obligations and, in January 1992, filed for Chapter 11 bankruptcy protection. See "Business - 1988 LBO and Subsequent Reorganization." Shortly after filing for bankruptcy protection, the Company closed 15 of its then 37 stores. The Company emerged from Chapter 11 proceedings in October 1992 with its outstanding indebtedness having been reduced from approximately $360 million to approximately $13 million. As part of its Chapter 11 proceedings, the Company also adopted "fresh start reporting." Current senior management of the Company was appointed by the Board of Directors immediately following the Company's emergence from Chapter 11.

     For the five months ended September 30, 1992 (during which the Company operated under Chapter 11 bankruptcy protection), the Company incurred an operating loss of $3.6 million; for the seven months ended April 30, 1993 (after the Company had emerged from its Chapter 11 proceedings), the Company had an operating profit of $1.6 million. For fiscal 1994, the Company's operating profit was $5.4 million, for fiscal 1995 it was $15.5 million, for fiscal 1996 it was $7.5 million, and for fiscal 1997 it was $9.3 million.

RESULTS OF OPERATIONS

Fiscal Year Ended April 30, 1997 Compared to Fiscal Year Ended April 30, 1996
- -----------------------------------------------------------------------------

     Net sales for fiscal 1997 of $251.2 million increased by $21.7 million (or 9.4%) compared to net sales for fiscal year 1996. The increase resulted primarily from the full fiscal year sales of nine new stores opened at various times during fiscal 1996. Comparable store sales for fiscal 1997 were $233.7 million, an increase of $4.2 million (or 1.8%) compared to comparable store sales of $229.5 million for fiscal 1996.

     Net finance charge income of $12.8 million for fiscal 1997 decreased by $1.2 million (or 8.7%) from fiscal 1996, primarily due to an increased amount of deferred interest credit promotions in fiscal 1997. Proprietary credit card sales have grown from 30% of total sales in fiscal 1994 to 39% in fiscal 1997, having peaked at 46% of total sales in fiscal 1995.

     As a result of the foregoing increases, total revenues for fiscal 1997 were $264 million, an increase of $20.4 million (or 8.4%) over the comparable prior year period.

     Cost of sales increased by $14.4 million (or 9.4%) between the two periods, principally due to the increase in net sales.

     Selling, general and administrative expenses increased by $4.1 million (or 4.9%) between the two periods, principally due to the increase in the number of stores that were operating throughout fiscal 1997.

     As a result of the foregoing, income from operations was $9.3 million for fiscal 1997 compared to $7.5 million for fiscal 1996.

     Net interest expense of $2.2 million for fiscal 1997 increased $1.3 million (150.8%) from $870,000 for fiscal 1996. This is primarily attributed to decreased interest income due to the Company's lower cash balances during the fiscal year despite having a higher cash balance at year end and to increased interest expense associated with the revolving credit line entered into in April 1996 and increased capital lease interest expense.

     The provision for income taxes for fiscal 1997 is based upon an effective income tax rate of 43% as compared to 41% for fiscal 1996. As of April 30, 1997, the Company had a long-term deferred tax asset of $10.8 million and a current deferred tax asset of $5.0 million. The long-term deferred tax asset is primarily related to operating losses that occurred following the LBO. There are limitations on the time periods during which these deferred tax assets can be used and on the amounts that the Company can use each year. See Note 4 of Notes to Consolidated Financial Statements.

     As a result of the foregoing, the Company's net income for fiscal 1997 was $4.1 million compared to net income of $3.9 million for fiscal 1996.

Fiscal Year Ended April 30, 1996 Compared to Fiscal Year Ended April 30, 1995
- -----------------------------------------------------------------------------

     Net sales for fiscal 1996 of $229.5 million increased by $13.6 million (or 6.3%) compared to net sales for fiscal year 1995. The increase resulted from the opening of nine new stores commencing in September 1995. Comparable store sales for fiscal 1996 were $204.8 million, a decrease of $11.1 million (or - 5.1%) compared to comparable store sales of $215.9 million for fiscal 1995. Management believes that this decrease is primarily attributable to the weak sales environment in the furniture industry and severe winter weather conditions in the Company's markets.

     Net finance charge income of $14.0 million for fiscal 1996 increased by $1.7 million (or 13.5%) from fiscal 1995, primarily due to an increase in the average accounts receivable balance in fiscal 1996 compared to fiscal 1995. Since the Company instituted the "Seaman's Plus/(R)/" credit card in April 1994, proprietary credit sales grew from 30% of total sales in fiscal 1994 to 46% in fiscal 1995 and have more recently leveled off at 40% in fiscal 1996.

     As a result of the foregoing increases, total revenues for fiscal 1996 were $243.5 million, an increase of $15.3 million (or 6.7%) over the comparable prior year period.

     Cost of sales increased by $14.9 million (or 10.8%) between the two periods, principally due to the increase in net sales, the opening of nine new stores and a warehouse, and decreased gross margins due to the competitive retail environment.

     Selling, general and administrative expenses increased by $8.4 million (or 11.3%) between the two periods, principally due to the opening of nine stores and an increase in the allowance for bad debts due to the higher customer accounts receivable balance. The Company also incurred increased advertising expenses due to its entrance into a new market.

     As a result of the foregoing, income from operations was $7.5 million for fiscal 1996 compared to $15.5 million for fiscal 1995.

     Net interest expense of $870,000 for fiscal 1996 decreased as compared to fiscal 1995 due to increased interest income attributed to higher cash balances. The Company's interest expense primarily consists of interest on its capital leases and on the mortgage it holds for its Islip warehouse.

     The provision for income taxes for fiscal 1996 is based upon an effective income tax rate of 41%. As of April 30, 1996, the Company had a long-term deferred tax asset of $11.9 million and a current deferred tax asset of $5.7 million. The long-term deferred tax asset is primarily related to operating losses that occurred following the LBO. There are limitations on the time periods during which these deferred tax assets can be used and on the amounts that the Company can use each year. See Note 4 of Notes to Consolidated Financial Statements.

     As a result of the foregoing, the Company's net income for fiscal 1996 was $3.9 million compared to net income of $8.6 million for fiscal 1995.

Fiscal Year Ended April 30, 1995 Compared to Fiscal Year Ended April 30, 1994
- -----------------------------------------------------------------------------

     Net sales for fiscal 1995 of $215.9 million increased by $45.5 million (or 26.7%) compared to net sales for fiscal year 1994. Of such increase, $16.1 million resulted from the opening of five new stores commencing in September 1994 and the balance was primarily attributable to the implementation of new management strategies, including a redirected advertising focus and an increased emphasis on the Company's credit card operations, including the implementation of the "Seaman's Plus/(R)/" credit card. Comparable store sales for fiscal 1995 were $198.2 million, an increase of $28.3 million (or 16.7%) compared to comparable store sales of $169.9 million for fiscal 1994. Management believes that this increase is primarily attributable to the redirected advertising focus, customer acceptance of the "Seaman's Plus/(R)/" credit card, the ongoing store redesign and renovation program and the use of a broadened merchandise mix in the Company's stores.

     Finance charge income of $12.4 million for fiscal 1995 increased by $4.5 million (or 57.2%) from fiscal 1994, primarily due to an increase in sales made on the "Seaman's Plus/(R)/" credit card of $16.0 million in fiscal 1995 compared to fiscal 1994. Sales made on the "Seaman's Plus/(R)/" credit card increased to approximately 46% of net sales in fiscal 1995 from approximately 30% of net sales in fiscal 1994.

     As a result of the foregoing increases, total revenues for fiscal 1995 were $228.2 million, an increase of $50.0 million (or 28.1%) over the comparable prior year period.

     Cost of sales increased by $25.4 million (or 22.5%) between the two periods, principally due to the increase in net sales, but decreased as a percentage of net sales from 66.1% for fiscal 1994 to 63.9% for fiscal 1995. The decrease as a percentage of net sales was primarily due to the Company's operating leverage, which supported the increase in net sales without corresponding increases in fixed operating costs (in particular, warehousing expenses), and an improvement in retail gross margin.

     Selling, general and administrative expenses increased by $14.5 million (or 24.2%) between the two periods, principally due to the opening of five stores and an increase in the allowance for bad debts due to the higher customer accounts receivable balance. As a percentage of net sales, however, selling, general and administrative expenses decreased from 35.3% for fiscal 1994 to 34.6% for fiscal 1995. The decrease as a percentage of net sales was principally due to operating leverage, in particular with respect to advertising and corporate administration expenses. Additionally, the Company maintained cost controls while continuing to increase its net sales volume.

     As a result of the foregoing, income from operations improved to $15.5 million for fiscal 1995 compared to $5.4 million for fiscal 1994.

     Net interest expense of $1.2 million for fiscal 1995 remained constant as compared to fiscal 1994. The Company's interest expense primarily consists of interest on its capital leases and on the mortgage it holds for its Islip warehouse.

     The provision for income taxes for fiscal 1995, is based upon an effective income tax rate of 40%. As of April 30, 1995, the Company had a long-term deferred tax asset of $13.4 million and a current deferred tax asset of $5.6 million. The long-term deferred tax asset is primarily related to operating losses that occurred following the LBO. There are limitations on the time periods during which these deferred tax assets can be used and on the amounts that the Company can use each year. In fiscal 1994, the Company recorded a non-recurring income tax benefit of $4.2 million, which was principally a result of the utilization of tax operating loss carryforwards. See Note 7 of Notes to Consolidated Financial Statements.

     As a result of the foregoing, the Company's net income for fiscal 1995 was $8.6 million compared to net income of $6.9 million for fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

     At April 30, 1997, the Company had working capital of $67.5 million. The Company's principal sources of liquidity are earnings before income taxes, depreciation and amortization, and prior to its termination on July 30, 1997, borrowings, if any, under the $40 million Revolving Credit and Security Agreement (the "Loan Agreement") with the Bank of New York Commercial Corporation and Fleet Bank, N.A. (as Successor-by-Merger to NatWest Bank N.A.) as lenders (the "Lenders"). The Company's principal uses of cash are working capital needs, capital expenditures and debt service obligations, including capitalized lease costs.

     The Company's cash and cash equivalents increased in fiscal 1997 but had decreased in fiscal 1996, 1995 and 1994. The Company's working capital increased from $66.9 million at April 30, 1996 to $67.5 million at April 30, 1997. Cash and cash equivalents increased from $3.4 million at April 30, 1996 to $6.4 million at April 30, 1997. As of April 30, 1997, the Company had stockholders' equity of $105.6 million. The Company's largest asset at such date was accounts receivable of $68.9 million (net of bad debt reserves). At April 30, 1997, $2 million was outstanding under the Loan Agreement consisting primarily of letters of credit. At April 30, 1997, the Company had $12.9 million in long term debt, consisting of capitalized lease obligations and a mortgage in connection with its Central Islip, New York warehouse facility. See "Properties."

     The Company entered into the $40 million Loan Agreement on April 29, 1996. The term of the Loan Agreement was three years. The Company granted to the Lenders a security interest in the Company's customer receivables and all General Intangibles as defined in the Loan Agreement. The Loan Agreement contained covenants and provisions which are customary for a secured revolving credit facility. The funds available under the Loan Agreement were primarily for capital expenditures and general corporate purposes. The Company terminated the

Loan Agreement on July 30, 1997 in connection with the sale of its customer accounts receivables.

     At the same time that the Company entered into the Loan Agreement, it redeemed certain receivables- backed securities designated "8.10% Class A Credit Card Participation Certificates, Series 1995-1" in the amount of $20 million, from a third party investor not affiliated with the Company. These Certificates were issued in April 1995 by the Seaman Furniture Credit Card Master Trust which was originated by Seaman Receivables Corporation, a wholly owned special purpose finance subsidiary of the Company.

     Capital expenditures during fiscal 1994, fiscal 1995, fiscal 1996 and fiscal 1997 were $4.5 million, $6.5 million, $8 million and $2.9 million, respectively. Capital expenditures during fiscal 1995, 1996 and 1997 were principally for new store openings, store renovations and a radio frequency system for the Islip and Woodbridge warehouses. See "Business - Store Redesign and Renovation."

     Unless a customer is making a purchase using the Company's proprietary credit card, the Company generally requires customers to make a down payment (generally 30% of the sales price) at the time an order is placed, with the balance payable upon or prior to delivery of the merchandise. The percentage of sales paid with cash, check or major credit cards (for which customers are generally required to provide a down payment absent a special promotion) has changed from approximately 54% in fiscal 1995 to approximately 60% in fiscal 1996 and 1997. The balance of the Company's sales for each of such periods was financed internally from working capital on the Company's proprietary credit card.

     Customer deposits at April 30, 1995, April 30, 1996 and April 30, 1997 were $7.5 million, $9.3 million and $8.5 million, respectively. The relatively low level of customer deposits on a given date compared to net sales for a period reflects both the Company's quick delivery policy and customer use of the Company's proprietary credit card. If the Company generates more sales with the Company's proprietary credit card, the level of customer deposits is not expected to change in tandem with changes in net sales.

     When the Company opens a new store in an existing market, it is able to leverage its fixed costs for advertising and corporate administration to cover the new store. While its fixed costs for distribution may not increase (if there is existing warehouse capacity), increased expansion even in existing markets will ultimately lead to increased distribution costs. As the Company opens stores in new markets, however, the Company's fixed costs for distribution, advertising and corporate administration are likely to increase as existing warehousing facilities are not likely to be able to service new, geographically distant markets; existing advertising programs will not promote the Company and its merchandise in such new markets; and new personnel will likely be needed to manage the new market areas. However, additional expansion in a new market area should not result in greater fixed costs as the new warehouse facilities, advertising programs and administrative framework should be sufficient to support reasonable, planned expansion in such markets. In addition, as the Company expands into urban areas that are less populated than the greater New York metropolitan area, and as the Company opens stores in suburban areas in new and existing markets, the Company expects average sales per store and sales per square foot of selling space to be less than that of existing stores due to differences in population density and size of local market.

SUBSEQUENT EVENTS

     On August 5, 1997, the Company consummated the sale of substantially all of its customer accounts receivable to Household for net proceeds of approximately $70 million. In connection therewith, the Company also entered into a Merchant Agreement with Household, dated August 1, 1997 with an effective date of August 5, 1997, pursuant to which Household will provide revolving credit financing to individual qualified customers of the Company through issuance of the Company's proprietary credit card and will provide services to existing credit customers. The Company has terminated its Service Agreement with SPS Payment Systems, Inc. which had provided services since April 1994 with regard to the Company's proprietary credit card program.

     The Company entered into a commitment letter dated July 31, 1997 with Heller Business Credit, a division of Heller Financial, Inc., to provide a five-year term loan for $10 million and a five-year revolving credit facility for $25 million collateralized by eligible inventory of the Company (the "Heller Loan Facility"). It is expected that final documentation for the loan will be consummated at the effective time of the merger.

     The Company currently expects that the borrowings under the Heller Loan Facility will be sufficient to meet the Company's planned capital expenditures, long-term debt (composed of capital lease obligations and principal on the Company's mortgage and repayments on the term loan) and currently anticipated working capital requirements through the end of fiscal 1999 without
consideration of uncertainties surrounding the Merger Agreement.   See
"Business -Proposal to take the Company Private."

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     With the exception of the historical information contained in this report, the matters described herein contain forward-looking statements that involve risk and uncertainties including but not limited to economic and competitive factors outside of the control of the Company. These factors more specifically include: competition from other retail stores, continuing strong economic conditions, especially in the northeastern United States and the Company's ability to identify consumer preferences with regard to its merchandise mix. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate," and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

INFLATION

     Inflation has not had a material impact on the Company's operating and occupancy costs.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
         -------------------------------------------

     See Index to Financial Statements and Exhibits, which appears on Page F-1 hereof.

ITEM 9.           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE
                     --------------------------------------

     None.


                                   PART III.
                                   ---------

ITEM 10.                DIRECTORS, EXECUTIVE OFFICERS AND
                        CONTROL PERSONS OF THE REGISTRANT
                        ---------------------------------

DIRECTORS

          Barry J. Alperin, 57, a Director of the Company since November 23, 1992, is a private consultant. He was Vice Chairman of Hasbro, Inc. from 1990 until his retirement on July 31, 1995, and a member of its Board of Directors from 1988 until May 1996. Mr. Alperin was Chief Operating Officer and Executive Vice President of Hasbro, Inc. from 1989 to 1990, and from 1985 to 1988 he was a Senior Vice President - Corporate. Prior to that, he was a Partner with the law firm of Fenwick, Davis & West in New York. Mr. Alperin has an L.L.B. from Harvard Law School, an M.B.A. from the Amos Tuck School of Business, and a B.A. from Dartmouth College. He is also a director of Henry Schein, Inc.

          Leo Peraldo, 62, has been a Director of the Company since October 14, 1992. He is currently President of Family & Business Insurance Center, Inc. He was the Vice President of Finance for Klaussner Furniture Industries, Inc., one of the major furniture manufacturers in the United States until December 31, 1992 when he retired. He has over twenty years experience in the furniture industry. Mr. Peraldo has a B.S. degree from Texas Christian University.

          Alan Rosenberg, 47, has been the President and Chief Executive Officer of the Company and a Director of the Company since October 14, 1992. From June 1992 until his current appointment with the Company, Mr. Rosenberg worked for Ametex Fabrics, a division of Masco Industries. Prior to that, he had been employed by the Company since 1971. He was a buyer from 1971 to 1980, Soft Lines Merchandise Manager from 1980 to 1985, Vice President - Soft Lines from 1985 to 1990, and Senior Vice President - General Merchandise Manager from 1990 to June 1992. Mr. Rosenberg holds a B.S. Degree from the State University of New York at Albany.

          James B. Rubin, 43, has been a Director of the Company since June 28, 1994, and is Co-Chairman and Chief Investment Officer of Resurgence Asset Management, L.L.C. ("Resurgence"), a successor company to M.D. Sass Associates, Inc.'s restructured securities division, Sass Lamle Rubin & Co., of which he was co-founder in 1989. Previously, he was principal of J.B. Rubin & Company, an investment management and financial advisory firm. From 1985 to 1986, Mr. Rubin was Senior Financial Analyst with Smith Vasilou Management Company, an investment firm specializing in troubled companies. Mr. Rubin graduated from Cornell University in 1975 with an undergraduate degree in Industrial Engineering. He is also a director of Computervision Corporation and Corporate Renaissance Group, Inc.


          Kim Z. Golden, 42, a Director of the Company since October 14, 1992, is an Executive Vice President of T. Rowe Price Recovery Fund Associates, Inc. ("Associates"). Prior to joining Associates in 1991, Mr. Golden was a Vice President in the Corporate Finance Department at Chemical Bank ("Chemical"). From 1986 to 1991, he served in various capacities at Chemical, emphasizing valuation, leveraged buyouts, and mergers and acquisitions. Prior to joining the Corporate Finance Department in 1986, he was a Managing Consultant in Chemical's Foreign Exchange Advisory Service, advising Fortune 100 companies on international financial risk management. From 1979 to 1981, Mr. Golden worked in the Office of International Monetary Affairs at the United States Treasury Department. Mr. Golden has a B.A. and a B.Mus. from Oberlin College and an M.P.A. from the Woodrow Wilson School of Public and International Affairs, Princeton University.

          Robert C. Ruocco, 38, a Director of the Company since October 14, 1992, has been, since 1993, a general partner of Carl Marks Management Co., L.P. ("Carl Marks"), an investment advisory firm, which acts as general partner to various investment partnerships, and an executive officer of an investment advisory affiliate of Carl Marks. From July 1989 through 1992, Mr. Ruocco was employed by M.J. Whitman, L.P., a registered broker dealer, prior to which he was a Vice President in the Corporate Finance Division of Chemical Bank, specializing in restructurings and reorganizations. Mr. Ruocco served in various capacities at Chemical Bank beginning in November 1984 and began his professional career in August 1980, when he joined the management training program at Manufacturers Hanover Trust Company. He graduated from Dartmouth College in 1980 with an A.B. Degree in Economics.


EXECUTIVE OFFICERS

     The following table sets forth information relating to each of the executive officers and other significant employees of the Company:

Name                   Age  Position(s) with the Company
- ----                   ---  ----------------------------

Alan Rosenberg          47  President, Chief Executive Officer and Director

Steven H. Halper        52  Executive Vice President - Chief Operating Officer and Secretary

Peter McGeough          43  Executive Vice President - Chief Administrative and Financial
                            Officer

Donald S. Leibowitz     47  Vice President - Operations

 Thomas A. Martinez     50  Vice President - Merchandising

Coleen A. Colreavy      32  Vice President - Corporate Controller and Chief Accounting
                            Officer

Robert N. Webber        42  Vice President - General Counsel and Assistant Secretary

     Alan Rosenberg has been the President and Chief Executive Officer of the Company and a Director of the Company since October 14, 1992. From June 1992 until his current appointment with the Company, Mr. Rosenberg worked for Ametex Fabrics, a division of Masco Industries. Prior to that, he had been employed by the Company since 1971. He was a buyer from 1971 to 1980, Soft Lines Merchandise Manager from 1980 to 1985, Vice President - Soft Lines from 1985 to 1990, and Senior Vice President - General Merchandise Manager from 1990 to June 1992. Mr. Rosenberg holds a B.S. degree from the State University of New York at Albany.

     Steven H. Halper, Executive Vice President - Chief Operating Officer and Secretary of the Company. He has been Executive Vice President - Chief Operating Officer since October 14, 1992, and has been Secretary since September 1, 1993. From March 1992 until October 1992, Mr. Halper was a consultant to the furniture industry. Prior to that, he had been employed by the Company since 1968. He was General Merchandise Manager of the Company from 1976 until 1984 and was elected Senior Vice President - Operations and Secretary in June 1985. He holds a B.S. degree from the Wharton School of Business, University of Pennsylvania.

     Peter McGeough, Executive Vice President - Chief Administrative and Financial Officer of the Company, has been employed in that capacity since October 14, 1992. From June 1992 until October 1992, Mr. McGeough was Vice President - Controller at Brooks Fashion Stores, a specialty retailer. Mr. McGeough was Vice President - Finance of the Company from April 1990 to June 1992. Prior to that, he was Vice President - Controller at Brooks Fashion Stores and Vice President - Finance at Fortunoff's, a home furnishings retailer. He has a B.A. (honors) and M.A. (honors) from University College, Dublin, Ireland.

     Donald S. Leibowitz has been Vice President - Operations since November 2, 1992. From June 1992 until his appointment on November 2, 1992, he was Vice President of Operations for Pergament Home Centers. Prior to that, Mr. Leibowitz had been employed by the Company since September 1988. Mr. Leibowitz was Vice President of Operations at Folz Vending and spent fourteen years with Abraham & Strauss, a division of Federated Department Stores. Mr. Leibowitz holds a B.S. degree from Long Island University.

     Thomas A. Martinez, Vice President - Merchandising, has been employed by the Company since April 13, 1991. From February 1989 to April 1991, he worked in the furniture industry as an import specialist; from March 1987 to February 1989, he was Vice President of Purchasing for Norman Harvey Associates. Mr. Martinez was a buyer for the Company from March 1981 to March 1987. Prior to that, he was a buyer for Sachs New York, a furniture retailer, and spent seven years as an over-the-counter trader and an arbitrage trader for First

Manhattan Securities. He attended Mercy College in Dobbs Ferry, where he majored in Marketing.

     Coleen A. Colreavy, Vice President - Corporate Controller and Chief Accounting Officer, has been employed by the Company since March 1989. She became Corporate Controller in January 1993. Ms. Colreavy previously held the positions of Assistant Controller, Budget Manager and Financial Reporting Manager. Prior to joining the Company, she was employed by the accounting firm of Touche Ross. Ms. Colreavy is a certified public accountant and holds a B.S. (honors) from St. John's University.

     Robert N. Webber, Vice President - General Counsel and Assistant Secretary, has been employed in that capacity since March 1, 1995. From September 1993 until February 1995, Mr. Webber was on retainer with the Company while attending an L.L.M. program at Pace University Law School. Prior to that, he had been employed by the Company since 1983. He was the Assistant General Counsel of the Company from 1983 until March 1989, when he was elected Vice President - General Counsel and was elected Secretary in 1992. He holds J.D. and L.L.M. degrees from Pace University Law School and a B.A. from New York University.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations of all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during the fiscal year ended April 30, 1997, the Company's directors and executive officers and all beneficial owners of more than 10% of the Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Securities and Exchange Act of 1934 with respect to their beneficial ownership of Common Stock during the fiscal year ended April 30, 1997, except with respect to the following filings:
Mr. Rosenberg, Mr. Halper and Mr. McGeough each failed to file a report on Form 5 relating to four transactions on a timely basis, Mr.Webber and Ms. Colreavy each failed to file a report on Form 5 relating to two transactions on a timely basis, and Mr. Alperin and Mr. Peraldo failed to file a report on Form 5 relating to one transaction on a timely basis.


ITEM 11.                EXECUTIVE COMPENSATION
                        ----------------------

     The following table summarizes the compensation awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers during the fiscal year ended April 30, 1997 for services rendered in all capacities to the Company.



                                                                                   Long Term
                                                                               ------------------
                                     Annual Compensation                          Compensation
                                  -------------------------                    ------------------
=================================================================================================
                                                                               Shares Underlying
                                                                                    Options

                                                   Bonus($)  Other Annual         (Number of
Name                              Year  Salary($)    (1)     Comp.($)(2)           Shares)

Alan Rosenberg                    1997   309,514         0         31,598                      0
President & CEO                   1996   300,216         0         21,124                 60,000
                                  1995   283,669   325,000         17,065                 20,000

Steven Halper                     1997   242,592         0          7,401                      0
COO & Executive Vice President    1996   235,216         0          8,449                 52,500
                                  1995   216,574   275,000          7,866                 17,500

Peter McGeough                    1997   242,592         0          9,583                      0
CFO & Executive Vice President    1996   235,216         0          8,180                 52,500
                                  1995   216,574   275,000         10,267                 17,500

Thomas Martinez                   1997   138,908     8,000          3,224                      0
Vice President - Merchandising    1996   133,971         0          3,316                  6,000
                                  1995   127,755    35,000          4,892                  9,000

Donald Leibowitz                  1997   128,682     7,500          4,372                      0
Vice President - Operations       1996   123,890         0          3,138                  6,000
                                  1995   117,107    33,000          4,981                  8,000
=================================================================================================

     (1) Bonuses earned for each of fiscal 1997 and 1995 were paid in fiscal 1998 and 1996 respectively. Stock options earned for each of fiscal 1996 and 1995 were granted in fiscal 1997 and 1996, respectively.

     (2) For Messrs. Rosenberg, Halper, McGeough, Martinez, and Leibowitz, "Other Annual Compensation" includes monies paid to each for automobile expenses, life insurance, and medical insurance.

COMPENSATION OF DIRECTORS

     Each director of the Company, who is not an executive officer or principal stockholder or is not a representative of a principal stockholder of the Company or any of its subsidiaries nor affiliated with a stockholder, is paid an annual base retainer fee of $25,000 and a fee of $1,500 for each sub-committee meeting attended. Each director, who represents a principal of the Company or any of its subsidiaries or affiliated with such a stockholder, is paid an annual base retainer fee of $10,000. Members of the Board of Directors, who are also employees of the Company or any of its subsidiaries, receive no additional compensation for service on the Board.

     The Amended and Restated 1992 Stock Option Plan provides that options to purchase Common Stock may be issued to directors who are not employees of the Company. See "Executive Compensation - The Company's Amended and Restated 1992 Stock Option Plan."

OPTION GRANTS IN LAST FISCAL YEAR

None.

FISCAL YEAR END OPTION VALUES

          The following table sets forth certain information regarding the total number of stock options held by each of the named executive officers, and the aggregate value of such stock options, on April 30, 1997. No options were exercised by any of the named executives during the fiscal year ended April 30, 1997.


                AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES
                       ---------------------------------

                                                      Number of Shares Underlying     Value of Unexercised In-the Money
                                                          Unexercised Options                    Options at
                                                           at Fiscal Year End                Fiscal Year End (1)
 =======================================================================================================================
       Name         Shares acquired   Value          Exercisable (#)  Unexercisable   Exercisable ($)     Unexercisable
                    on exercise (#)   Realized ($)                    (#)                                 ($)


Alan Rosenberg                   --             --          228,520         83,703           2,753,345          536,666

Steven Halper                    --             --          178,056         68,610           2,082,502          402,489

Peter McGeough                   --             --          178,056         68,610           2,082,502          402,489

Thomas Martinez                  --             --           22,500          7,000             123,550                0

Donald Liebowitz                 --             --           18,434          6,666              94,150                0
=======================================================================================================================

     (1) The closing price of the Company's Common Stock on the Nasdaq National Market on April 30, 1997 was $19.50 and is used in calculating the value of unexercised options.


EMPLOYMENT AGREEMENTS

     The Company renewed the Employment Agreements (collectively, the "Employment Agreements") with each of Messrs. Rosenberg, Halper and McGeough (each individually an "Executive" and, collectively, the "Executives"), each having a three (3) year term which commenced as of May 1, 1995 (the "Commencement Date") and ends as of April 30, 1998, with automatic renewals for consecutive terms of one year each, unless terminated by either party at least 90 days prior to the end of the existing term. Mr. Rosenberg's annual salary during the first year of the Employment Agreement was $300,000; Mr. Halper's annual salary during the first year was $235,000; and Mr. McGeough's annual salary during the first year was $235,000. The Employment Agreements provide that, on each anniversary of the Commencement Date, each Executive's annual salary shall be increased by an amount determined by multiplying the Executive's annual salary for the preceding year by the percentage increase of the consumer price index for that year. The Executives shall be eligible for a minimum bonus (the "Minimum Bonus") for each completed fiscal year of his employment. This Minimum Bonus is calculated pursuant to a matrix established by the Board. The matrix sets forth various potential bonus amounts based on the Company's financial results. The Employment Agreements provide that the Board establish a new matrix prior to each April 30 for the next succeeding fiscal year. Additionally, prior to the first anniversary of the Commencement Date, and prior to each such anniversary thereafter, the Board of Directors is obligated to review the salary and benefits of each Executive payable under the Employment Agreements and, in its discretion, after consideration of an Executive's performance, the profitability and financial position of the Company, and any other factors they deem appropriate, the Board of Directors may, by a majority vote, agree in its absolute sole discretion to increase the salary of an Executive by more than the consumer price index increase and/or to
pay a bonus greater than the Minimum Bonus.   Mr. Rosenberg's current annual
salary is $317,030; Mr. Halper's current annual salary is $248,422; and Mr. McGeough's current annual salary is $248,422.

     The Company, at its expense, provides each of the Executives, so long as they remain employed by the Company, with an automobile. It also provides the Executives with coverage under all employee benefit plans (excluding any bonus, profit sharing or similar programs) in accordance with the terms thereof, which the Company makes available to its senior executives, and provides the Executives with supplemental medical insurance to cover the cost of any co-payment obligations. For as long as an Executive is insurable, the Company will provide and pay for term life insurance, payable to the Executive's designated beneficiary, which is in addition to any other life insurance available to employees of the Company. In the case of Mr. Rosenberg, the life insurance is in the amount of $1,000,000. For each of Messrs. Halper and McGeough, it is in the amount of $750,000.

     The Employment Agreements provide that the Company grant options to purchase up to 60,000 shares of Common Stock of the Company to Mr. Rosenberg and options to purchase up to 52,500 shares of Common Stock of the Company to each of Messrs. Halper and McGeough. Originally, these options were to vest in equal amounts on each of May 1, 1996, May 1, 1997 and May 1, 1998 at exercise prices of $24.00, $29.00 and $35.00 per share respectively. Upon the recommendation of the Compensation Committee, the Board of Directors approved the cancellation of these options on July 25, 1996. The Board of Directors had approved the issuance of an identical number of new options to the Executives at strike prices of $21.00, $24.50 and $28.00 per share, vesting in equal amounts over three (3) years commencing May 1, 1997, a year later than the original grants were to begin vesting.

     The Company may terminate an Executive's employment at any time for any reason. If an Executive's employment is terminated other than (i) for Cause (as defined in the Employment Agreements; however, see "Change in Control" also in the Employment Agreements), (ii) as a result of the Executive's death or (iii) as a result of the Executive's permanent disability, or if the Executive terminates his employment for Good Reason (as hereinafter defined), prior to the termination date of the Employment Agreements, he shall be entitled to continue to receive his then current salary for a period of two years following termination, in addition to continued coverage under the various benefit programs.

     Good Reason is defined in the Employment Agreements as any one of the following events occurring and the Company failing to cure within ten days: (i) any material breach by the Company of any provision of the Agreements; (ii) any material diminution by the Company of the Employee's duties or responsibilities; or (iii) any Change in Control.

     Change of Control is defined in the Employment Agreements as any time certain affiliates of M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P. and Carl Marks Management Co., L.P. and any of their affiliates, or any one or more of them, do not constitute or do not have the right to constitute at least two members of the Board of Directors or any person or "group" becomes a beneficial owner of more than 50% of the voting stock of the Company.

CHANGE IN CONTROL ARRANGEMENTS

     The Company entered into severance agreements dated February 24, 1997 with Messrs. Martinez and Liebowitz (the "Severance Agreements") by which the named executive officer party to the agreement would receive one year's, nine months or six months of his annual salary if there were a Termination within 180, 181-270 or 271-365 days, respectively, after the effective date of a Change of Control.

     In addition, the Severance Agreements provide that the Company will pay the named executive officer, in accordance with the Company's severance policy, a severance payment of one week's salary for each year of service with the Company, provided that in no event will the total amount of such service based payment and the severance payment discussed above exceed one year's salary for such executive officer. Also, the Company will continue the employee benefits for that officer for three months, including health, medical and hospital insurance and automobile expense allowance, upon such Termination. All stock options granted to the named executive officer will immediately vest, to the extent they are unvested, upon such termination.

     The Severance Agreements become operative upon a Change of Control and terminate one year from each Change of Control.

     Change of Control is defined in the Severance Agreements to mean (i) the Company is merged, consolidated or reorganized into or with another corporation or person, and as a result none of M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P. or Carl Marks Management Co., L.P., nor any of their respective affiliates, individually or in the aggregate, has the power to elect a majority of the board of directors of the surviving corporation and another person has such right; or (ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer none of M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P. or Carl Marks Management Co., L.P., nor any of their respective affiliates, individually or in the aggregate, has the power to elect a majority of the board of directors of the purchasing entity immediately after such sale or transfer.

     Termination is defined by the Severance Agreements as, if after a Change of Control (i) employment is terminated other than for "Cause" (as defined in the Severance Agreement), or

(ii) salary is reduced or there is a material reduction in the duties attached to the executive officer's position with the Company and the executive officer terminates his employment with the Company.


THE COMPANY'S AMENDED AND RESTATED 1992 STOCK OPTION PLAN

     The purpose of the Amended and Restated 1992 Stock Option Plan is to attract and retain officers and key employees for the Company by providing to such persons incentives and rewards for superior performance. The total number of shares of the Company's Common Stock that may be issued under options granted pursuant to the Stock Option Plan is 1,500,000.

     Options granted under the Stock Option Plan are nonqualified stock options. No option shall be exercisable more than 10 years from the date of grant, nor are they transferable. The option price may be equal to, greater than or less than the fair market value of the Common Stock, as determined by the Compensation Committee, which administers the Amended and Restated 1992 Stock Option Plan. The Board may adjust the option price and the number or kind of shares covered by outstanding options if it determines it is necessary to prevent dilution or enlargement of the rights of optionees that could otherwise result from any (a) stock dividend, stock split, combination of shares or other change in the capital structure of the Company or (b) merger, consolidation, spin-off, reorganization, or other corporate transaction or event having an effect similar to any of the foregoing.

     At the discretion of the Compensation Committee, any stock option agreement may provide that if an optionee desires to sell any shares of Common Stock owned pursuant to an exercise of any option, he or she must give written notice to the Company, which shall constitute an offer to sell to the Company, the shares set forth in the notice on the same terms as the proposed sale. Also, the Compensation Committee may require any stock option agreement to provide that, upon an optionee's ceasing to be an employee of the Company for any reason, including death or retirement, it shall have the right to repurchase from the optionee any Common Stock of the Company then owned and to surrender for cancellation any unexercised options upon payment of the purchase price. The Amended and Restated 1992 Stock Option Plan also provides that, in the event of termination of employment by reason of death, disability, retirement, or any leave of absence approved by the Company, the Compensation Committee may waive or modify any limitation or requirement with respect to any award under the Amended and Restated 1992 Stock Option Plan.

     With respect to the Common Stock repurchased by the Company, the purchase price shall be determined by (a) multiplying the number of shares of Common Stock being repurchased by the Company by (b) the Current Market Price (as defined below) per share of Common Stock as of the date of the notice. With respect to the surrender of options, the purchase price shall be determined by
(a) multiplying the number of shares of Common Stock subject to such options or portion thereof being surrendered to the Company by (b) the difference between the Current Market Price per share of Common Stock as of the date of the notice and the option exercise price per share of Common Stock as of the date of the notice. "Current Market Price" shall mean, in respect of any share of Common Stock on any particular date, the average of the daily market prices for the previous 10 consecutive business days for a listing on the National Market System or the previous 30 days for a listing on the Nasdaq National Market. In the event there is no market for the shares or the Compensation Committee, in its sole discretion, determines that, on account of the lack of trading volume, the Current Market Price cannot be determined from the daily market prices, the Current Market Price shall mean the amount determined by an investment banker selected by the optionee from a list of at least three disinterested qualified investment bankers provided by the Compensation Committee.

     The Board may amend the Amended and Restated 1992 Stock Option Plan from time to time except that any increase in the number of shares of Common Stock issued under the Amended and Restated 1992 Stock Option Plan (except for the adjustments allowed regarding dilution or enlargement of an optionee's rights) or a change in who is eligible to receive options or otherwise cause Rule 16b-3 of the Securities Exchange Act of 1934 to cease to be applicable to the Amended and Restated 1992 Stock Option Plan requires stockholder approval.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     There were no Compensation Committee interlocks or insider participation in compensation during the last fiscal year.


ITEM 12.
                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
                        --------------------------------

     The following tables furnish information as of August 15, 1997 as to: (i) shares of Company Common Stock beneficially owned by any person owning beneficially more than five percent (5%) of the outstanding shares; and (ii) shares of Company Common Stock beneficially owned by each director of the Company and shares of Company Common Stock beneficially owned by all directors and officers of the Company, as a group. (Except as indicated hereinafter, all such shares are beneficially owned directly by the person indicated in the table.)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address                 Amount and Nature of       Percent
of Beneficial Owner            Beneficial Ownership(1)      of Class
- -------------------            -----------------------      --------

M.D. Sass Associates, Inc.         1,726,361(2)             38.1%(2)
c/o Resurgence Asset
  Management, L.L.C.
1185 Ave. of the Americas
New York, NY  10036

T. Rowe Price Recovery               967,900(3)             21.3%(3)
 Fund, L.P.
100 E. Pratt Street
Baltimore, MD  21202

Carl Marks                           938,050(4)             20.7%(4)
Management Co., L.P.
135 E. 57th St.
New York, NY  10022

     (1) Each beneficial owner has sole voting and investment power, with respect to the shares listed, unless otherwise indicated.

     (2) M.D. Sass Associates, Inc. exercises voting power and investment power over these shares on behalf of certain client accounts and accounts managed by its affiliates with which such powers are shared . Additionally, M.D. Sass employees and affiliates have an indirect beneficial interest in certain of the client entities which own these shares. M.D. Sass disclaims beneficial ownership of shares owned by its clients. James B. Rubin shares voting and investment power in the above shares as a principal in M.D. Sass's restructured securities activities and with respect to shares included in the above total held by him as trustee for a defined contribution plan. Mr. Rubin disclaims beneficial ownership of these shares.

     (3) Represents shares owned of record and beneficially by T. Rowe Price Recovery Fund, L.P. ("Recovery Fund") directly. Associates, as the general partner of Recovery Fund, has the power to vote and dispose of such shares, and Kim Golden, as Executive Vice President of Associates, has the authority to act on behalf of Associates as to the voting and disposition of such shares. Accordingly, Associates and Mr. Golden share investment power with Recovery Fund as to the shares and may be deemed to be beneficial owners of the shares owned directly by Recovery Fund. Each of Associates and Mr. Golden disclaims beneficial ownership of the shares.

     (4) Represents 891,250 shares beneficially owned directly by two investment partnerships, of which Carl Marks is sole General Partner. The two general partners of Carl Marks, Messrs. Andrew M. Boas and Robert C. Ruocco, share the power to direct the voting and disposition of such shares. Accordingly, such shares may be deemed to be beneficially owned by both Carl Marks and by Messrs. Boas and Ruocco. In addition, an account managed by an affiliate of Carl Marks owns beneficially 46,800 shares of Common Stock, which shares may also be deemed to be beneficially owned by Messrs. Boas and Ruocco.

SECURITY OWNERSHIP OF MANAGEMENT

Name and Address                 Amount and Nature of        Percent
of Beneficial Owner             Beneficial Ownership(1)      of Class
- -------------------             -----------------------      --------

  Barry J. Alperin                      8,000(2)                 .2%(2)
  Kim Z. Golden                       967,900(3)               21.3%(3)
  Steven H. Halper                    178,056(4)                3.4%(4)
  Peter McGeough                      184,056(5)                3.5%(5)
  Leo Peraldo                           8,000(6)                 .2%(6)
  Alan Rosenberg                      228,520(7)                4.4%(7)
  James B. Rubin                    1,726,361(8)               38.1%(8)
  Robert C. Ruocco                    938,050(9)               20.7%(9)

  Total Shares Owned by
   Directors and Executive
   Officers as a Group
   (13 individuals):                4,323,145(10)              93.4(10)

     (1) Each beneficial owner has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

     (2) All of the 8,000 shares beneficially owned by Mr. Alperin are shares to which Mr. Alperin has the right to acquire beneficial ownership through the exercise of stock options.

     (3) These shares are owned by the Recovery Fund; voting and dispositive power is exercised through its sole general partner, Associates, which is a wholly owned subsidiary of T. Rowe Price Associates, Inc. Mr. Golden is Executive Vice President of Associates. Mr. Golden expressly disclaims beneficial ownership of such shares.

     (4) All of the 178,056 shares beneficially owned by Mr. Halper are shares to which Mr. Halper has the right to acquire beneficial ownership through the exercise of stock options.

     (5) Of the 184,056 shares beneficially owned by Mr. McGeough, 178,056 shares are shares as to which Mr. McGeough has the right to acquire beneficial ownership through the exercise of stock options, and 2,000 are owned by Mr. McGeough's spouse, of which Mr. McGeough expressly disclaims beneficial ownership.

     (6) All of the 8,000 shares beneficially owned by Mr. Peraldo are shares to which Mr. Peraldo has the right to acquire beneficial ownership through the exercise of stock options.

     (7) All of the 228,520 shares beneficially owned by Mr. Rosenberg are shares as to which Mr. Rosenberg has the right to acquire beneficial ownership through the exercise of stock options.

     (8) Shares voting power and investment power with affiliated persons and entities under common control for the benefit of clients owning these shares. Mr. Rubin expressly disclaims beneficial ownership of such shares. M.D. Sass employees and affiliates have an indirect beneficial interest in the certain client entities which own the shares.

     (9) Consists of shares beneficially owned by Carl Marks and an affiliated advisory firm of which Mr. Ruocco is a general partner and an executive officer, respectively. See Note 4 to table of Security Ownership of Certain Beneficial Owners and Management.

     (10) See the information in the footnotes set forth above.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.


                                    PART IV.
                                    --------

ITEM 14.             EXHIBITS, FINANCIAL STATEMENT SCHEDULES,
                            AND REPORTS ON FORM 10-K
                            ------------------------

     (a)  Financial Statements
          --------------------

     See Index to Financial Statements and Schedules which appears on page F-1 hereof.

     (b)  Reports on Form 8-K
          -------------------

     The Company filed a report on Form 8-K on July 10, 1997 regarding the proposal by the Company's senior management and majority stockholders to take the Company private for $24 a share pursuant to Item 5 of Form 8-K.

     The Company filed a report on Form 8-K on August 15, 1997 regarding the sale of the customer accounts receivables pursuant to Item 2 of Form 8-K and the execution of the Merger Agreement pursuant to Item 5 of Form 8-K.

     (c)  Exhibits
          --------

     The exhibits listed on the Exhibit Index following the signature page hereof are filed herewith in response to this Item.

                                   SIGNATURES
                                   ----------



     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         SEAMAN FURNITURE COMPANY, INC.



                         By: /s/ Alan Rosenberg
                             ----------------------------------------
                             Alan Rosenberg, President and
                             Chief Executive Officer

                         Date:  August    , 1997



     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/  Alan Rosenberg
- -----------------------------------------------------------------------
Alan Rosenberg, President, Chief Executive Officer                              Date:  August    , 1997
and Director


/s/  Peter McGeough
- -----------------------------------------------------------------------
Peter McGeough, Executive Vice President, Chief Financial                       Date:  August    , 1997
and Administrative Officer


/s/  Steven H. Halper
- -----------------------------------------------------------------------
Steven H. Halper, Executive Vice President,                                     Date:  August    , 1997
Chief Operating Officer and Secretary


/s/  Coleen A. Colreavy
- ----------------------------------------------------------------------
Coleen A. Colreavy, Vice President, Corporate Controller                        Date:  August    , 1997
and Chief Accounting Officer

                                   SIGNATURES
                                   ----------



/s/  Barry J. Alperin
- -------------------------------------------------------------
Barry J. Alperin, Director                                                      Date:  August    , 1997


/s/  Kim Z. Golden
- ------------------
Kim Z. Golden, Director                                                         Date:  August    , 1997


/s/  Leo Peraldo
- -------------------------------------------------------------
Leo Peraldo, Director                                                           Date:  August    , 1997


/s/  James B. Rubin
- -------------------------------------------------------------
James B. Rubin, Director                                                        Date:  August    , 1997


/s/  Robert C. Ruocco
- -------------------------------------------------------------
Robert C. Ruocco, Director                                                      Date:  August    , 1997

SEAMAN FURNITURE COMPANY, INC. AND
SUBSIDIARIES
- -----------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS
ENDED APRIL 30, 1997, 1996 AND 1995
AND INDEPENDENT AUDITORS' REPORT

                SEAMAN FURNITURE COMPANY, INC. AND SUBSIDIARIES

                  Index to Financial Statements and Schedules

                                                                Page No.
                                                                --------
Financial Statements:

Independent Auditors' Report                                      F-2

Consolidated Balance Sheets, for the Years Ended
April 30, 1997 and 1996                                           F-3

Statements of Consolidated Operations, for the
Years Ended April 30, 1997, 1996 and 1995                         F-4

Statements of Stockholders' Equity, for the
Years Ended April 30, 1997, 1996 and 1995                         F-5

Statements of Consolidated Cash Flows, for the
Years Ended April 30, 1997, 1996 and 1995                         F-6

Notes to Consolidated Financial Statements                        F-7

Schedules:

                               SCHEDULES OMITTED

        Schedules not filed herewith are omitted because of the absence of conditions under which they are required or because the information called for is shown in the financial statements or notes thereto.

INDEPENDENT AUDITORS' REPORT
- -----------------------------

The Board of Directors and Shareholders
Seaman Furniture Company, Inc.:

We have audited the accompanying consolidated balance sheets of Seaman Furniture Company, Inc. and Subsidiaries (collectively, the "Company") as of April 30, 1997 and 1996 and the related statements of consolidated operations, stockholders' equity and consolidated cash flows for each of the three fiscal years in the period ended April 30, 1997. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at April 30, 1997 and 1996 and the results of their operations and their cash flows for the three fiscal years in the period ended April 30, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

June 27, 1997, except for Note 9,
for which the date of our report
is August 13, 1997

SEAMAN FURNITURE COMPANY, INC. AND SUBSIDIARIES
- -----------------------------------------------


CONSOLIDATED BALANCE SHEETS
APRIL 30, 1997 AND 1996 (IN THOUSANDS)
- --------------------------------------

ASSETS                                               NOTES       1997            1996
- ------                                               -----       ----            ----

CURRENT ASSETS:

Cash and cash equivalents                               2       $   6,423       $   3,436
Accounts receivable (less allowance for
  doubtful accounts of $8,104 and
  $8,983, respectively)                             2,6,9          68,916          65,716
Merchandise inventories                                 2          28,782          27,796
Prepaid expenses and other current assets                           1,133           1,921
Deferred income tax benefit                             4           4,977           5,709
                                                                ---------       ---------
Total current assets                                              110,231         104,578

PROPERTY AND EQUIPMENT - at cost:                       2
  Land                                                              2,324           2,724
  Buildings and improvements                                       15,145          15,145
  Furniture, fixtures and office equipment                         13,519          13,199
  Leaseholds and leasehold improvements                            17,084          15,992
                                                                ---------       ---------
    Total                                                          48,072          47,060
  Less - Accumulated depreciation and
            amortization                                          (16,681)        (13,909)
                                                                ---------       ---------
  Property and equipment - net                                     31,391          33,151

PROPERTY FINANCED BY
  CAPITAL LEASES (less accumulated
  amortization of $3,777 and $3,366,
  respectively)                                       2,3           4,727           5,138

Deferred Income Tax Benefit                             4          10,834          11,935

OTHER ASSETS (principally deposits)                                 4,039           4,449
                                                                ---------       ---------

TOTAL                                                           $ 161,222       $ 159,251
                                                                =========       =========


LIABILITIES AND
STOCKHOLDERS' EQUITY                                 NOTES          1997           1996
- --------------------                                 -----          ----           ----

CURRENT LIABILITIES:

Accounts payable - trade                                        $  13,167       $  11,022
Accrued expenses and other                                         19,947          16,670
Current portion of long-term debt                       3           1,123             673
Customer deposits                                       2           8,487           9,266
                                                                ---------       ---------

Total current liabilities                                          42,724          37,631
                                                                ---------       ---------

LONG-TERM DEBT                                          3          12,878          20,085
                                                                ---------       ---------

COMMITMENTS AND
  CONTINGENCIES                                         7

STOCKHOLDERS' EQUITY:
Common stock-$.01 par value;
  authorized 15,000,000 shares;
  issued 5,004,575 shares
  at April 30, 1997                                                    50              50

Additional paid-in capital                              5          86,817          86,817
Retained earnings                                                  24,310          20,225
                                                                ---------       ---------
                                                                  111,177         107,092

Less:  Treasury Stock, at cost
  (467,534 shares at April 30, 1997 and 1996)                      (5,557)         (5,557)
                                                                ---------       ---------

Stockholders' equity - net                                        105,620         101,535
                                                                ---------       ---------

TOTAL                                                           $ 161,222       $ 159,251
                                                                =========       =========

See Notes to Consolidated Financial Statements.

SEAMAN FURNITURE COMPANY, INC. AND SUBSIDIARIES
- -----------------------------------------------

STATEMENTS OF CONSOLIDATED OPERATIONS
FOR THE YEARS ENDED APRIL 30, 1997, 1996 AND 1995
(IN THOUSANDS EXCEPT PER COMMON SHARE AMOUNTS)
- -------------------------------------------------


                                                                     YEAR ENDED             YEAR ENDED           YEAR ENDED
                                                        NOTES      APRIL 30, 1997         APRIL 30, 1996       APRIL 30, 1995
                                                        -----      --------------         --------------       --------------
REVENUES:
Net sales                                                 2          $  251,175           $  229,505              $ 215,857
Net finance charge income                                                12,809               14,036                 12,364
                                                                     ----------           ----------              ---------

Total                                                                   263,984              243,541                228,221
                                                                     ----------           ----------              ---------

OPERATING COSTS AND EXPENSES:
Cost of sales, including buying and occupancy costs                     167,430              152,982                138,038
Selling, general and administrative                       2              87,206               83,094                 74,691
                                                                     ----------           ----------              ---------

Total                                                                   254,636              236,076                212,729
                                                                     ----------           ----------              ---------

INCOME FROM OPERATIONS                                                    9,348                7,465                 15,492

INTEREST EXPENSE                                                         (2,247)              (1,748)                (1,707)
INTEREST INCOME                                                              65                  878                    561
                                                                     ----------           ----------              ---------

INCOME BEFORE PROVISION
  FOR INCOME TAXES                                                        7,166                6,595                 14,346

PROVISION FOR INCOME TAXES                                4              (3,081)              (2,700)                (5,738)
                                                                     ----------           ----------              ---------

NET INCOME                                                           $    4,085           $    3,895              $   8,608
                                                                     ==========           ==========              =========

NET INCOME PER COMMON SHARE                               2          $    0.82            $     0.78              $    1.68
                                                                     =========            ==========              =========

Weighted average common and common
  equivalent shares outstanding                                       4,991,875            4,979,152               5,129,441
                                                                     ==========           ==========              ==========



See Notes to Consolidated Financial Statements.

SEAMAN FURNITURE COMPANY, INC. AND SUBSIDIARIES
- -----------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED APRIL 30, 1997, 1996 AND 1995
(IN THOUSANDS)
- -------------------------------------------------


                                                               COMMON STOCK              ADDITIONAL
                                                           ----------------------          PAID-IN         RETAINED        TREASURY
                                                           SHARES          AMOUNT          CAPITAL         EARNINGS          STOCK
                                                         ---------       ----------      ----------      ----------      -----------


Balances at May 1, 1994                                  5,002,500       $       50      $   82,594      $    7,722      $   (2,536)


Issued common stock                                          2,075                               19

Repurchase of treasury stock                                                                                                 (3,005)


Reversal of Valuation Allowance for deferred
  tax assets originating prior to emergence
  from Chapter 11                                                                             4,204

Net income for the year ended April 30, 1995                                                                  8,608
                                                         ---------       ----------      ----------      ----------      ----------

Balances at April 30, 1995                               5,004,575               50          86,817          16,330          (5,541)


Repurchase of treasury stock                                                                                                    (16)


Net income for the year ended April 30, 1996                                                                  3,895
                                                         ---------       ----------      ----------      ----------      ----------

Balances at April 30, 1996                               5,004,575               50          86,817          20,225          (5,557)


Net income for the year ended April 30, 1997                                                                  4,085
                                                         ---------       ----------      ----------      ----------      ----------

Balances at April 30, 1997                               5,004,575       $       50      $   86,817      $   24,310      $   (5,557)

                                                        ==========       ==========      ==========      ==========      ==========


See Notes to Consolidated Financial Statements.

SEAMAN FURNITURE COMPANY, INC. AND SUBSIDIARIES
- -----------------------------------------------

STATEMENTS OF CONSOLIDATED CASH FLOWS
FOR THE YEAR ENDED APRIL 30, 1997, 1996 AND 1995
(IN THOUSANDS)
- ------------------------------------------------

                                                                                Year Ended         Year Ended          Year Ended
                                                                              April 30, 1997      April 30, 1996      April 30, 1995

                                                                              --------------      --------------   -----------------

OPERATING ACTIVITIES:
Net income                                                                       $  4,085             $  3,895             $  8,608
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:

    Depreciation, amortization and writedown of land                                5,118                4,156                3,143
    Deferred income taxes                                                           1,833                1,369                  613
    Provision for bad debts                                                         9,797               12,716                8,739
    Changes in certain assets and liabilities:
      Accounts receivable                                                         (12,997)              (7,367)             (35,954)

      Merchandise inventories                                                        (986)              (4,373)              (4,021)

      Prepaid expenses and other assets                                             1,198               (1,415)              (1,820)

      Accounts payable                                                              2,145                  422                1,367
      Accrued expenses and other                                                    3,277               (7,991)               5,336
      Customer deposits                                                              (779)               1,764                  890
                                                                                 --------             --------             --------

Net cash provided by (used in) operating activities                                12,691                3,176              (13,099)

                                                                                 --------             --------             --------

INVESTING ACTIVITIES:
Purchase of equipment                                                              (2,947)              (7,998)              (6,472)

                                                                                 --------             --------             --------

FINANCING ACTIVITIES:
Securitization of accounts receivable                                                --                (20,000)              20,000
Borrowings (Repayments) under Debt obligations                                      1,659                 (587)                (505)

Purchase of Treasury Stock                                                           --                    (16)              (3,005)

(Repayments) Borrowings on lines of credit                                         (8,416)               8,430                 --
                                                                                 --------             --------             --------

Net cash (used in) provided by financing activities                                (6,757)             (12,173)              16,490
                                                                                 --------             --------             --------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                                      2,987              (16,995)              (3,081)

CASH AND CASH EQUIVALENTS, BEGINNING OF
   PERIOD                                                                           3,436               20,431               23,512
                                                                                 --------             --------             --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                         $  6,423             $  3,436             $ 20,431
                                                                                 ========             ========             ========

SUPPLEMENTAL DISCLOSURES:
- ------------------------

Interest paid                                                                    $    870             $    448             $    401
                                                                                 ========             ========             ========
Income taxes paid                                                                $    983             $  2,220             $  3,596
                                                                                 ========             ========             ========


See Notes to Consolidated Financial Statements.

SEAMAN FURNITURE COMPANY, INC. AND SUBSIDIARIES
- -----------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

  1.  DESCRIPTION OF BUSINESS

      Seaman Furniture Company, Inc. (the "Company"), a Delaware corporation, is one of the largest regional specialty furniture retailers in the Northeastern United States. As of April 30, 1997, the Company operated a chain of 38 stores in the greater New York, Philadelphia and Cleveland metropolitan areas. The Company was incorporated in 1985 as a successor to the business founded by Julius Seaman, who started the business in Brooklyn in 1933.

  2.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

      PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial
      ---------------------------
      statements include the accounts of Seaman Furniture Company, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

      SALES AND CUSTOMER DEPOSITS - Sales are recorded upon the delivery of
      ---------------------------
      merchandise to customers. Customer deposits are recorded as a liability until delivery of the merchandise to customers or until the deposit is forfeited. Income from forfeited deposits is recorded using estimates determined from the Company's experience with prior forfeitures.

      CASH EQUIVALENTS - Cash equivalents consist of highly liquid investments
      ----------------
      primarily in commercial paper and certificates of deposit, all of which have a maturity of three months or less. All securities, which are held to maturity, are stated at cost, adjusted for previous amortized or discount accreted, if any. The Company has the intent and ability to hold such securities to maturity. As of April 30, 1997 and 1996, the Company did not hold any available-for-sale securities. Interest earned on investment securities is included in interest income.

      ACCOUNTS RECEIVABLE - Accounts receivable consist principally of
      -------------------
      interest-bearing amounts due from retail customers under financing agreements which provide for monthly payments over various terms, substantially all of which are between 24 and 33 months. Accounts receivable installments due in more than one year are included in current assets in accordance with standard industry practices. It is not practicable to determine the amount of such installments.

      The activity in the allowance for doubtful accounts for each of the periods presented follows (in thousands):

                                             YEAR ENDED        YEAR ENDED        YEAR ENDED
                                           APRIL 30, 1997    APRIL 30, 1996    APRIL 30, 1995
                                           --------------    --------------    --------------
         Balance, beginning of period        $   8,983          $  8,786          $  5,494
         Provision                               9,797            12,716             8,739
         Write-offs                            (13,039)          (14,558)           (6,987)
         Recoveries                              2,363             2,039             1,540
                                             ---------          --------          --------

         Balance, end of period              $   8,104          $  8,983          $  8,786
                                             =========          ========          ========

FINANCE CHARGE INCOME

      Gross finance charge revenue and the related expense are as follows:

                                                                  April 30,
                                                         1997       1996          1995
                                                      ---------    --------     --------
         Finance charge revenues                      $  12,980    $ 16,078     $ 12,495
         Finance expenditures                               171       2,042          131
                                                      ---------    --------     --------

             Net finance charge income                $  12,809    $ 14,036     $ 12,364
                                                      =========    ========     ========


      MERCHANDISE INVENTORIES - The Company values its inventories under the
      -----------------------
      first-in, first-out cost flow assumption.

      PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less
      ----------------------
      accumulated depreciation and amortization. Depreciation of buildings and improvements and furniture, fixtures and office equipment is computed using the straight-line method over their estimated useful lives which are: buildings and improvements, 30 to 31.5 years and furniture, fixtures and office equipment, 5 to 10 years. Leaseholds and leasehold improvements are amortized over the terms of the related leases or their estimated useful lives, whichever are shorter. In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets To Be Disposed Of". SFAS 121 prescribes the accounting treatment for long-lived assets, identifiable intangibles and goodwill related to those assets when there are indications that the carrying values of those assets may not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's results of operations or its financial position at April 30, 1997.

      PROPERTY FINANCED BY CAPITAL LEASES - Property financed by capital leases
      -----------------------------------
      is amortized on the straight-line basis over the shorter of their estimated useful lives or the remaining terms of the leases.

      INCOME TAXES - The Company follows the provisions of Statement of
      ------------
      Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("SFAS No. 109"), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

      OPERATING LEASES - Rent expense relating to stores which are classified as
      ----------------
      operating leases due to the terms of the respective leases is recognized on the straight-line method.

      STORE OPENING EXPENSES - Expenses (other than those relating to capital
      ----------------------
      improvements) associated with new store openings are charged to operations in the period in which such expenses are incurred.

      NET INCOME PER SHARE- Net income per share is based on the weighted
      --------------------
      average number of common and common equivalent shares outstanding during the period. Employee stock options are considered to be common stock equivalents and, accordingly, the calculation includes approximately 454,834, 442,111 and 455,981 common stock equivalent shares using the treasury stock method for the years ended April 30, 1997, 1996 and 1995, respectively. Also, the weighted average common and common equivalent shares outstanding used to calculate net income per share were 4,991,875, 4,979,152, and 5,129,441 for fiscal 1997, 1996 and 1995, respectively.

      PERVASIVENESS OF ESTIMATES - The preparation of financial statements in
      --------------------------
      conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      RECLASSIFICATIONS - Certain reclassifications have been made to prior
      -----------------
      consolidated financial statements to conform with the April 30, 1997 presentation.

      DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS - Management of the
      -------------------------------------------------
      Company believes that the fair value of the Company's financial instruments approximates their recorded value due to the short maturities of these instruments as of April 30, 1997 and 1996.

  3.  LONG-TERM DEBT

      LONG-TERM DEBT - At April 30, 1997 and 1996, long-term debt, consisted of
      --------------
      the following in thousands of dollars:

                                                                  APRIL 30,
                                                           ---------------------
                                                              1997         1996
                                                           ---------     -------

     Industrial Revenue Bonds (A)                         $  -         $   3,962
     Fleet Mortgage (A)                                      5,819         -
     Revolving Credit Agreement (B)                             14         8,430
     Capital Leases (C)                                      8,168         8,366
                                                          --------     ---------
     Total                                                  14,001        20,758
                                                          --------     ---------
     Less:
       Current portion                                       1,123           673
                                                          --------     ---------

     Long-term debt                                       $ 12,878     $  20,085
                                                          ========     =========

      (A)FLEET MORTGAGE/INDUSTRIAL REVENUE BOND - On November 8, 1996, the
         --------------------------------------
         Company entered into a $6,187,500 mortgage loan with a bank to refinance a $6,000,000 Town of Islip Development Bond ("IDA") held by the bank. Approximately $3,738,000 was outstanding on the IDA as of the transaction date. The Company is obligated to pay equal monthly installments of approximately $73,660 through November 1, 2003. The interest rate on such agreement was 8.49 percent at April 30, 1997. The loan is collateralized by land and a building in Central Islip, NY with a carrying value of approximately $11 million at April 30, 1997.

      (B)REVOLVING TERM LOAN AGREEMENT - On April 26, 1996, the Company entered
         -----------------------------
         into a revolving term loan agreement with two banks, under which the banks were committed to lend up to $40 million to the Company. The Company is obligated to pay a commitment fee of .25 percent per annum of the unused balance under these agreements. Borrowings under these agreements bear interest at variable rates based upon the net income of the Company, as defined in the agreement. Interest on these borrowings was 9.0 percent at April 30, 1997.

         The loan agreements contain certain covenants which include (i) maintenance of certain financial ratios; (ii) maintenance of certain amounts of net income, working capital and net worth; (iii) limitations on capital expenditures; (iv) limitations on the payment of dividends;
         (v) limitations on other indebtedness; (vi) restrictions on the disposal of assets; and (vii) limitations on corporate reorganizations. At April 30, 1997, the Company was in compliance with each of the covenants mentioned above.

      (C)CAPITAL LEASES - The obligations relative to capital leases at April
         --------------
         30, 1997 relate to two store leases and are payable in varying monthly installments.

      LONG-TERM MATURITIES - Long-term obligations are scheduled to mature as
      --------------------
         follows (in thousands of dollars):

                      YEAR ENDED APRIL 30,                            AMOUNT
                  ---------------------------                       ---------
                  1998                                              $   2,376
                  1999                                                  2,513
                  2000                                                  2,593
                  2001                                                  2,656
                  2002                                                  2,723
                  Thereafter                                           16,586
                                                                    ---------
                  Total                                                29,447
                  Less interest on capital leases                      15,447
                                                                    ---------

                  Total                                             $  14,000
                                                                    =========

  4.  INCOME TAXES

      The Company records deferred tax assets or liabilities at the end of each period which is determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

      The income tax provision is as follows (in thousands of dollars):

                      YEAR ENDED         YEAR ENDED            YEAR ENDED
                     APRIL 30, 1997     APRIL 30, 1996        APRIL 30, 1995
                     --------------     --------------        --------------
 Current:
   Federal               $1,067               $  911               $3,821
   State & Local            553                  420                1,304
 Deferred                 1,461                1,369                  613
                         ------               ------               ------
    Total                $3,081               $2,700               $5,738
                         ======               ======               ======

      The Company's effective income tax rate differs from the Federal statutory rate. The reasons for this difference are as follows (dollar amounts in thousands):

                                                           YEAR ENDED                    YEAR ENDED                 YEAR ENDED
                                                         APRIL 30, 1997                APRIL 30, 1996             APRIL 30, 1995
                                                    ----------------------        ----------------------        -------------------
                                                    AMOUNT              %         AMOUNT              %         AMOUNT           %
                                                    ------            ----       --------            ---       -------         ----
Federal statutory rate                              $2,436            34.0        $2,243            34.0        $4,878         34.0
Increases (reductions) due to:
   State & local taxes - net of
   Federal income tax benefit                          645             9.0           457             7.0           860          6.0
                                                    ------            ----        ------            ----        ------         ----
   Effective rate                                   $3,081            43.0        $2,700            41.0        $5,738         40.0
                                                    ======            ====        ======            ====        ======         ====

The significant elements of gross deferred tax assets and liabilities at April 30, 1997 and 1996 are as follows (dollar amounts in thousands):

                                            APRIL 30, 1997         APRIL 30, 1996
                                         --------------------   --------------------
                                             DEFERRED TAX           DEFERRED TAX
                                         ASSETS/(LIABILITIES)   ASSETS/(LIABILITIES)
                                         --------------------   --------------------
Allowance for doubtful accounts               $  3,734              $  4,193
Allowances for obsolete and
  slow-moving inventories                        1,300                 1,489
Customer deposit forfeitures                         5                    72
Other                                              (62)                  (45)
                                              --------              --------
Total current portion                            4,977                 5,709
                                              --------              --------

Capital leases                                   1,421                 1,367
Accelerated depreciation                          (570)               (1,132)
Other                                              815                   487
Net operating loss carryforwards                 9,168                11,213
                                              --------              --------
Noncurrent portion                              10,834                11,935
                                              --------              --------

Total                                         $ 15,811              $ 17,644
                                              ========              ========

      At April 30, 1997, the Company had Federal tax loss carryforwards aggregating approximately $21 million, which expire in 2007. Net operating loss carryforwards of approximately $3 million were utilized during the fiscal year ended April 30, 1997.

  5.  SHAREHOLDERS' EQUITY

      The Company's amended and restated Certificate of Incorporation provides that the authorized capital stock of the Company consists of 15 million shares of Common Stock, par value $.01 per share.

      The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

      STOCK OPTIONS
      -------------

      The Company has a compensatory stock option plan (the "Plan") which provides for the issuance of incentive or non-qualified stock options to certain senior executives and other executives. The aggregate options which may be granted under the Plan is 1,500,000. The Plan is administered by the Compensation Committee of the Company's Board of Directors.

      Under the Plan, the Company grants options at the approximate fair market value. The Company's stock options become exercisable over varying terms, as specified by the Compensation Committee. The options granted to certain senior executives (see Note 7) are exercisable in full any time after the granting date. The options granted to other executives vest over a two- or three-year period. Stock options are subject to forfeiture in certain circumstances.

      The Company continues to account for the Option Plan using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting For Stock Issued To Employees" and its related interpretations. Effective with fiscal 1997, the Company is subject to the provisions of Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation" ("SFAS 123"). SFAS 123 established a fair value method of calculating compensation expense related to stock-based compensation plans, and requires the disclosure of the pro forma effects of recording such expense. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following assumptions:

                      Volatility Rate                          5%
                      Risk-Free Interest Rate                  9%
                      Dividend Rate                            0%
                      Expected Term of Option In Years         5 years

      On a pro forma basis, net income and earnings per common share for fiscal 1997 and 1996 would have been $3,941 and $.79 and $3,895 and $.78, respectively.

      A summary of activity under the Company's stock option plans for the year ended April 30, 1997 is as follows:

                                                NUMBER OF        EXERCISE
                                                 SHARES        PRICE RANGE
                                              ----------     -----------------
           Balance - May 1, 1993                 555,555         $5.01
           Granted                                37,000         $9.00
                                              ----------     =================
           Balance - April 30, 1994              592,555     $  5.01 - $  9.00
                                              ==========     =================
           Granted                                93,000     $12.50 - $18.75
           Exercised                              (2,075)        $9.00
                                              ----------     -----------------
           Balance - April 30, 1995              683,480     $  5.01 - $18.75
                                              ==========     =================
           Granted                               322,500     $20.50 - $35.00
           Exercised                             (10,041)    $ 9.00 - $12.50
           Canceled                              (19,734)        $20.50
                                              ----------     -----------------
           Balance - April 30, 1996              976,205     $  5.01 - $35.00
                                              ==========     =================
           Granted                               213,000     $18.125-$28.00
           Exercised                              (2,400)        $  9.00
           Cancelled                            (169,710)    $20.50 - $35.00
                                              ----------     -----------------
           Balance - April 30, 1997            1,017,095     $  5.01 - $28.00
                                              ==========     =================

  6.  SALE OF ACCOUNTS RECEIVABLE

      In April 1995, the Company entered into an agreement with a third party to sell, with limited recourse, $20 million of its eligible, as defined, trade accounts receivable. The rate associated with that agreement was 8.1 percent per annum. In April 1996, the Company redeemed and terminated the 1995 series of Class A Securitization Certificates in the amount of $20 million.

  7.  COMMITMENTS AND CONTINGENCIES

      OPERATING LEASES
      ----------------

      The Company is obligated under various noncancelable operating leases covering stores and two warehouses which provide for minimum rentals plus, in certain instances, real estate taxes, other expenses and additional rentals based on sales levels. Future minimum lease payments under these operating leases are as follows (in thousands of dollars):

                 YEAR ENDING APRIL 30,                        AMOUNT
                 ---------------------                        ------
                         1998                               $  14,134
                         1999                                  14,321
                         2000                                  13,999
                         2001                                  13,576
                         2002                                  13,001
                     2003 - 2007                               37,485
                     2008 - 2012                               14,389
                     2013 - 2017                                4,875
                     2018 - 2022                                2,232
                         2023                                     155
                                                            ---------
                         Total                              $ 128,167
                                                            =========

      RENT EXPENSE
      ------------

      Rent expense for operating leases aggregated approximately $13,697,000, $13,197,000, $10,883,000 (net of sub-lease income of approximately $507,000, $541,000 and $495,000) for the years ended April 30, 1997, 1996 and 1995, respectively. These amounts include additional rental payments of approximately zero, $12,000 and $51,000, respectively, which are based on store sales.

      RETIREMENT PLANS
      ----------------

      The Company has a defined contribution pension plan which is qualified under Section 401(k) of the Internal Revenue Code. Such plan is available to substantially all employees not covered by collective bargaining agreements. The Company may make contributions to match a portion of participant contributions.

      The Company also participates in a multi-employer union-sponsored pension plan. Information concerning benefits and assets available to pay benefits for this plan is not available. Under the Employee Retirement Income Security Act of 1974, as amended, an employer, upon withdrawal from a multi-employer plan, is required to continue funding its proportionate share of the plan's unfunded vested benefits, if any. The Company has no current intention of withdrawing from the plan.

      Total expenses related to these plans aggregated approximately $1,751,000, $1,658,000 and $1,497,000, respectively, for the years ended April 30, 1997, 1996 and 1995.

      LITIGATION
      ----------

      The Company is involved in various proceedings incidental to the normal course of their business. Management does not expect that any of such proceedings will have a material adverse effect on the Company's consolidated financial position or results of operations.

      EMPLOYMENT AGREEMENTS
      ---------------------

      The Company, in May 1995, renewed its three-year employment agreements with certain senior executives of the Company. Such employment agreements, all of which terminate in April 1998, required first year annual compensation in the aggregate of $770,000 with annual increases subject to a Consumer Price Index formula, as defined in the agreements, or the discretion of the Board of Directors.

      Also, such executives were granted 165,000, 55,000 and 30,000 options during fiscal 1997, 1996 and 1995, respectively to purchase shares of common stock issuable pursuant to the 1992 Stock Option Plan, which was adopted by the Company. Such options vest over a three-year period.

      In addition, during a prior year, such executives were granted 555,555 options (at the then fair values) to purchase shares of common stock issuable pursuant to the 1992 Stock Option Plan, which was adopted by the Company. Such options vest at the sole discretion of the Board of Directors, but in any event, no later than ten years from the date of grant. Approximately one-half of such options were issued and fully vested at the date of grant. Subsequent thereto, an additional 23,150 and 162,035 options became vested in June 1994 and May 1995, respectively. At April 30, 1997, 92,591 options remained unvested.

  8.  QUARTERLY FINANCIAL DATA (UNAUDITED)

            YEAR ENDED        FIRST    SECOND    THIRD   FOURTH
          APRIL 30, 1997     QUARTER  QUARTER   QUARTER  QUARTER     TOTAL
       --------------------- -------- --------- -------- -------- -----------

       Sales                 $62,659  $ 63,722  $63,294  $ 61,500    $251,175
       Gross Margin          $20,361  $ 21,138  $21,249  $ 20,997    $ 83,745
       Net Income            $   445  $  1,059  $   968  $  1,613    $  4,085
       Net Income Per Share  $  0.09  $   0.21  $  0.19  $  0.33     $   0.82

            YEAR ENDED        FIRST    SECOND    THIRD   FOURTH
          APRIL 30, 1996     QUARTER  QUARTER   QUARTER  QUARTER     TOTAL
       --------------------- -------- --------- -------- -------- -----------

       Sales                 $57,468  $ 57,966  $56,292  $ 57,779    $229,505
       Gross Margin          $19,927  $ 19,885  $18,048  $ 18,663    $ 76,523
       Net Income            $ 1,534  $  1,504  $   335  $    522    $  3,895
       Net Income Per Share  $  0.31  $   0.30  $  0.07  $   0.10    $   0.78


      Quarterly and total year earnings per share are calculated independently based on the weighted average number of shares and share equivalents outstanding during each period.

  9.  SUBSEQUENT EVENTS

      On August 5, 1997, the Company consummated the sale of substantially all of its customer accounts receivable for net proceeds of approximately $70 million.

      On August 13, 1997, the Company executed a merger agreement with SFC Merger Company ("Newco"), an entity owned by the majority shareholders of the Company. Under the terms of the merger agreement, Newco will purchase the outstanding shares of common stock of the Company for cash consideration of $25.05 per share. The merger is subject to certain conditions, including financing and stockholder approval.

 10.  SUPPLEMENTAL INFORMATION

      Advertising expense for the years ended April 30, 1997, 1996 and 1995 was approximately $23,581,000, $23,273,000, and $20,097,000, respectively.



                                 * * * * * *

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT
   NO.         DESCRIPTION
 -------       -----------

 *2.1     First Amended Joint Plan of Reorganization dated July 21, 1992.

  2.2 Agreement and Plan of Merger dated as of August 13, 1997 by and between the Company and SFC Merger Company (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on August 13, 1997).

 *3.1 Amended and Restated Certificate of Incorporation effective as of February 12, 1993.

 *3.2     Amended and Restated By-Laws effective as of February 12, 1993.

  4.1(a) Article IV and VI of the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 filed as part of the Registration Statement on Form 10 filed by the Company on February 13, 1993) and Articles II and VI of the Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 filed as part of the Registration Statement on Form 10 filed by the Company on February 13,
          1993).

  4.3 Amended and Restated 1992 Stock Option Plan (incorporated by reference to Exhibit 4.3 filed as part of the Registration Statement on Form S-8 filed by the Company on February 4, 1994).

 **10.1   (a)  Delivery Service Agreement dated as of September 12, 1994 between the Company and Merchants Home Delivery Service, Inc.

          (b) Delivery Service Agreement dated as of May 12, 1993 between the Company and Joseph Eletto Transfer, Inc.

 **10.2 Lease Agreement dated June 14, 1991 between the Company and Mack Woodbridge Industrial.

***10.3   (a)  Employment Agreement dated as of May 1, 1995 between the Company and Alan Rosenberg.

          (b) Employment Agreement dated as of May 1, 1995 between the Company and Steven H. Halper.

          (c) Employment Agreement dated as of May 1, 1995 between the Company and Peter McGeough.

 *10.4    1992 Stock Option Plan.

  10.5    Form of Nonqualified Stock Option Agreement.

  10.6    **(a)  Agreement dated as of August 16, 1994 between the Company and
                 Local 875 affiliated with the International Brotherhood of Teamster, Warehousemen and Helpers of America.

          **(b) Agreement dated as of January 1995 between the Company and Local 875 affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America (unsigned).

            (c) Agreement dated as of January 3, 1997 between the Company and Local 875 affiliated with the International Brotherhood of Teamsters, Warehousemen and Helpers of America.

            (d) Agreement dated as of March 1, 1997 between the Company and Local 875 affiliated with the International Brotherhood of Teamsters, Warehousemen and Helpers of America (unsigned).

 *10.7      Form of Indemnification Agreement.

  10.8 Pooling and Servicing Agreement dated as of March 15, 1995, among Seaman Receivables Corporation, as transferor, Seaman Furniture Company, Inc. as servicer, and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 10.1 filed as part of the Current Report on Form 8-K filed by the Company on April 22, 1995.)

  10.9 Revolving credit and Security Agreement dated as of April 29, 1995 with the Bank of New York Credit Corp. and NatWest Bank N.A. as Co-Lenders. (Incorporated by reference to Exhibit 7 filed as part of the current report on form 8-11 filed by the Company 5/14/96.

  10.10 Form of Severance Agreement dated as of February 24, 1997 entered into between the Company and Lawrence A. Winslow, Donald S. Liebowitz, Robert N. Webber, Coleen A. Colreavy, Thomas A. Martinez, William J. Kelly, Mario Tomiatti and Maria Infante.

 21         Subsidiaries


* Incorporated by reference to the exhibit with the corresponding exhibit number filed as part of the Registration Statement on Form 10 filed by the Company on February 13, 1993.

**   Incorporated by reference to the exhibit with the corresponding exhibit number filed as part of the 10-K filed by The Company on July 28, 1995.

*** Incorporated by reference to the exhibit with the corresponding exhibit number filed as part of the 10-K filed by The Company on July 30, 1996.

                         SEAMAN FURNITURE COMPANY, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Alan Rosenberg and Steven H. Halper and/or any one of them acting singly, with full power of substitution, as the proxy or proxies of the undersigned to attend the Special Meeting of Stockholders of Seaman Furniture Company, Inc., to be held on ____________________ ____, 1997, at __:00 a.m., New York time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747 and any adjournments or postponements thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and with discretionary authority to vote on any other matters properly brought before the meeting or any adjournments or postponements thereof, all as set forth in the accompanying Proxy Statement.

     This proxy or proxies may be revoked by the undersigned at any time, prior to the voting of the proxy, by delivering a written notice to the Secretary of the Company , by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

     PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, dated as of August 13, 1997, as amended on September 4, 1997, by and between Seaman Furniture Company, Inc., a Delaware corporation, and SFC Merger Corporation, a Delaware corporation.

         [  ] FOR               [  ] AGAINST               [  ] ABSTAIN

     The Board of Directors recommends a vote FOR the Proposal and in the discretion of the proxies on all other matters properly brought before the meeting.

     In the absence of instructions to the contrary, the shares represented will be voted in accordance with the Board's recommendation to approve the Agreement and Plan of Merger.

     Date:______________________________________________________, 1997

                              Signature:

                              Signature:

                              NOTE: Please date this proxy and sign your name exactly as it appears hereon. When there is more than one owner each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized persons. Please date, sign and return this proxy card in the enclosed envelope. No postage required if mailed in the United States.